Exhibit 99.1

[    ], 2017

Dear TEGNA Inc. Stockholder:

We previously announced plans to separate our digital automotive marketplace business from our media and other digital businesses. The separation will occur by means of a spin-off of a newly formed company named Cars.com Inc., which will own the digital automotive marketplace business (“Cars.com”). TEGNA Inc. (“TEGNA”), the existing publicly traded company in which you currently own common stock, will continue to own and operate the media and other digital businesses. The separation will create two stand-alone companies positioned to take advantage of differentiated opportunities in the rapidly evolving broadcast and digital landscapes.

TEGNA will continue to be a leader in the broadcasting industry and will be well positioned to manage and benefit from dedicated focus on opportunities specific to broadcasting and adjacent businesses. With a portfolio of 46 owned or serviced television stations covering approximately one-third of all television households nationwide (approximately 36 million households), TEGNA is the largest independent owner of “Big Four” affiliated stations in the top 25 markets. TEGNA is also in the process of optimizing its digital portfolio, as it evaluates strategic alternatives for its controlling stake in Careerbuilder.com, a global leader in human capital solutions. TEGNA’s other digital businesses include G/O Digital and Cofactor. G/O Digital is the one-stop shop for localized digital marketing services, and Cofactor (also operating as ShopLocal) is a uniquely positioned digital marketing company poised to offer brands online and offline advertising opportunities that intelligently deliver content and drive local sales.

Cars.com will operate its flagship digital automotive marketplace—an industry-leading, household brand—as well as its existing specialty automotive sites. Innovative from inception in 1998, Cars.com will also retain its recent suite of new services and products directed at entering complementary markets to better serve consumers and advertisers. Most recently, Cars.com launched Sell & Trade and Lot Insights and partnered with RepairPal Inc. Also, TEGNA acquired DealerRater, which will be contributed to Cars.com Inc. Sell & Trade is an innovative solution that provides consumers with quick and easy access to the resale market through Cars.com’s Quick Offer online tool and mobile app. Car sellers upload vehicle information and receive real-time online cash offers from local dealers. RepairPal Certified is an innovative solution that allows consumers to obtain and compare repair estimates and offers easy-to-understand resources related to mechanical issues commonly faced by car owners. DealerRater is the industry’s largest automotive consumer review website, with nearly 2.8 million consumer reviews of local dealers. Consistent with the strategy that has made Cars.com a household name, Sell & Trade, RepairPal Certified and DealerRater empower consumers to make educated automotive sales and service decisions. To better serve its dealer customers, Lot Insights is a marketing analytics tool that shows dealer customers the true value of their advertising spend by using geo-fencing technology to measure the influence that Cars.com has in connecting dealers with online shoppers.

The separation will provide current TEGNA stockholders with equity ownership in both TEGNA and Cars.com Inc. We expect that the separation will be tax-free for U.S. federal income tax purposes to TEGNA stockholders.

The separation will be effected by means of a pro rata distribution of all of the outstanding shares of Cars.com Inc. common stock to holders of TEGNA common stock. Following the distribution, Cars.com Inc. will be a separate public company. Each TEGNA stockholder will receive one share of Cars.com Inc. common stock for every [    ] shares of TEGNA common stock held at the close of business on [    ], the record date for the distribution. No vote of TEGNA stockholders is required for the distribution. You do not need to take any action to receive the shares of Cars.com common stock to which you are entitled as a TEGNA stockholder. You will not be required to make any payments or to surrender or exchange your shares of TEGNA common stock.

Cars.com intends to apply to have its common stock authorized for listing on the [    ] under the symbol “CARS.” Following the distribution, TEGNA will continue to trade on the New York Stock Exchange under the symbol “TGNA.”

I encourage you to read the attached information statement that is being provided to all TEGNA stockholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about Cars.com Inc.

Sincerely,

Gracia C. Martore

President and Chief Executive Officer

TEGNA Inc.

[    ], 2017

Dear Future Cars.com Inc. Stockholder:

I am pleased to welcome you as a future stockholder of Cars.com Inc. We intend to list our common stock on the [    ] under the symbol “CARS.” Although we will be newly public, we have been an innovator at the forefront of a rapidly growing industry since our launch in 1998. With an average of approximately 37 million visits each month, approximately 53% of which are mobile, Cars.com is the leader in the digital automotive marketplace and a brand that consumers trust. Cars.com continues to expand its editorial presence, most recently through TEGNA’s August 2016 acquisition of DealerRater, the industry’s largest automotive consumer review website with nearly 2.8 million consumer reviews of local dealers, which will be contributed to Cars.com Inc. We believe DealerRater will solidify our position as a leader in automotive reviews and an authority for car shoppers on what to buy, where to buy and who to buy from.

As a public company, we plan to continue to focus on effectively connecting our car buying and car selling customers and to better cater to their specific needs. We strive to stay fresh and develop new products, move into complementary markets and drive traffic to attract more advertising partners. We aim to grow our share of a growing market.

As a result of recent product launches, our business includes four distinct websites and a host of advertising and marketing services. Our online automotive marketplace and service sites coupled with our cutting-edge marketing solutions create a powerful combination that allows us to offer our car dealers and advertising clients efficient marketing solutions. In 2015, we generated $597 million in revenues, $158 million in operating income, $158 million in Net income and $239 million in Adjusted EBITDA. We intend to accelerate organic growth opportunities by leveraging our national brand recognition to broaden our customer base. We will also pursue strategic opportunities when appropriate. By capitalizing on these organic and strategic growth opportunities, we intend to continue to increase our reach among car buyers and car owners to better provide integrated digital marketing services to our advertising partners.

Our stockholder value proposition is simple: provide outstanding returns to Cars.com Inc. stockholders by maintaining our position as a leader in the digital automotive marketplace, investing in the growth of our company and generating strong cash flow. I invite you to learn more about Cars.com Inc. and our strategic initiatives by reading the attached information statement. I thank you in advance for your support as a future stockholder of Cars.com Inc.

Sincerely,

Alex Vetter

President and Chief Executive Officer

Cars.com Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2017

INFORMATION STATEMENT

Cars.com Inc.

This information statement is being furnished in connection with the distribution by TEGNA Inc. (“TEGNA”) to its stockholders of all of the outstanding shares of common stock of Cars.com Inc., a Delaware corporation (“Cars.com” or “SpinCo”), currently a wholly owned subsidiary of TEGNA, that will hold directly or indirectly the assets and liabilities associated with TEGNA’s digital automotive marketplace business. To implement the distribution, TEGNA will distribute all of the shares of Cars.com common stock on a pro rata basis to TEGNA stockholders in a manner that is intended to be tax-free for U.S. federal income tax purposes. Following the distribution, Cars.com will be a separate public company.

For every [    ] shares of TEGNA common stock held of record by you as of the close of business on [    ], the record date for the distribution, you will receive one share of Cars.com common stock. You will receive cash in lieu of any fractional shares of Cars.com common stock that you would have received after application of the above ratio. As discussed in the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of TEGNA common stock in the “regular-way” market after the record date and before the distribution, you also will be selling your right to receive shares of Cars.com common stock in the distribution. Cars.com expects the shares of Cars.com common stock to be distributed by TEGNA to you at [    ], Eastern Time, on [    ]. Cars.com refers to the date of the distribution of the shares of Cars.com common stock as the “distribution date.”

No vote of TEGNA stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send TEGNA a proxy, in connection with the distribution. You do not need to pay any consideration or exchange or surrender your existing shares of TEGNA common stock or take any other action to receive your shares of Cars.com common stock.

There is no current trading market for Cars.com common stock, although Cars.com expects that a limited market, commonly known as a “when-issued” trading market, will develop on or about the record date for the distribution, and Cars.com expects “regular-way” trading of Cars.com common stock to begin on the first trading day following the completion of the distribution. Cars.com intends to apply to have its common stock authorized for listing on the [    ] under the symbol “CARS.” Following the distribution, TEGNA will continue to trade on the New York Stock Exchange under the symbol “TGNA.”

Cars.com is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than a registrant that would not so qualify. In addition, for so long as Cars.com remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See the section entitled “Information Statement Summary—Emerging Growth Company Status.”

In reviewing this information statement, you should carefully consider the matters described in the section entitled “Risk Factors,” beginning on page 23.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [    ].

This information statement was first made available to TEGNA stockholders on or about [    ].

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Cars.com assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires and except in the historical financial statements included herein, references in this information statement to “Cars.com” or “SpinCo” refer to Cars.com Inc., a Delaware corporation, and its consolidated subsidiaries after the distribution. References to “Cars.com” in the historical financial statements included herein refer to Cars.com, LLC, a Delaware limited liability company, and the principal entity through which TEGNA’s digital automotive marketplace business has historically been operated. Unless the context otherwise requires, references in this information statement to “TEGNA” or “Parent” refer to TEGNA Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, Cars.com and its consolidated subsidiaries). References to Cars.com’s historical business and operations refer to the business and operations of TEGNA’s digital automotive marketplace business that will be transferred to SpinCo in connection with the separation and distribution. References in this information statement to the “separation” refer to the separation of the digital automotive marketplace business from TEGNA’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Cars.com, to hold the assets and liabilities associated with the digital automotive marketplace business after the distribution. References in this information statement to the “distribution” refer to the distribution of all of the shares of Cars.com common stock to TEGNA’s stockholders on a pro rata basis.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Cars.com and why is TEGNA separating Cars.com’s business and distributing Cars.com stock?	Cars.com, which is currently a wholly owned subsidiary of TEGNA, was formed to own and operate TEGNA’s digital automotive marketplace business. The separation of Cars.com from TEGNA and the distribution of Cars.com common stock are intended to provide you with equity ownership in two separate publicly traded companies that will be able to focus exclusively on each of their respective businesses. TEGNA and Cars.com expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the section entitled “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	TEGNA is delivering this document to you because you are a holder of TEGNA common stock. If you are a holder of TEGNA common stock as of the close of business on [ ], the record date of the distribution, you will be entitled to receive one share of Cars.com common stock for every [ ] shares of TEGNA common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your post-separation ownership in TEGNA and Cars.com, respectively.

How will the separation of Cars.com from TEGNA work?	To accomplish the separation, TEGNA will distribute all of the outstanding shares of Cars.com common stock to TEGNA stockholders on a pro rata basis in a distribution intended to be tax-free for U.S. federal income tax purposes. As a result of the distribution, Cars.com will become an independent public company.

Why is the separation of Cars.com structured as a distribution?	TEGNA believes that a distribution that is tax-free for U.S. federal income tax purposes of shares of Cars.com common stock to TEGNA stockholders is an efficient way to separate its digital automotive marketplace business in a manner that will create long-term value for TEGNA, Cars.com and their respective stockholders.

What is the record date for the distribution?	The record date for the distribution will be [ ].

When will the distribution occur?	It is expected that all of the shares of Cars.com common stock will be distributed by TEGNA at [ ] Eastern Time, on [ ] to holders of record of TEGNA common stock at the close of business on [ ], the record date for the distribution.

What do stockholders need to do to participate in the distribution?

Stockholders of TEGNA as of the record date for the distribution will not be required to take any action to receive shares of Cars.com common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of TEGNA common stock or take any other action to receive your shares of Cars.com common stock. Please do not send in your TEGNA stock certificates. The distribution will not affect the number of outstanding shares of TEGNA common stock or any rights of TEGNA stockholders, although it will affect the market value of each outstanding share of TEGNA common stock.

How will shares of Cars.com common stock be issued?	You will receive shares of Cars.com common stock through the same channels that you currently use to hold or trade TEGNA common stock, whether through a brokerage account, 401(k) plan or other channel. Receipt of Cars.com shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements and 401(k) statements.

If you own TEGNA common stock as of the close of business on [ ], the record date for the distribution, including shares owned in certificate form, TEGNA, with the assistance of Wells Fargo Shareowner Services, the distribution agent for the distribution, will electronically distribute shares of Cars.com common stock to you or to your brokerage firm on your behalf in book-entry form. Wells Fargo Shareowner Services will mail you a book-entry account statement that reflects your shares of Cars.com common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Cars.com common stock will I receive in the distribution?	TEGNA will distribute to you one share of Cars.com common stock for every [ ] shares of TEGNA common stock held by you as of close of business on the record date for the distribution. Based on approximately [ ] shares of TEGNA common stock outstanding as of [ ], a total of approximately [ ] shares of Cars.com common stock will be distributed. For additional information on the distribution, see the section entitled “The Separation and Distribution.”

Will fractional shares of Cars.com common stock be issued in the distribution?	No. Cars.com will not issue fractional shares of its common stock in the distribution. Fractional shares that TEGNA stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

What are the conditions to the distribution?	The distribution is subject to final approval by the TEGNA board of directors, as well as to the satisfaction (or waiver by TEGNA in its sole discretion) of the following conditions:

•	the transfer of assets and liabilities from TEGNA to Cars.com shall be completed in accordance with the separation and distribution agreement that TEGNA and Cars.com will enter into prior to the distribution;

•	the continued validity of the private letter ruling received by TEGNA from the Internal Revenue Service (the “IRS”) with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

•	the receipt by TEGNA of an opinion from TEGNA’s outside tax counsel to the effect that the requirements for tax-free treatment under Section 355 of the Code will be satisfied;

•	an independent appraisal firm acceptable to TEGNA shall have delivered one or more opinions to the board of directors of TEGNA at the time or times requested by the board of directors of TEGNA confirming the solvency and financial viability of TEGNA before the consummation of the distribution and each of TEGNA and Cars.com after consummation of the distribution, and such opinions shall have been acceptable to TEGNA in form and substance in TEGNA’s sole discretion and such opinions shall not have been withdrawn or rescinded;

•	the U.S. Securities and Exchange Commission (the “SEC”) shall have declared effective the registration statement of which this information statement forms a part, and this information statement shall have been made available to TEGNA stockholders;

•	all actions or filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws shall have been taken and, where applicable, shall have become effective or been accepted by the applicable governmental entity;

•	the transaction agreements relating to the separation shall have been duly executed and delivered by the parties;

•	no order, injunction or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions, shall be in effect;

•	the shares of Cars.com common stock to be distributed shall have been approved for listing on the [ ], subject to official notice of distribution;

•	TEGNA shall have received the proceeds from the cash dividend from Cars.com described in the section entitled “Relationship with TEGNA Following the Distribution—Separation Agreement—Cash Dividend from Cars.com” and TEGNA shall be satisfied in its sole and absolute discretion that as of the effective time of the distribution, it shall have no further liability under any of the Cars.com financing arrangements described in the section entitled “Description of Material Indebtedness”; and

•	no other event or development shall exist or have occurred that, in the judgment of TEGNA’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, distribution and other related transactions.

TEGNA and Cars.com cannot assure you that any or all of these conditions will be met and TEGNA may also waive any of the conditions to the distribution. In addition, TEGNA can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

What is the expected date of completion of the distribution?	The completion and timing of the distribution are dependent upon a number of conditions. It is expected that the shares of Cars.com common stock will be distributed by TEGNA at [ ], Eastern Time, on [ ], to the holders of record of TEGNA common stock at the close of business on [ ], the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

Can TEGNA decide to cancel the distribution of Cars.com common stock even if all of the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, TEGNA has the right to terminate the distribution, even if all of the conditions have been satisfied.

What if I want to sell my TEGNA common stock or my Cars.com common stock?	You should consult with your financial advisors, such as your stockbroker, bank or tax advisor.

What is “regular-way” and “ex-distribution” trading of TEGNA common stock?	Beginning on or shortly before the record date for the distribution and continuing up to and through the distribution date, it is expected that there will be two markets in TEGNA common stock: a “regular-way” market and an “ex-distribution” market. TEGNA common stock that trades in the “regular-way” market will trade with an entitlement to shares of Cars.com common stock distributed pursuant to the distribution. Shares that trade in the “ex-distribution” market will trade without an entitlement to shares of Cars.com common stock distributed pursuant to the distribution. If you hold shares of TEGNA common stock on the record date and then decide to sell any TEGNA common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your TEGNA common stock with or without your entitlement to Cars.com common stock pursuant to the distribution.

Where will I be able to trade shares of Cars.com common stock?	Cars.com intends to apply to list its common stock on the [ ] under the symbol “CARS.” Cars.com anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or about [ ], the record date for the distribution, and will continue up to and through the distribution date and that “regular-way” trading in Cars.com common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell shares of Cars.com common stock up to and through the distribution date, but your transaction will not settle until after the distribution date. Cars.com cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of TEGNA common stock?	TEGNA common stock will continue to trade on the New York Stock Exchange after the distribution under the symbol “TGNA.”

Will the number of shares of TEGNA common stock that I own change as a result of the distribution?	No. The number of shares of TEGNA common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my shares of TEGNA common stock?	Yes. As a result of the distribution, TEGNA expects the trading price of TEGNA common stock immediately following the distribution to be lower than the “regular-way” trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the value of the digital automotive marketplace business. There can be no assurance that the aggregate market value of the TEGNA common stock and Cars.com common stock following the distribution will be higher or lower than the market value of TEGNA common stock if the separation and distribution did not occur. This means, for example, that the combined trading prices of [ ] shares of TEGNA common stock and one share of Cars.com common stock after the distribution may be equal to, greater than or less than the trading price of [ ] shares of TEGNA common stock before the distribution.

What are the material U.S. federal income tax consequences of the contribution and the distribution?	It is a condition to the completion of the distribution that TEGNA receive an opinion from outside tax counsel to the effect that the requirements for tax-free treatment under Section 355 of the Code will be satisfied. Accordingly, it is expected that no gain or loss will be recognized by TEGNA in connection with the contribution of TEGNA’s digital automotive marketplace business (and other assets) to Cars.com and the distribution and, except with respect to cash received in lieu of a fractional share of Cars.com common stock, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of Cars.com common stock in the distribution for U.S. federal income tax purposes. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Cars.com common stock. For more information regarding the potential U.S. federal income tax consequences to Cars.com and to you of the contribution and the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

How will I determine my tax basis in the Cars.com shares I receive in the distribution?

For U.S. federal income tax purposes, your aggregate basis in the common stock that you hold in TEGNA and the new Cars.com common stock received in the distribution (including any fractional share interest in Cars.com common stock for which you receive cash) will equal the aggregate basis in TEGNA common stock held by you immediately before the distribution, allocated between the shares of TEGNA common stock and Cars.com common stock (including any fractional share interest in Cars.com common stock for which you receive cash) you receive in the distribution in proportion to the relative fair market value of each on the distribution date. You should consult your tax advisor about the particular consequences of the distribution to you, including the application of the tax basis allocation rules and the application of state, local and non-U.S. tax laws.

What will Cars.com’s relationship be with TEGNA following the separation?	After the distribution, TEGNA and Cars.com will be separate companies with separate management teams and separate boards of directors. Prior to the distribution, Cars.com will enter into a separation and distribution agreement with TEGNA to effect the separation and distribution and to provide a framework for Cars.com’s relationship with TEGNA after the separation. Cars.com and TEGNA will also enter into certain other agreements, such as a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between Cars.com and TEGNA of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of TEGNA and its subsidiaries attributable to periods prior to, at and after Cars.com’s separation from TEGNA, and will govern the relationship between Cars.com and TEGNA subsequent to the completion of the separation. For additional information regarding the separation and distribution agreement, other transaction agreements and certain other commercial agreements between TEGNA and Cars.com, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution” and “Relationship with TEGNA Following the Separation and Distribution.”

Who will manage Cars.com after the separation?	Cars.com will benefit from a management team with an extensive background in the digital automotive marketplace business. For more information regarding Cars.com’s management, see the section entitled “Management.”

Are there risks associated with owning Cars.com common stock?	Yes. Ownership of Cars.com common stock is subject to both general and specific risks relating to Cars.com’s business, the industry in which it operates, its ongoing contractual relationships with TEGNA and its status as a separate, publicly traded company. Ownership of Cars.com common stock is also subject to risks relating to the separation and distribution. These risks are described in the section entitled “Risk Factors.” You are encouraged to read that section carefully.

Does Cars.com plan to pay dividends?	Cars.com has no current plans to pay dividends on its common stock. However, the declaration and payment of any dividends in the future by Cars.com will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section entitled “Dividend Policy.”

Will Cars.com incur any indebtedness prior to, or at the time of, the distribution?

Cars.com intends to enter into certain financing arrangements prior to, or concurrently with, the separation and distribution. A description of such financing arrangements will be included in an amendment to this information statement. See the sections entitled “Description of Material Indebtedness” and “Risk Factors—Risks Related to the Separation and Distribution.”

Who will be the distribution agent, transfer agent and registrar for Cars.com common stock?	The distribution agent, transfer agent and registrar for Cars.com common stock will be Wells Fargo Shareowner Services. For questions relating to the transfer or mechanics of the stock distribution, you should contact Wells Fargo Shareowner Services toll free at (800) 250-2944 or non-toll free at (651) 450-4064.

Where can I find more information about TEGNA and Cars.com?	Before the distribution, if you have any questions relating to TEGNA’s business performance, you should contact:

TEGNA Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

Attention:     Investor Relations

After the distribution, Cars.com stockholders who have any questions relating to Cars.com’s business performance should contact Cars.com at:

Cars.com Inc.

175 West Jackson Boulevard

Chicago, IL 60604

Attention: Investor Relations

INFORMATION STATEMENT SUMMARY

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Cars.com assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires and except in the historical financial statements included herein, references in this information statement to “Cars.com” or “SpinCo” refer to Cars.com Inc., a Delaware corporation, and its consolidated subsidiaries after the distribution. References to “Cars.com” in the historical financial statements included herein refer to Cars.com, LLC, a Delaware limited liability company, and the principal entity through which TEGNA’s digital automotive marketplace business has historically been operated. References in this information statement to “TEGNA” or “Parent” refer to TEGNA Inc., a Delaware corporation, and its consolidated subsidiaries (other than, after the distribution, Cars.com and its consolidated subsidiaries), unless the context otherwise requires. References in this information statement to Cars.com’s historical business and operations refer to the business and operations of TEGNA’s digital automotive marketplace business that will be transferred to SpinCo in connection with the separation and distribution. References in this information statement to the “separation” refer to the separation of the digital automotive marketplace business from TEGNA’s other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Cars.com, to hold the assets and liabilities associated with the digital automotive marketplace business after the distribution. References in this information statement to the “distribution” refer to the distribution of all shares of Cars.com common stock to TEGNA’s stockholders on a pro rata basis.

Cars.com Inc.

Overview

With an average of approximately 37 million visits each month during the first nine months of 2016, approximately 53% of which are mobile, and according to comScore, an average of approximately 10.8 million unique monthly visitors over the same time period, Cars.com is a leading online research destination for car shoppers. March 2016 research by DATALOGIX that was commissioned by Cars.com shows that approximately one-third of all vehicles sold in the U.S. in 2015 were researched on Cars.com. Today, nearly all consumers visit a third-party site such as Cars.com to gather vehicle and dealership information and to build consumer confidence prior to buying a vehicle. Cars.com offers credible and easy-to-understand information from consumers and experts that help car buyers to price and find new and used vehicles and car owners to find qualified service and repair providers. Cars.com aims to help consumers by providing objective, independent and trusted advice at every stage of the car ownership journey. Additionally, Cars.com operates Auto.com, DealerRater.com, NewCars.com and PickupTrucks.com, specialized websites directed towards different consumer segments. Leveraging its market-leading position and growing audience, Cars.com also informs digital marketing strategies through consumer insights and innovative products, helping automotive dealers and manufacturers to reach in-market car shoppers more effectively. For the years ended December 31, 2015, supplemental pro forma 2014 and 2013, Cars.com had revenues of $597 million, $515 million and $418 million, respectively. Throughout this Information Statement, 2014 financial information is presented on a supplemental pro forma basis to account for TEGNA’s October 2014 acquisition of the 73% of Classified Ventures, LLC that it did not already own, as more fully described in section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Basis of Presentation.”

Cars.com generates revenues through the sale of online subscription advertising products targeting car dealerships by its own direct sales force as well as its affiliate sales channels. It hosts approximately 4.5 million vehicle listings at any given time and serves approximately 20,000 franchise and independent car dealers throughout all 50 states. Cars.com also generates revenue through the sale of display advertising to national advertisers.

Reflecting trends in consumer behavior, the digital automotive advertising market has grown rapidly, with U.S. automotive industry digital advertising spending reaching approximately $7.4 billion in 2015 after having increased at a compound annual growth rate of 20.6% from 2010 to 2015 according to a June 8, 2016 eMarketer report and analysis based on eMarketer data. As car shoppers increasingly turn to digital resources to research vehicles before making a purchase, Cars.com is well-positioned to take advantage of these shifting consumer and dealer trends due to its industry-leading automotive advertising solutions and user-friendly and innovative vehicle search platform.

The Cars.com business was founded in 1998 as a division of Classified Ventures, LLC, a joint venture formed by eight leading media companies, including TEGNA, to provide nationally branded online services for the classified advertising marketplace. On October 1, 2014, TEGNA purchased the 73% of equity interests in Classified Ventures, LLC that it did not previously own for $1.8 billion in cash. Since it was launched as one of the first digital automotive marketplaces in 1998, Cars.com has continuously pioneered new products to build upon its long-established brand strength and capture a growing share of a growing market. Its most recent initiatives to better serve and expand upon its existing buyer and seller customer bases include the introduction of a suite of new services and products. In March 2015, Cars.com moved into the market for vehicle service research with the launch of its partnership with RepairPal Inc., an innovative solution that provides information about reputable certified repair shops and allows consumers to receive estimates on potential vehicle repairs. In March 2016, Cars.com launched its Sell and Trade product, which captures the attention of car shoppers who want to transact quickly and easily by promoting dealerships interested in buying used cars for cash. The product also helps dealerships build their car-buying programs, as it provides car owners with multiple avenues to sell their vehicles, including through Cars.com’s Quick Offer online tool and mobile application. Further, in May 2015, Cars.com launched Event Positions—an ad position that promotes dealership events to an in-market audience during a specific time frame—to provide even more targeted and event-specific advertising opportunities to its seller customers. Cars.com is also innovating through its mobile platforms. The recently launched Lot Insights reporting tool is the first-of-its-kind in the industry. Lot Insights uses geo-fencing to measure the influence that Cars.com has on mobile shoppers by tracking those consumers on or near a dealer’s lot and delivering valuable insights to dealer advertisers. Most recently, Cars.com has deepened its editorial presence through TEGNA’s acquisition of DMR Holdings, Inc. (“DealerRater”) the industry’s largest automotive consumer review website with nearly 2.8 million consumer reviews of local dealers, which will be contributed to Cars.com. The acquisition provides Cars.com with new solutions to help dealers and original equipment manufacturers (“OEMs”) manage, measure and harness the power of social media.

As evidenced by these recent successful product launches, a combination of dealer and consumer information and feedback has positioned Cars.com to successfully develop new, complementary products and services. In the coming years, Cars.com intends to launch additional products that will continue to enhance the car buying experience, drive traffic to the Cars.com sites and mobile applications and better serve Cars.com’s buyer and seller customers.

Products and Services

Cars.com offers a suite of unique products and services targeting the automotive needs of its buyer and seller customers. Cars.com’s flagship service is its digital automotive marketplace search engine that empowers car buyers to make informed purchasing decisions and helps sellers to engage with a substantial portion of their target customer base. This online automotive marketplace service connects buyers and sellers across five distinct websites: Cars.com, Auto.com, DealerRater.com, NewCars.com and PickupTrucks.com. Cars.com’s automotive marketplace products also include credible user and expert automotive and dealer reviews, which further empower consumer decision-making.

Cars.com primarily generates revenues through the sale of online subscription advertising products to car dealerships by Cars.com’s own direct sales force (retail revenue), as well as through affiliate sales channels (wholesale revenue). Additionally, Cars.com generates revenue through the sale of display advertising to national advertisers. Finally, Cars.com helps consumers sell vehicles via a private party channel.

Consumer Products and Services

Car buyers and car owners interface with Cars.com primarily through the Cars.com sites and mobile applications. The four key elements of Cars.com’s consumer experience—shop, sell, service and research and expert advice—were designed to empower consumers to make convenient, informed decisions at every stage of the car ownership life cycle and therefore continually drive traffic to the Cars.com sites and mobile applications for the benefit of Cars.com’s advertising partners.

Shop.    Through the Cars.com sites and mobile applications, consumers can access Cars.com’s automotive marketplace products which enable consumers to search for new or used vehicles on automotive dealership lots across the country by make, model, price and location. The Cars.com sites and mobile applications also connect consumers with dealers through email, text, telephone, chat, direct traffic referral, or a viewable map of the dealer’s location, providing convenience to consumers and concrete results to Cars.com dealership advertising partners.

Sell.    To supplement the features of its flagship automotive marketplace products, in March 2016, Cars.com launched Sell & Trade, a solution that allows consumers to quickly and easily sell a vehicle through its new Quick Offer online tool and mobile application. Car sellers upload vehicle information and receive real-time online cash offers from local dealers with no obligation to buy a replacement vehicle. Further, car sellers can list personal vehicles on the Cars.com sites, enabling consumer-to-consumer sales.

Service.    Cars.com partners with RepairPal, an innovative solution that connects consumers with reputable certified repair facilities, enabling consumers to obtain and compare vehicle repair estimates. RepairPal is both an integrated part of the Cars.com sites and a stand-alone, one-stop resource catering to car owners’ service and maintenance needs. RepairPal certifies automobile repair facilities nationwide based on training, reputation, warranty and fair pricing. In addition to connecting owners and repair service providers, RepairPal researches service data to determine the range of average repair prices based on labor rates and parts prices across a wide breadth of makes, models and model years, providing consumers with confidence in their selection of repair facilities and reducing consumers’ fear of overpaying. By enabling consumers to use self-education to better evaluate the service estimates that they receive, this solution aligns with Cars.com’s strategy of building brand value through empowering consumer decision-making. RepairPal also provides relevant content to answer service related questions and aggregates automotive safety and recall notices in one convenient location.

Research and Expert Advice.    The Cars.com editorial team tests, reviews and photographs more than 200 different car makes and models every year and creates independent and unbiased coverage of the automotive landscape focusing on consumer advice, trends and analysis. Cars.com provides expert advice on a wide array of car buying topics such as incentive information, financing options and fuel economy, thereby allowing consumers to choose their future vehicles based on the automobile characteristics that matter most to them.

Dealer Reviews.    In August 2016, TEGNA acquired DealerRater, the industry’s largest automotive consumer review website, which will be contributed to Cars.com. With nearly 2.8 million consumer reviews of local dealers, DealerRater harnesses the power of social media to help consumers decide where to buy a car. Beginning in 2017, Cars.com expects to deliver DealerRater’s product suite to local dealers to help them connect in-market shoppers with the right person in their dealership, helping dealers to better engage, monitor and promote their online presence to bring qualified consumers into their showrooms.

Advertiser Products and Services

Cars.com’s network of approximately 20,000 dealers lists approximately 4.5 million vehicles across the Cars.com sites and mobile applications that can be viewed by consumers at any given time whether they are at home or on the go. Cars.com’s brand and products afford dealerships access to approximately 37 million monthly visits from consumers looking to buy, sell or service a vehicle. Due to the integrated consumer product and service offerings on the Cars.com sites and mobile applications that target not only car buyers, but also car sellers and car owners, dealers can advertise both their inventory of new and used cars and their service departments, while gaining access to an audience of motivated consumers looking for a convenient way to sell a car.

Online advertising packages.    Cars.com offers dealers a monthly online subscription enabling dealers to showcase their new and used car inventory to motivated car buyers on the platforms that are responsible for helping consumers find approximately one-third of the automobiles purchased in the U.S. in 2015, according to March 2016 research by DATALOGIX that was commissioned by Cars.com. Vehicles for sale are highlighted with multiple photos, videos and vehicle specifications, and consumers are, at all times, but a few clicks away from contacting the listing dealer and moving further into the car buying process. To enhance their vehicle listings, dealers can purchase premium advertising services that can be uniquely tailored to an individual dealer’s current needs. For example, Cars.com’s Event Positions ad position promotes dealership events to in-market audiences during a specific time frame. Cars.com’s recently developed Lot Insights tool uses innovative geo-fencing to measure the influence that Cars.com has in connecting local in-market car shoppers to local dealers by tracking Cars.com mobile users on or near a dealer’s lot. These innovative products and tools have positioned Cars.com to take advantage of the growing online automotive advertising spend despite increasing competition in the digital automotive marketplace industry.

Sell & Trade.    The Sell & Trade service of Cars.com’s innovative new Quick Offer online tool and mobile application leverages consumers’ desire for a convenient, simple car sales process to benefit its listing dealers by permitting these dealers to access a new audience of motivated consumers looking to sell a car and by giving dealers increasing control over the bidding process. Sell & Trade provides dealers with a new solution to building their used car inventories, which is critical to dealer profitability.

RepairPal Certified.    RepairPal Certified works by connecting consumers with sellers of automobile repair services. In addition, Cars.com’s listing dealers can also advertise their service repair centers through Cars.com’s partnership with RepairPal. By leveraging consumer’s trust in the Cars.com brand, the RepairPal Certified product offers advertising dealers effective content delivery regarding their automotive service centers in an effort to facilitate growth of alternate, service-based revenue streams.

Pay-per-Lead.    Cars.com operates NewLeadsPlus, a separate pay-per-lead product line that acquires consumer leads through Internet search engines and automotive destination websites, including its own, and sells these leads to members of its dealer network. These consumer leads feature the contact information for ready-to-buy new car shoppers and are sold primarily to dealers on a pay-per-lead basis. Consumer leads not purchased by dealers are sold to OEMs or lead reseller companies.

Manufacturers.    With approximately 80% of the audience across the Cars.com sites and mobile applications currently in the market for a new or used vehicle, OEMs that operate on a national basis are offered valuable access to a targeted audience of in-market car shoppers when they purchase display advertising. Cars.com’s wide consumer reach allows it to successfully compete for and realize a market-leading share of the digital marketing spend of these OEMs. Beyond display advertising, Cars.com provides OEMs with consumer insights, data driven solutions and certified pre-owned marketing programs, which Cars.com believes are critical components of OEM digital marketing strategies.

Strategies

Cars.com’s strategy is to be a leader in share of audience and remain the trusted platform of choice for digital automotive media spend. Cars.com works to empower consumers and enable retailers by offering an innovative mix of complementary products and services that create seamless and enjoyable car buying and ownership experiences for consumers and efficient marketing solutions for advertisers. Cars.com aims to build brand recognition and drive car shopper and car owner visits to the Cars.com sites by empowering consumer decision-making and engaging consumers at every stage of the car ownership life cycle. Cars.com’s goal is to combine this growing consumer traffic with Cars.com’s technological and marketing capabilities to increase demand for its advertising solutions. Key elements of Cars.com’s strategy to achieve these objectives are as follows:

Leverage competitive strengths to provide targeted, integrated solutions to advertisers.    Dealers and advertisers are seeking to reach their audience in an increasingly competitive market landscape and are struggling to influence attitudes and behavior at each step of the car purchasing process. These dealers and advertisers operate on a hyper-local level that Cars.com believes has not been a priority for other technology companies, and Cars.com believes that this environment presents an attractive opportunity to use its key capabilities to provide critical solutions to the most pressing challenges these dealers and advertisers face. Cars.com intends to leverage its many competitive advantages—including its innovative digital advertising services products and brand recognition as a trusted, unbiased third-party research platform—to create tailored media and marketing plans that efficiently target in-market consumers, drive dealership car buyer traffic and reinforce advertisers’ message and digital presence. Cars.com is a highly attractive advertising and marketing resource due to its offering of thoughtfully-crafted digital strategies that meet the unique needs of automobile industry marketers and advertisers. These unique product offerings allow seller customers and advertising partners of varying size and geographic reach to optimize the benefits of their marketing spend, which enables Cars.com to access a large universe of potential automotive advertising and marketing partners. Cars.com’s localized advertising capabilities, longstanding customer relationships, highly talented on-the-ground team of more than 600 digital marketing consultants and comprehensive promotional capabilities are all competitive advantages that Cars.com expects to use to sell integrated advertising and marketing solutions that meet the changing needs of its seller customers. Cars.com believes that creating new digital solutions for advertisers across the automobile industry on both a local and national basis will continue to put Cars.com in an excellent position to take advantage of the many opportunities resulting from the rapid pace of technological change in the industry.

Advertising Effectiveness and Delivering Value to Dealers.    Cars.com believes that the digital automotive marketplace will continue to evolve as consumer shopping and buying behaviors change. Currently, many dealer-advertisers measure Cars.com’s value through “traditional leads,” connections from consumers to dealers that come in the form of phone calls and emails (and, more recently, text messages). Cars.com believes, and its research supports, that other interactions—particularly by consumers on mobile devices—also deliver willing buyers to dealer lots and influence purchases. These mobile interactions, such as vehicle and dealer research and discovery, deliver substantial additional value to dealers and advertisers but are not captured in “traditional lead” measurement. Cars.com’s innovation in the development and launch of Lot Insights and geo-fencing technology has demonstrated that consumers interact with dealers and make vehicle purchases based on their use of the Cars.com product and service suite. Cars.com believes that over time, dealers and advertisers will recognize the changes in consumer behavior and will also evolve in the way that they measure the value that Cars.com delivers. As the measurement of the effectiveness of automotive digital marketing spend evolves, and as Cars.com continues to introduce new products that can incrementally influence buyers of vehicles to proceed directly to dealers’ lots without ever generating a “traditional lead,” Cars.com believes that dealer-advertisers will continue to increase their digital marketing spend.

Expand into new markets and continue to offer new complementary products and services.    Cars.com believes that there are significant opportunities to expand into adjacent markets in the automotive industry and potentially enter into new industry verticals. As indicated by Cars.com’s successful launches of Sell & Trade and Event Positions, its partnership with RepairPal Inc. and TEGNA’s recent acquisition of DealerRater, which will be contributed to Cars.com, Cars.com believes its expertise in dealer operations and the retail automotive industry, along with its ability to manage data and develop technological solutions, can be leveraged to provide solutions to the challenges that consumers, retailers, manufacturers and advertisers face in other aspects of the automotive and ancillary industries. Cars.com’s expansion strategy includes exploring acquisitions, partnerships, strategic investments and joint ventures, as well as a commitment to innovative in-house product development. Cars.com believes that its scale and current leadership position enhance its ability to evaluate such opportunities on an ongoing basis.

Increase mobile solutions to further drive car buyer traffic.    Cars.com believes that on-the-go mobile device car buying research and comparison applications have been playing and will continue to play an increasingly important role in the digital automotive marketplace industry. Cars.com has seized on the opportunities presented by this trend. Since June 2014, visits to Cars.com from smart phones have increased by approximately 40%, and approximately 53% of total Cars.com shoppers visit the Cars.com sites from mobile devices. Cars.com’s user-friendly mobile applications provide in-market car shoppers with real-time, credible research and price comparison tools while they are on the lot and actively engaged in the car buying process. Cars.com’s ability to reach this highly targeted audience benefits its seller customers and advertising partners by providing targeted, localized access to highly motivated potential customers. Currently, Cars.com provides its mobile applications to dealers as part of its core digital advertising package. Cars.com does not currently charge for these applications separately but rather provides them as a way to enhance its core advertising package.

Advertiser growth through market penetration and premium service offerings.    Despite a trend toward consolidation among car dealers, Cars.com believes it has opportunities to expand the number of dealers it partners with and to grow their advertising spend with additional products that strengthen connections between consumers and dealers and further capture OEMs’ advertising spend as they shift advertising dollars online. Cars.com aims to increase and enhance connections between buyers and sellers by continuing to improve its user experience and providing consumers with additional information about specific dealers through DealerRater. Further, Cars.com believes that dealer consolidation will result in major dealer chains having more resources to focus on measuring marketing effectiveness. Cars.com intends to take advantage of this trend by continuing to introduce new products, such as Lot Insights, that improve dealers’ ability to measure the impact of their advertising spend on the Cars.com sites. By increasing connections that improve the return on advertising spend and demonstrating this value to advertisers, Cars.com believes it can increase the number of dealers in its network and capture additional revenue from its existing dealers through product enhancements and premium service offerings.

Supplement organic growth with selective acquisitions.    Cars.com believes it will be well-positioned to pursue value-enhancing investments and acquisitions in the increasingly competitive digital automotive marketplace industry. Cars.com will be both opportunistic and disciplined in its acquisition strategy. Cars.com is a strong operator, and it expects that its strengths in market reach and efficient advertising solutions, coupled with its proven track record for developing innovative and complementary products and services, will help drive innovative approaches to revenue generation as well as efficiency gains in acquired businesses.

Strengths

Cars.com believes it enjoys the benefits of a number of unique talents and assets, many of which have helped it to develop into an established industry leader. The following strengths support its business strategies:

Broad footprint in consumer markets.    Cars.com is one of the largest and best-known online automotive classified sales and research services, connecting car buyers and car owners with car sellers and repair service providers across multiple digital platforms in all 50 states. Cars.com hosts approximately 4.5 million vehicle listings at any given time and serves approximately 20,000 car dealers in all 50 states. Cars.com’s vast footprint also increases the available reach for advertisers and makes Cars.com’s services very attractive to manufacturers and dealership networks seeking digital-platforms for broad, impactful campaigns, as well as for local dealers and repair service providers seeking smaller-scale, targeted solutions.

Recognizable national brand.    With an average of approximately 37 million visits each month during the first nine months of 2016, approximately 53% of which are mobile, an average of approximately 10.8 million unique monthly visitors over the same time period according to comScore, and a strong reputation for providing credible, unbiased third-party reviews and service information, Cars.com has achieved a leading market position in a rapidly growing industry. Cars.com’s recognizable brand and the quality and reliability of its user interface have spurred consistent long-term growth in the number of car buyers, car sellers and advertisers using its platform. With approximately 4.5 million vehicle listings at any given time, the network effects of this brand-based growth are significant and create a positive feedback loop, as more listings lead to better informed consumers and a higher share of online automotive transactions, which in turn drives additional advertising revenue and enhances brand awareness. According to data provided by Millward Brown in August 2016, as of June 30, 2016, Cars.com had held a brand awareness leadership position in its industry for each of the previous six consecutive quarters.

Significant organic revenue growth creating operating leverage.    As a longstanding leader in the industry, Cars.com has enjoyed consistent and rapid organic revenue growth as changes in car buyer behavior have led to increased digital advertising spending. Cars.com’s operating expenses have grown at a lower rate than its revenues, as it is able to leverage its operations, sales and marketing and technology over a broader revenue base. This operating leverage has helped drive growth in Adjusted EBITDA margins as revenues have scaled. Cars.com’s Net income margin and Adjusted EBITDA margin in 2015 were 26% and 40%, up from 7% and 23% respectively in supplemental pro forma 2014.

Integrated and innovative digital platform aimed at a growing demographic.    Through the Cars.com sites, Cars.com not only connects car buyers with car sellers in their relevant markets, but also empowers car buyers to make informed purchasing and service decisions by providing understandable, unbiased, credible expert and consumer reviews, as well as expert service advice. Further, Cars.com’s mobile site, which J.D. Power and Associates named number one in overall satisfaction among third-party websites in its 2016 Automotive Mobile Site StudySM, enables it to continue to grow market share among younger car buyers and consumers engaging in on-site research at dealerships. Cars.com’s research shows that consumers aged 18 to 34 (“millennials”) are more likely to use mobile devices than the general car shopper. According to a January 2014 study by Placed, Inc., 65% of millennials use a smartphone to research car buying opportunities prior to visiting a dealership, compared to just 54% of car shoppers 35 and older. Cars.com continues to focus on this younger age demographic, and according to an analysis based on data for May 2015 provided by comScore, more than 27% of the audience on the Cars.com sites was made up of millennials, which was approximately 11% more than the average of competitive sites. In July 2016, more than 47% of Cars.com’s total mobile shoppers were millennials. Cars.com believes that its innovative platforms meet this demographic’s needs. According to an analysis based on December 2015 and June 2016 data provided by comScore, the Cars.com site averaged more minutes per millennial visitor than most competing sites.

Cars.com has implemented a responsive design approach across all of its platforms. Cars.com’s responsive design is aimed at improving the consumer experience by crafting sites to provide an optimal viewing and interaction experience—such as easy reading and navigation with a minimum of resizing, panning and scrolling—across a wide range of devices, from desktop computers to mobile devices. Cars.com believes that its commitment to innovative digital products and marketing solutions across all digital platforms has solidified it as a leader in third-party automotive sales and service research, positioning it to take advantage of the rapid pace of technological change in an increasingly multi-platform industry.

Operational excellence.    Cars.com believes that its efficient operations are a source of competitive strength, and an area of ongoing focus. Cars.com has historically achieved strong operating margins. Its marketing expenditures have produced what Cars.com believes are excellent returns on investment, including category-leading audience awareness and traffic to the Cars.com sites that have consistently scaled over time. Cars.com believes that through a culture that focuses on operational excellence, it is able to leverage the strengths of its employees to deliver robust results while maintaining a low headcount relative to the size of its operations.

Talented and creative management team.    The strategy and content of Cars.com’s digital automotive marketplace is guided by strong leadership at every level of the organization. The Cars.com management team, led by President and Chief Executive Officer Alex Vetter, has instilled a culture of creativity and entrepreneurship that Cars.com believes leads to strong results. Recent successful innovations such as Lot Insights, Sell & Trade, and the partnership with RepairPal Inc. are examples of the creativity and business innovation that drive growth at Cars.com. Management plans to continue crafting new ways to leverage Cars.com’s strong brand recognition and leading market position to yield new and expanded revenue streams.

Experienced sales force and cost effective sales and service infrastructure.    Cars.com’s sales force is responsible for managing its network of dealer and manufacturer advertisers across geographies and for providing onboarding and dealer support. Through its multi-channel approach to sales of subscription advertising products, supplemented by its major accounts sales team and national advertising sales organization, Cars.com has an efficient and synergistic sales infrastructure that enables its sales force to help dealers grow their businesses by regularly providing data-driven insights on marketing and advertising strategies. Cars.com’s ability to understand the needs of, actively listen to, collaborate with, and develop solutions for its customers has been, and continues to be, a crucial element of its success.

Editorial Strength and Credibility.    Cars.com believes that its more than 30-person in-house editorial research staff is a distinct competitive advantage. This team provides over 200 expert reviews on new model releases each year. These award-winning journalists are regularly featured in leading industry publications, trade journals and daily newspapers, as well as on television. Cars.com believes that through videos, vehicle demonstrations and written insights, the staff’s unique editorial voice speaks to the needs of mainstream car shoppers, attracting additional traffic to and enhanced engagement with the Cars.com sites.

Summary of Risk Factors

An investment in Cars.com common stock is subject to a number of risks, including risks relating to Cars.com’s business, the separation and distribution and Cars.com common stock. Set forth below are some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Cars.com’s Business

•	Cars.com’s business is subject to risks related to the larger automotive ecosystem, including consumer demand and other macroeconomic issues.

•	Cars.com participates in a highly competitive market, and pressure from existing and new companies may materially and adversely affect its business, results of operations and financial condition.

•	Cars.com relies on third-party service providers for many aspects of its business, including automobile pricing and other data, and any failure to maintain these relationships could harm its business.

•	Cars.com relies, in part, on Internet search engines and mobile application download stores to drive traffic to Cars.com, Auto.com, DealerRater.com, Newcars.com, PickupTrucks.com and its other websites (collectively, the “Cars.com sites”) and to its mobile applications. If the Cars.com sites and mobile applications fail to appear prominently in these search results, traffic to the Cars.com sites and mobile applications would decline and Cars.com’s business would be materially and adversely affected.

•	The value of Cars.com’s assets or operations may be diminished if its information technology systems fail to perform adequately.

•	If Cars.com’s security measures are compromised, or if its platform is subject to attacks that degrade or deny the ability of consumers to access the Cars.com’s sites, mobile applications or digital marketing services, consumers may curtail, or even stop, their use of Cars.com’s platform.

•	Cars.com’s business depends on a strong Cars.com brand, and any failure to maintain, protect or enhance the Cars.com brand could hurt Cars.com’s ability to retain or expand its base of consumers, dealers and advertisers, and its ability to increase the frequency with which such consumers, dealers and advertisers use Cars.com’s services.

•	Cars.com cannot assure you that it will be able to continue to successfully develop and launch new products or grow its complementary product offerings.

•	Cars.com’s business is dependent on keeping pace with advances in technology. If Cars.com is unable to keep pace with advances in technology, consumers may stop using its services and its revenues will decrease. If Cars.com is required to invest substantial amounts in technology, its financial performance may be materially and adversely affected.

•	If growth in the online and mobile automotive advertising market stagnates or declines, Cars.com’s business, results of operations and financial condition could be materially and adversely affected.

•	If Cars.com’s mobile applications do not continue to meet consumer demands or Cars.com is unable to successfully monetize its mobile application advertising solutions, its business, results of operations, financial condition and growth prospects may be materially and adversely affected.

•	Cars.com’s ability to generate wholesale advertising revenues depends, at least in part, on the performance of third parties who sell Cars.com’s solutions pursuant to affiliation agreements.

•	Uncertainty exists in the application of various laws and regulations to Cars.com’s business. New laws or regulations applicable to Cars.com’s business, or the expansion or interpretation of existing laws and regulations to apply to Cars.com’s business, could subject it to licensing requirements, claims, judgments and remedies, including monetary liabilities and limitations on its business practices, and could increase administrative costs or materially and adversely affect its financial performance.

•	Misappropriation or infringement of Cars.com’s intellectual property and proprietary rights, enforcement actions to protect its intellectual property and claims from third parties relating to intellectual property could materially and adversely affect Cars.com’s business, results of operations and financial performance.

Risks Related to the Separation and Distribution

•	Cars.com has no history of operating as a separate, publicly traded company, and Cars.com’s historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•	Although TEGNA will receive an opinion from outside tax counsel to the effect that the requirement for tax-free treatment under Section 355 of the Code will be satisfied, such opinion is not binding on the IRS, and if the IRS determines the distribution to be taxable for U.S. federal income tax purposes, TEGNA and its stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities, and Cars.com could incur significant tax liabilities.

•	Cars.com may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect Cars.com’s business.

•	In connection with the separation, Cars.com will incur debt obligations that could adversely affect Cars.com’s business, profitability and ability to meet its obligations.

Risks Related to Cars.com Common Stock

•	Cars.com cannot be certain that an active trading market for its common stock will develop or be sustained after the distribution, and following the distribution, Cars.com’s stock price may fluctuate significantly.

•	There may be substantial changes in Cars.com’s stockholder base.

•	Cars.com does not expect to pay any cash dividends for the foreseeable future.

•	Cars.com is an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, its common stock may be less attractive to investors.

The Separation and Distribution

On September 7, 2016, TEGNA announced that it intends to separate its digital automotive marketplace business from its media and other digital businesses. The separation will occur by means of the pro rata distribution to TEGNA stockholders of all of the shares of common stock of Cars.com, which was formed to hold TEGNA’s digital automotive marketplace business.

On [    ], the TEGNA board of directors approved the distribution of all of Cars.com’s issued and outstanding shares of common stock on the basis of one share of Cars.com common stock for every [    ] shares of TEGNA common stock held as of the close of business on [    ], the record date for the distribution, subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement. For a more detailed description of these conditions, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Cars.com’s Post-Separation Relationship with TEGNA

After the distribution, TEGNA and Cars.com will be separate companies with separate management teams and separate boards of directors. Prior to the distribution, Cars.com will enter into a separation and distribution agreement with TEGNA, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, Cars.com will also enter into various other agreements to effect the separation and provide a framework for its relationship with TEGNA after the separation, such as a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between Cars.com and TEGNA of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of TEGNA and its subsidiaries attributable to periods prior to, at and after Cars.com’s separation from TEGNA and will govern the relationship between Cars.com and TEGNA subsequent to the completion of the separation.

For additional information regarding the separation agreement and other transaction agreements and the transactions contemplated thereby, see the sections entitled “Risk Factors—Risks Related to the Separation and Distribution,” “The Separation and Distribution” and “Relationship with TEGNA Following the Separation and Distribution.”

Reasons for the Separation

The TEGNA board of directors believes that separating the digital automotive marketplace business from the remaining businesses of TEGNA is in the best interests of TEGNA and its stockholders for a number of reasons, including:

•	The separation will allow investors to separately value TEGNA and Cars.com based on their unique investment identities, including the merits, strategy, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

•	The separation will allow each company to more effectively pursue and implement its own distinct operating priorities and strategies and will improve management “fit and focus” at both companies, enabling the management of both companies to pursue unique opportunities for long-term growth and profitability.

•	Following the separation, the equity of each company will be able to be used as a focused “acquisition currency,” and as such, the separation will provide each company with greater opportunities to pursue value-enhancing acquisitions in industries with active M&A markets. Independent equity structures will afford each company direct access to capital markets, facilitating each company’s ability to pursue its specific growth objectives. Each company will also have the flexibility to develop a growth strategy that capitalizes on its distinct strengths and consequently each company will be well-positioned to capitalize on the available opportunity set in its specific market.

•	The separation will permit each company to concentrate its financial resources solely on its own operations, providing each company with greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology and value-enhancing investments and M&A opportunities in related digital businesses.

•	The separation will facilitate incentive compensation arrangements with respect to equity of each of Cars.com and TEGNA, which will permit Cars.com and TEGNA employees to more narrowly focus on each respective business and further align employee incentives with those of the shareholders of each respective company.

Neither Cars.com nor TEGNA can assure you that, following the separation, any of the benefits described above or any other benefits will be realized to the extent anticipated, or at all.

The TEGNA board of directors also considered a number of potentially negative factors in evaluating the separation, including:

•	The separation may result in possible increased costs related to operating as a public company, such as compensating an independent board of directors, compliance with regulatory and stock exchange requirements, increased auditing and insurance fees and development of internal infrastructure and support functions, which costs were preliminarily estimated to be approximately $10 million to $15 million on an annual basis. The separation also will result in one-time separation costs, such as costs of legal counsel, financial advisors, debt issuance costs, the audit of Cars.com’s historical combined consolidated financial statements and accounting and valuation advisory work related to the separation, which costs were preliminarily estimated to be approximately $35 million to $40 million.

•	Many investors holding TEGNA common stock may hold such stock because of a decision to invest in a company with TEGNA’s profile. Following the distribution, the shares of Cars.com common stock held by those investors will represent an investment in a digital automotive marketplace company with a different profile from TEGNA. This profile may not align with such investors’ investment strategies and may cause such holders to sell their shares. As a result, Cars.com’s stock price may decline or experience volatility as Cars.com’s stockholder base changes.

•	Prior to the completion of the separation, it is expected that the separation will require significant time and effort from TEGNA’s and Cars.com’s respective management teams and consequently may result in the diversion of management attention away from operation of their respective businesses and potentially negative effects on TEGNA’s and Cars.com’s existing business relationships.

•	The tax matters agreement that TEGNA and Cars.com will enter into prior to the distribution will include restrictions that may limit Cars.com’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. Under the tax matters agreement, for the two-year period following the distribution, Cars.com will be prohibited, except in certain circumstances, from: entering into any transaction resulting in the acquisition of all or a portion of its stock or assets, whether by merger or otherwise; merging, consolidating or liquidating; issuing equity securities beyond certain thresholds; repurchasing its capital stock beyond certain thresholds; and ceasing to actively conduct its business.

•	Cars.com may be unable to achieve the full strategic and financial benefits expected to result from the separation as described above in this section for a variety of reasons, including, among others: (i) following the separation, Cars.com may be more susceptible to market fluctuations and other adverse events than if it were still a part of TEGNA; (ii) following the separation, Cars.com’s business will be less diversified than TEGNA’s business prior to the separation; and (iii) the other actions required to separate TEGNA’s and Cars.com’s respective businesses could disrupt Cars.com’s operations.

The TEGNA board of directors concluded that the potential benefits of the separation outweighed these negative factors. For more information, see the section entitled “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the separation, and the complexity of these matters, the TEGNA board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation. Rather, the TEGNA board of directors viewed its decisions as being based on the totality of the factors it considered. In addition, individual members of the TEGNA board of directors may have given differing weights to different factors. The TEGNA board of directors conducted an overall review of the factors described above.

For additional information, see the section entitled “The Separation and Distribution—Reasons for the Separation” included elsewhere in this information statement.

Emerging Growth Company Status

Cars.com is an “emerging growth company,” as defined in the JOBS Act. As such, it is eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including, but not limited to, scaled disclosure provisions with respect to financial information and executive compensation, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. Cars.com may take advantage of these exemptions until it is no longer an emerging growth company. Cars.com cannot predict if investors will find its common stock less attractive because it intends to rely on some or all of these exemptions. If some investors find Cars.com common stock less attractive as a result, there may be a less active trading market for Cars.com common stock and its stock price may become more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Cars.com has elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

Cars.com could remain an emerging growth company until the earliest of (a) the last day of the first fiscal year in which its annual gross revenues exceed $1 billion, (b) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (c) the date that Cars.com becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, or (d) the date on which Cars.com has issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

SpinCo was incorporated in Delaware on August 26, 2016 for the purpose of effecting the separation of TEGNA’s digital automotive marketplace business from its remaining businesses. Prior to the distribution, TEGNA will contribute its digital automotive marketplace business, which primarily comprises Cars.com, LLC and DMR Holdings, Inc., to SpinCo. Until this contribution occurs, SpinCo will not carry on any substantial business or conduct any operations other than those necessary to effect the contribution of TEGNA’s digital automotive marketplace business and the eventual separation of SpinCo from TEGNA by means of the pro rata distribution of all of SpinCo’s outstanding common stock to holders of TEGNA common stock. At the time of the distribution, SpinCo will hold TEGNA’s digital automotive marketplace business.

The address of SpinCo’s principal executive offices is 175 West Jackson Boulevard, Chicago, Illinois 60604. SpinCo’s telephone number after the distribution will be [    ]. SpinCo maintains an Internet site at [    ]. SpinCo’s corporate website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making any investment decision.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to stockholders of TEGNA who will receive shares of Cars.com common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Cars.com’s securities. The information contained in this information statement is believed by Cars.com to be accurate as of the date set forth on the cover of this information statement. Changes may occur after that date, and neither TEGNA nor Cars.com will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary financial data reflects the operations of Cars.com. Cars.com derived the summary income statement data for each of the nine month periods ended September 30, 2016 and September 30, 2015, and the years ended December 31, 2015, December 31, 2014 and December 31, 2013, as set forth below, from Cars.com, LLC’s unaudited Interim Condensed Financial Statements and audited Annual Financial Statements, which are included in the “Index to Financial Statements” section of this information statement and from Cars.com’s unaudited condensed pro forma financial statements included in the “Unaudited Pro Forma Financial Statements” section of this information statement. Cars.com’s underlying financial data was derived from the financial records of TEGNA as of December 31, 2015 and December 31, 2014 and for the year ended December 31, 2015 and for the period October 1, 2014 to December 31, 2014. Financial data for the period January 1, 2014 to October 1, 2014 and the year ended 2013 were derived from the historical accounts of Cars.com under the previous ownership of Classified Ventures, LLC. As a result, the historical results may not necessarily reflect Cars.com’s results of operations, financial position and cash flows for future periods or what they would have been had Cars.com been a separate, stand-alone company during the periods presented. To ensure a full understanding of this summary financial data, the information presented below should be reviewed in combination with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes thereto included elsewhere in this information statement.

The summary unaudited pro forma financial data presented has been prepared to reflect the separation. The unaudited pro forma condensed income statement data presented reflects the financial results as if the separation occurred on January 1, 2015, which was the first day of fiscal 2015. The unaudited pro forma balance sheet data reflects the financial position as if the separation occurred on September 30, 2016. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.

The unaudited pro forma condensed financial statements are not necessarily indicative of Cars.com’s results of operations or financial condition had the distribution and its anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had Cars.com been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of its future results of operations, financial position or cash flows.

This summary historical and pro forma financial data should be reviewed in combination with the sections entitled “Unaudited Pro Forma Financial Statements,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included in this information statement.

	For the Nine Months Ended September 30,					For the Year Ended Dec. 31, 2015 Pro Forma (unaudited)			For the Year Ended Dec. 31, 2015 Successor	For the period Oct. 1, 2014 to Dec. 31, 2014 Successor	For the period Jan. 1, 2014 to Oct. 1, 2014 Predecessor	For the Year Ended Dec. 31, 2013 Predecessor
(In thousands of dollars, except for per share amounts)	2016 Pro Forma (unaudited)			2016 Successor (unaudited)	2015 Successor (unaudited)
Selected Statement of Income Information
Operating revenue
Retail	$	[	]	$343,013	$313,209	$	[	]	$424,632	$101,011	$280,283	$322,601
Wholesale		[	]	128,421	129,061		[	]	171,878	44,928	69,732	95,603
Total Operating Revenue		[	]	471,434	442,270		[	]	596,510	145,939	350,015	418,204
Income from Continuing Operations		[	]	127,564	118,056		[	]	157,838	16,218	6,377	69,242
Net income		[	]	127,564	118,056		[	]	157,838	16,218	575,378	104,690
Net income per Share
Basic
Diluted

	For the Nine Months Ended September 30,					For the Year Ended Dec. 31, 2015 Pro Forma (unaudited)			For the Year Ended Dec. 31, 2015 Successor
(In thousands of dollars)	2016 Pro Forma (unaudited)			2016 Successor (unaudited)	2015 Successor (unaudited)
Non-GAAP Financial Measures
Adjusted EBITDA(1)	$	[	]	$189,370	$178,488	$	[	]	$238,551

(1)	For a reconciliation of the above non-GAAP metrics to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Cars.com and Cars.com common stock. Any of the following risks could materially and adversely affect Cars.com’s business, results of operations and financial condition. The risk factors have been separated into three general groups: risks related to Cars.com’s business, risks related to the separation and risks related to Cars.com common stock.

Risks Related to Cars.com’s Business

Cars.com’s business is subject to risks related to the larger automotive ecosystem, including consumer demand and other macroeconomic issues.

Decreases in consumer demand could adversely affect the market for automobile purchases and, as a result, reduce the number of consumers using Cars.com’s platform. Consumer purchases of new and used automobiles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of new and used automobiles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy, including increases in the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility and increased unemployment. A reduction in the number of automobiles purchased by consumers could adversely affect automobile dealers and car manufacturers and lead to a reduction in other spending by these constituents, including targeted incentive programs. Though Cars.com’s current customer bases, revenue sources and operations are substantially limited to the U.S., Cars.com’s business may be negatively affected by challenges to the larger automotive ecosystem and other macroeconomic issues. Each of the foregoing could materially and adversely affect Cars.com’s business, results of operations and financial condition.

Cars.com participates in a highly competitive market, and pressure from existing and new companies may materially and adversely affect its business, results of operations and financial condition.

Cars.com faces significant competition from companies that provide listings, information, lead generation, and car-buying services designed to reach consumers and enable dealers to reach these consumers.

Cars.com’s competitors offer various products and services that compete with Cars.com. Some of these products include:

•	Internet search engines and online automotive sites such as Google, AutoTrader.com, eBay Motors, Edmunds.com, KBB.com, Autobytel.com, CarGurus.com, Carfax.com, NADAGuides.com and TrueCar.com.

•	sites operated by automobile manufacturers such as General Motors and Ford.

•	providers of offline, membership-based car-buying services such as the Costco Auto Program.

•	offline automotive classified listings, such as trade periodicals and local newspapers.

Cars.com competes with many of the above-mentioned companies and other companies for a share of car dealers’ overall marketing budget. To the extent that car dealers view alternative marketing and media strategies to be superior, Cars.com may not be able to maintain or grow the number of dealers in its network and such dealers may sell fewer cars to users of Cars.com’s platform and Cars.com’s business, results of operations and financial condition may be materially and adversely affected.

New competitors may enter the online automotive retail industry with competing products and services, which could have a material and adverse effect on Cars.com’s business, results of operations and financial condition.

Cars.com’s competitors could significantly impede Cars.com’s ability to expand its network of dealers and to reach consumers. Its competitors may also develop and market new technologies that render Cars.com’s existing or future products and services less competitive, unmarketable or obsolete. In addition, if competitors develop products or services with similar or superior functionality to Cars.com’s solutions, Cars.com may need to decrease the prices for its solutions to remain competitive. If Cars.com is unable to maintain its current pricing structure due to competitive pressures, its revenue may be reduced and its operating results may be negatively affected.

Some of Cars.com’s larger competitors may be better able to respond more quickly with new technologies and to undertake more extensive marketing or promotional campaigns. In addition, to the extent that any of Cars.com’s competitors have existing relationships with dealers or automobile manufacturers for marketing or data analytics solutions, those dealers and automobile manufacturers may be unwilling to continue to partner with Cars.com. If Cars.com is unable to compete with these companies, the demand for its products and services could substantially decline.

In addition, if any of Cars.com’s competitors were to merge or partner with another of Cars.com’s competitors, the change in the competitive landscape could materially and adversely affect Cars.com’s ability to compete effectively. Cars.com’s competitors may also establish or strengthen cooperative relationships with Cars.com’s current or future third-party data providers, technology partners or other parties with whom Cars.com has relationships, thereby limiting Cars.com’s ability to develop, improve and promote its solutions. Cars.com may not be able to compete successfully against current or future competitors, and competitive pressures may materially and adversely affect Cars.com’s business, results of operations and financial condition.

Cars.com relies on third-party service providers for many aspects of its business, including automobile pricing and other data, and any failure to maintain these relationships could harm its business.

Cars.com’s business relies on the collection, use and analysis of third-party data for the benefit of its car buying customers, dealer customers and advertisers. Cars.com uses information about automobiles, ownership history and pricing from third parties, including OEMs, dealers and others, in various aspects of its business. In addition, Cars.com’s ability to grow its user base depends, in part, on the availability and quality of data relating to potential users of the Cars.com platform. If the third parties on which Cars.com depends are unable to provide data, experience difficulty meeting Cars.com’s requirements or standards, or revoke or fail to renew Cars.com’s licenses for such data, Cars.com could have difficulty operating key aspects of its business, which could damage its business and reputation. In addition, if such third-party service providers were to cease operations, temporarily or permanently, face financial distress or other business disruption or increase their fees, or if Cars.com’s relationships with these providers were to deteriorate, Cars.com could suffer increased costs and delays in its ability to provide its products to consumers and customers until an equivalent provider could be found or until Cars.com develops replacement technology or operations. Cars.com attempts to mitigate this risk by signing long-term contracts with its data vendors, but such contracts do not guarantee that Cars.com will continue to receive the high quality data on which its business relies. If any of the foregoing occurs or if Cars.com is unsuccessful in choosing or finding high-quality partners, fails to negotiate cost-effective relationships with such partners or ineffectively manages these relationships, it could materially and adversely affect Cars.com’s business, results of operations and financial condition.

Cars.com relies on in-house content creation and development to drive traffic to the Cars.com sites and mobile applications.

Cars.com relies on its in-house editorial content team to continually develop content of use and interest to consumers in order to drive traffic to the Cars.com sites and mobile applications. The Cars.com editorial content team tests, reviews and photographs more than 200 different car makes and models every year to facilitate its creation of independent and unbiased coverage of the automotive landscape. Cars.com’s internally developed content focuses primarily on consumer purchasing and ownership advice and analysis of consumer automotive purchasing and ownership trends. If Cars.com is unable to continue to develop such content, it may be required to rely on third-party content providers, which would lead to less distinctive content on the Cars.com sites and increased operating costs. Additionally, if Cars.com is unable to continue providing the same level of high-quality, unique consumer content as it does currently, consumer traffic across the Cars.com sites and mobile applications could decrease. Such a decrease would lead to dealers receiving fewer indications of consumer interest through leads generated by the Cars.com sites and mobile applications, and recognizing less value for their digital advertising spend. As a result, dealers may not continue to list their vehicles on the Cars.com sites and mobile applications. Similarly, decreased traffic due to a failure to continue developing unique content in-house may cause national advertisers such as OEMs to shift their digital advertising spend to sites with higher traffic. Any of the foregoing could materially and adversely affect Cars.com’s business, results of operations and financial condition.

Cars.com relies in part on Internet search engines and “mobile application download stores” to drive traffic to the Cars.com sites and mobile applications. If the Cars.com sites and mobile applications fail to appear prominently in these search results, traffic to the Cars.com sites and mobile applications would decline and Cars.com’s business would be materially and adversely affected.

Cars.com depends, in part, on Internet search engines such as Google, Bing, and Yahoo! to drive traffic to the Cars.com sites. For example, when a user types the make and model of a specific automobile or a generic phrase, such as “automobile prices,” into an Internet search engine, Cars.com relies on a high organic search ranking of the Cars.com sites in these search results to drive user traffic. However, Cars.com’s ability to maintain these high, nonpaid search result rankings is not fully within its control. For example, its competitors’ search engine optimization efforts may result in their websites receiving a higher search result page ranking than that of Cars.com, or Internet search engines could revise their methodologies in a way that would adversely affect Cars.com’s search result rankings. In addition, Internet search engines could provide automobile dealer and pricing information directly in search results or choose to align with Cars.com’s competitors or develop competing services. The Cars.com sites have experienced fluctuations in search result rankings in the past, and it is anticipated that similar fluctuations will occur in the future.

Additionally, Cars.com depends in part on mobile application download stores such as the Apple App Store and Google Play to direct traffic towards Cars.com’s mobile applications. When a mobile device user searches in a mobile application download store for “car buying app” or a similar phrase, Cars.com relies on both a high search ranking and consumer brand awareness to drive consumers to select and download the Cars.com mobile applications instead of those of its competitors. However, Cars.com’s ability to maintain high, nonpaid search result rankings in mobile application download stores is not fully within its control. Cars.com’s competitors’ mobile application download store search optimization efforts may result in their mobile applications receiving a higher result ranking than that of Cars.com, or mobile application download stores could revise their methodologies in a way that would adversely affect Cars.com’s search result rankings.

If Internet search engines or mobile application download stores modify their search algorithms in ways that negatively impact traffic to the Cars.com sites or Cars.com mobiles applications, or if the search engine or mobile application download store optimization efforts of Cars.com’s competitors are more successful than Cars.com’s own efforts, overall growth in Cars.com’s user base could slow or the user base could decline. Any reduction in the number of users directed to the Cars.com sites or Cars.com mobile applications through Internet search engines and/or mobile application download stores could materially and adversely affect Cars.com’s business, operating results and financial condition.

The value of Cars.com’s assets or operations may be diminished if its information technology systems fail to perform adequately.

Cars.com’s information technology systems are critically important to operating its business efficiently and effectively. Cars.com’s brand, reputation and ability to attract consumers and advertisers depend on the reliability of Cars.com’s technology platforms and the ability to continuously deliver content. Interruptions in Cars.com’s information technology systems, whether due to system failures, computer viruses, physical or electronic break-ins, capacity constraints, power outages, local or widespread internet outages, telecommunications breakdowns or other uncontrollable events, could affect the security or availability of products on the Cars.com sites or Cars.com’s mobile applications or prevent or inhibit the ability of consumers to access Cars.com’s products. The failure of Cars.com’s information technology systems to perform as anticipated could disrupt Cars.com’s business and result in transaction errors, processing inefficiencies, decreased use of the Cars.com sites or mobile applications and loss of sales and customers, which could materially and adversely affect Cars.com’s business, results of operations and financial condition.

If Cars.com’s security measures are compromised, or if its platform is subject to attacks that degrade or deny consumers’ ability to access its sites, mobile applications or digital marketing services, consumers may curtail, or even stop, their use of Cars.com’s platform.

Like other technology-based businesses, Cars.com’s solutions are vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload servers with denial-of-service or other attacks, as well as similar disruptions from unauthorized use of Cars.com’s computer systems, any of which could lead to interruptions, delays or website or software shutdowns, potentially causing loss of critical data or the unauthorized disclosure or use of confidential information. If Cars.com experiences such a disruption to its security that results in performance or availability problems, the complete shutdown of the Cars.com sites or mobile applications or the loss or unauthorized disclosure of confidential information, consumers, dealers or advertisers may lose trust and confidence in Cars.com, decrease their use of its solutions or stop using its solutions entirely. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, Cars.com may be unable to proactively address these techniques or to implement adequate preventative measures. In addition, dealer and advertiser accounts and content could be hacked, hijacked, altered or otherwise claimed or controlled by unauthorized persons. Although Cars.com believes that its security measures adequately protect against unauthorized use of Cars.com’s technology systems, there is no guarantee that these controls will adequately protect against such risks. Cars.com maintains cyber risk insurance, but this insurance may not be sufficient to cover all losses from any future breach of Cars.com’s systems. Any such breach, attack or disruption could negatively impact Cars.com’s ability to attract new consumers, dealers or advertisers and could deter current consumers, dealers or advertisers from using Cars.com’s solutions, or subject Cars.com to lawsuits, regulatory fines or other action or liability, thereby having a material and adverse effect on Cars.com’s business, results of operations and financial condition.

Cars.com’s business depends on a strong Cars.com brand, and any failure to maintain, protect and enhance the Cars.com brand could hurt Cars.com’s ability to retain or expand its base of consumers, dealers and advertisers, and its ability to increase the frequency with which such consumers, dealers and advertisers use Cars.com’s services.

Cars.com believes that maintaining and increasing the strong recognition of the Cars.com brand is critical to the company’s future success. Cars.com is known for attracting a large base of in-market car shoppers by offering credible and easy-to-understand information from consumers and experts and an unrivaled set of new and used car listings for consumers to view. In addition, OEMs, dealers and other advertisers rely on Cars.com’s innovative digital marketing services to drive results in their businesses. To grow its business, Cars.com must maintain, protect and enhance its brand. Otherwise, it may be unable to expand its base of consumers, dealers and advertisers, or to increase the frequency with which such constituents use or purchase Cars.com’s services. Expanding the business will depend, in part, on Cars.com’s ability to maintain the trust that consumers, dealers and advertisers place in Cars.com’s services and the quality and integrity of the listings and other content found on the Cars.com sites and mobile applications. In addition, any negative publicity about Cars.com, including about its solutions, technologies, sales practices, personnel or customer service, could diminish confidence in and the use of its services. If Cars.com experiences persistent negative publicity, or if consumers otherwise perceive that content on the Cars.com sites or mobile applications is not reliable, Cars.com’s reputation, the value of its brands and traffic to the Cars.com sites and mobile applications could decline, and its business, results of operations and financial condition could be materially and adversely affected.

If Cars.com fails to maintain or increase its base of subscribing dealers that purchase listings on its sites or to increase its revenue from subscribing dealers, Cars.com’s business, results of operations and financial condition would be materially and adversely affected.

In 2013, supplemental pro forma 2014 and 2015, 78%, 80% and 81%, respectively, of Cars.com’s revenue was generated by the sale of paid listings to dealers on the Cars.com sites. Cars.com’s dealer listing revenue model employs a base package subscription fee with the opportunity for providers to purchase product enhancements or short-term premium services. The higher-priced product enhancements and short-term premium services offer more prominent placements and more features than the listings included in the standard packages, such as geographically targeted advertising to promote special events or sales. Cars.com’s ability to increase its revenue from currently subscribing dealers depends, in part, on the ability of its sales force to demonstrate the value and benefits of the additional features of its product enhancements and short-term premium services to its subscribing dealers and to persuade them to purchase the higher-priced enhancements and services. Subscribing dealers do not have long-term obligations to purchase or renew listing subscriptions on the Cars.com sites or mobile applications or product enhancements and premium services. Consequently, if subscribing dealers do not renew their subscriptions, continue to list their vehicles or continue to purchase product enhancements and premium services, or if Cars.com experiences significant attrition of subscribing dealers or is unable to attract new dealers in numbers greater than the number of subscribing dealers that it loses, Cars.com’s revenue will decrease and its business, results of operations and financial condition would be materially and adversely affected.

Cars.com competes with other consumer automotive websites and mobile applications and other digital content providers for share of automotive-related digital advertising spending and may be unable to maintain or grow its base of third-party advertising customers or increase its revenue from existing third-party advertisers, in which case its business, results of operations and financial condition may be materially and adversely affected.

In addition to revenue from dealer listing subscriptions, Cars.com generates significant revenue from third-party national advertising. In 2013, supplemental pro forma 2014 and 2015, 20%, 17% and 17%, respectively, of Cars.com’s revenue was generated by the sale of national advertising. Although the shift in advertising spending away from traditional advertising methods to digital advertising methods provides greater opportunity for Cars.com, competition to capture share of the total digital automotive advertising spend has and may continue to increase due to the attractive projected growth of digital automotive advertising spend and low barriers to entry in the online automotive classifieds and related digital automotive advertising markets.

Cars.com may face significant challenges in convincing its advertising customers, including brand advertisers and OEMs, to expand their advertising on the Cars.com sites and mobile applications in the face of growing competition, which could hurt Cars.com’s ability to grow its third-party advertising revenue. For example, there are a limited number of OEMs, most of which already advertise on the Cars.com sites. To grow its advertising revenue from these OEMs, Cars.com may need to increase the portion of OEMs’ digital advertising budgets that it currently receives. If the rate of renewal for Cars.com advertising customers decreases, Cars.com experiences a significant decrease in advertising spending, the number of advertising impressions on the Cars.com sites or mobile applications declines for any reason, Cars.com is unable to attract new advertisers in numbers greater than the number of advertisers it loses, or Cars.com is not able to raise rates or to increase its share of advertising revenue from dealers and other advertisers, its revenue will decrease and its business, results of operations and financial condition may be materially and adversely affected.

Cars.com cannot assure you that it will be able to continue to successfully develop and launch new products or grow its complementary product offerings.

Cars.com’s future success will depend, in part, upon its ability to continue to enhance and improve the value of its products and services through the development of new products and services and new value-add features for existing products and services, as well as its ability to leverage its brand recognition and existing operations to enter into new complementary markets successfully. Historically, Cars.com has been successful in increasing revenue through the launch of new products, services and value-add features, such as Event Positions, launched in May 2015, Sell & Trade and Lot Insights, both of which launched in March 2016, and in entering complementary markets through the launch of new products and services, such as the partnership with RepairPal Certified in March 2015. However, such historical success does not assure that Cars.com will continue to be successful in developing or introducing new products, services and value-add features, or that these new products, services and features will achieve market acceptance, enhance the value of the Cars.com brand or permit Cars.com to enter new, complementary markets successfully. Further, the development of new products and services in response to evolving customer demands and competitive pressures requires significant time and resources and there can be no assurance that Cars.com’s development efforts will be effective in permitting Cars.com to maintain or grow its market share or to enter new markets in a cost-effective manner, or at all.

If Cars.com fails to continue to successfully launch new value-add products and services or to enter new, complementary markets successfully, or to do either of the foregoing in a cost-effective manner, its business, results of operations and financial condition may be materially and adversely affected.

Cars.com’s business is dependent on keeping pace with advances in technology. If Cars.com is unable to keep pace with advances in technology, consumers may stop using its services and its revenues will decrease. If Cars.com is required to invest substantial amounts in technology, its business, results of operations and financial condition may be materially and adversely affected.

The Internet and electronic commerce markets are characterized by rapid technological change, changes in user and customer requirements, frequent new service and product introductions embodying new technologies, including mobile Internet applications, and the emergence of new industry standards and practices that could render the existing Cars.com sites, mobile applications and technology obsolete. These market characteristics are intensified by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. If Cars.com is unable to adapt to changing technologies, its business, results of operations and financial condition may be materially and adversely affected.

If Cars.com’s mobile applications do not continue to meet consumer demands or Cars.com is unable to successfully monetize its mobile advertising solutions, its business, results of operations and financial condition may be materially and adversely affected.

Cars.com’s future success will depend, in part, on its ability to keep pace with consumer technology trends and to ensure it grows its share of the mobile application market so that total advertising impressions across the Cars.com sites and mobile applications continue to increase. Among other things, Cars.com may not be able to successfully introduce new products and services on its mobile application platforms, consumers and dealers may believe that the mobile applications and product features of Cars.com’s competitors are superior, and the Cars.com mobile applications could become incompatible with future operating systems for mobile devices or new mobile device technology. Additionally, in the event that consumer trends lead to market demand for separate digital advertising pricing models as between the Cars.com sites and mobile applications, the monetization of mobile advertising could present challenges to Cars.com’s business due to, among other things, lower rates, decreased consumer attention and display advertising design constraints on mobile applications. If use of Cars.com’s mobile applications stagnates or declines, Cars.com is not able to successfully monetize mobile application advertising or Cars.com cannot adapt its products and services to another form of data viewing, whether on new mobile devices or otherwise, in a timely and cost-effective manner or at all, its business, results of operations and financial condition could be materially and adversely affected. In addition, its growth prospects could be materially and adversely affected.

Dealer closures or consolidation among dealers or OEMs could reduce demand for, and the pricing of, Cars.com’s marketing solutions and advertising on the Cars.com sites and mobile applications, thereby leading to decreased earnings.

When dealers consolidate, the services they previously purchased separately are often purchased by the combined entity in a lesser quantity than before, leading to volume compression and loss of revenue across the automotive marketplace sector. In the past, dealers have been more likely to close or consolidate when general economic conditions and/or conditions in the automotive industry are poor. Despite Cars.com’s market position, consolidation or closures of automobile dealers could reduce the aggregate demand for Cars.com’s services in the future and limit the amounts Cars.com earns for its solutions. In addition, advertising purchased by OEMs accounts for a meaningful portion of Cars.com’s revenues. There are a limited number of OEMs, and financial difficulties or consolidation among OEMs could similarly lead to volume compression and loss of revenue. Dealer closures or consolidation among dealers or OEMs could materially and adversely affect Cars.com’s business, results of operations and financial condition.

If growth in the online and mobile automotive advertising market stagnates or declines, Cars.com’s business, results of operations and financial condition could be materially and adversely affected.

Cars.com believes that future growth in the online and mobile automotive advertising market will be driven, in part, by dealers and brand advertisers increasingly shifting their advertising spending away from traditional media such as newspapers, radio and television, and towards online and mobile advertising. To the extent that overall automotive related advertising does not continue to shift online or to mobile applications, Cars.com’s business, results of operations and financial condition could be materially and adversely affected.

Cars.com’s ability to generate wholesale advertising revenues depends, in part, on the performance of third parties who sell Cars.com’s solutions pursuant to affiliation agreements.

In connection with TEGNA’s October 2014 acquisition of the 73% of Classified Ventures, LLC that it did not already own, Cars.com entered into new affiliation agreements with a group of media organizations that formerly owned Classified Ventures, LLC. In addition, in connection with TEGNA’s June 2015 spin-off of its publishing business as a standalone public company, now operating under the name Gannett Co., Inc., Cars.com entered into a new affiliation agreement with Gannett Co., Inc. and its newspaper subsidiaries. Pursuant to these affiliation agreements, all of which expire in either 2019 or 2020, Cars.com sells advertising packages and dealer solutions at wholesale rates to these counterparties, who have the exclusive right to market these products in their relevant territories. Cars.com does not have control over these counterparties, and any deterioration of the business prospects of or underperformance by these counterparties may reduce the revenues that Cars.com earns through wholesale channels. Though the affiliation agreements provide Cars.com with certain rights to terminate an exclusivity arrangement in a specific market upon a counterparty’s failure to meet minimum performance standards, these rights are only available after prolonged cure periods. As a result, underperforming counterparties may limit Cars.com’s ability to generate revenue in the covered territories for extended periods of time, or, if such underperformance is not sufficient to permit termination of the applicable affiliation agreement, until such agreement’s expiry in 2019 or 2020. The underperformance of Cars.com’s counterparties under the affiliation agreements could therefore have a material and adverse effect on Cars.com’s business, results of operations and financial condition, regardless of whether such underperformance is sufficient to permit termination of any of the affiliation agreements.

Uncertainty exists in the application of various laws and regulations to Cars.com’s business, including tax laws. New laws or regulations applicable to Cars.com’s business, or the expansion or interpretation of existing laws and regulations to apply to Cars.com’s business, could subject it to licensing requirements, claims, judgments and remedies, including sales and use taxes, other monetary liabilities and limitations on its business practices, and could increase administrative costs or materially and adversely affect its business, results of operations and financial condition.

Cars.com operates in a regulatory climate in which there is uncertainty as to the applicability of various laws and regulations to its business. Cars.com’s business could be significantly affected by different interpretations or applications of existing laws or regulations, future laws or regulations or actions or rulings by judicial or regulatory authorities. Cars.com’s operations may be subjected to adoption, expansion or interpretation of various laws and regulations, and compliance with these laws and regulations may require Cars.com to obtain licenses at an undeterminable and possibly significant initial and annual expense. Similarly, state tax authorities could take aggressive positions as to whether certain of Cars.com’s products are subject to sales and use taxes, leading to increased tax expense. These additional expenditures may materially and adversely affect Cars.com’s future results of operations, whether directly through increasing future overhead or indirectly by forcing Cars.com to pass on these additional costs to its customers, making Cars.com’s solutions less competitive. There can be no assurances that future laws or regulations or interpretations or expansions of existing laws or regulations will not impose requirements on Internet commerce that could substantially impair the growth of e-commerce and adversely affect Cars.com’s business, results of operations and financial condition. The adoption of additional laws or regulations may decrease the popularity or impede the expansion of e-commerce and Internet marketing, restrict Cars.com’s present business practices, require it to implement costly compliance procedures or expose Cars.com and/or its customers to potential liability.

Cars.com may be considered to “operate” or “do business” in states where its customers conduct their businesses, resulting in possible regulatory action. If any state licensing laws were determined to be applicable to Cars.com, and if it is required to be licensed and is unable to do so, or is otherwise unable to comply with laws or regulations, Cars.com could be subject to fines or other penalties or be compelled to discontinue operations in those states. If any state’s regulatory requirements impose state-specific requirements on Cars.com or include Cars.com within an industry-specific regulatory scheme, Cars.com may be required to modify its marketing programs in that state in a manner that may undermine such program’s attractiveness to consumers or dealers. Alternatively, if Cars.com determines that the licensing and related requirements are overly burdensome, it may elect to terminate operations in that state. In each case, Cars.com’s financial performance could be materially and adversely affected.

All states comprehensively regulate vehicle sales and lease transactions, including strict licensure requirements for dealers (and, in some states, brokers) and vehicle advertising. Cars.com believes that most of these laws and regulations specifically apply only to traditional vehicle purchase and lease transactions, not Internet-based lead referral programs like Cars.com’s. If Cars.com determines that the licensing or other regulatory requirements in a given state are applicable to it or to a particular marketing services program, it may elect to obtain the required licenses and comply with applicable regulatory requirements. However, if licensing or other regulatory requirements are overly burdensome, Cars.com may elect to terminate operations or particular marketing services programs in that state or elect to not introduce particular marketing services programs in that state. As Cars.com introduces new services, it may need to incur additional costs associated with additional licensing regulations and regulatory requirements.

Cars.com collects, processes, stores, shares, discloses and uses limited personal information and other data, and its actual or perceived failure to protect such information or data could damage its reputation and brand and materially and adversely affect its business, results of operations and financial condition.

Cars.com collects, processes, stores, shares, discloses and uses limited personal information and other data provided by consumers and dealers, sometimes including names, addresses and, in connection with Lot Insights, certain location information used in geo-fencing. Cars.com does not collect or store consumer financial data, including credit and debit card information. To effect secure transmission of such information, Cars.com relies on, among other security measures, firewalls, web content filtering, encryption and authentication technology licensed from third parties. Cars.com also depends on the security of its networks and, in part, on the security of its third-party service providers. Unauthorized use of, or inappropriate access to, Cars.com’s networks, computer systems or services, or to those of its third-party service providers, could potentially jeopardize the security of Cars.com’s confidential information. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, Cars.com or its third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. Nontechnical means, such as actions (or inactions) by an employee, can also result in a data breach. There can be no assurance that any security measures taken by Cars.com or its third-party service providers will be effective in preventing these activities. Cars.com may need to expend significant resources to protect against security breaches or to address problems caused by such breaches. If an actual or perceived breach of Cars.com’s security occurs, the perception of the effectiveness of its security measures could be harmed, which, in turn, could damage Cars.com’s relationships with dealers and reduce consumer traffic to the Cars.com sites and mobile applications. A party that is able to circumvent Cars.com’s security measures could misappropriate its proprietary information or the information of dealers and consumers who use its services, cause interruption in its operations or damage the computers or other hardware of such dealers or consumers. As a result of any such breaches, Cars.com’s dealers or consumers may assert claims of liability against Cars.com for its failure to prevent these activities. These activities may subject Cars.com to legal claims, adversely impact its reputation and interfere with its ability to provide its products and services, all of which may have a material and adverse effect on Cars.com’s business, results of operations and financial condition.

Failure to protect customer data, or to provide customers with appropriate notice of Cars.com’s privacy practices, could also subject Cars.com to liabilities imposed by U.S. federal and state regulatory agencies or courts. Cars.com could also be subject to evolving state laws and self-regulatory standards that impose data use obligations, data breach notification requirements, specific data security obligations, restrictions on solicitation or other consumer privacy-related requirements. Cars.com’s failure to comply with any of these laws, regulations or standards may have a material and adverse effect on its business, results of operations and financial condition.

Cars.com’s future strategic acquisitions, investments and partnerships could pose various risks, increase Cars.com’s leverage, dilute existing stockholders and significantly impact Cars.com’s ability to expand its overall profitability.

Acquisitions involve inherent risks, such as potentially increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material and adverse effect on Cars.com’s results of operations and/or cash flow and could strain Cars.com’s human resources. Cars.com may be unable to successfully implement effective cost controls or achieve expected synergies as a result of a future acquisition. Acquisitions may result in Cars.com’s assumption of unexpected liabilities and the diversion of management’s attention from the operation of Cars.com’s business. Acquisitions may also result in Cars.com having greater exposure to the industry risks of the businesses underlying the acquisition. Strategic investments and partnerships with other companies expose Cars.com to the risk that it may not be able to control the operations of its investee or partnership, which could decrease the amount of benefits Cars.com realizes from a particular relationship. Cars.com is also exposed to the risk that its partners in strategic investments and infrastructure may encounter financial difficulties that could lead to disruption of investee or partnership activities, or impairment of assets acquired, which could adversely affect future reported results of operations and stockholders’ equity. Acquisitions may subject Cars.com to new or different regulations or tax consequences which could have an adverse effect on Cars.com’s operations.

In addition, Cars.com may be unable to obtain the financing necessary to complete acquisitions on attractive terms or at all. If Cars.com raises additional funds through future issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences and privileges superior to those of holders of its common stock. Future equity financings would also decrease Cars.com’s earnings per share and the benefits derived by Cars.com from such new ventures or acquisitions might not outweigh or exceed their dilutive effect. Any additional debt financing Cars.com secures could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Cars.com to obtain additional capital or to pursue business opportunities.

Realization of any of the foregoing risks associated with future strategic acquisitions, investments and partnerships could materially and adversely affect Cars.com’s business, results of operations and financial condition.

The value of Cars.com’s existing intangible assets may become impaired, depending upon future operating results.

Cars.com’s goodwill and other intangible assets were approximately $2.4 billion as of September 30, 2016, representing approximately 95% of Cars.com’s total assets. Cars.com periodically evaluates its goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to earnings may be necessary. Any future evaluations requiring an asset impairment charge for goodwill or other intangible assets would adversely affect future reported results of operations and stockholders’ equity, although such charges would not affect Cars.com’s cash flow.

Adverse results from litigation or governmental investigations could impact Cars.com’s business practices and operating results.

Cars.com faces potential liability and expense for legal claims relating to the information that it publishes on the Cars.com sites and mobile applications, including claims for defamation, libel, negligence and copyright or trademark infringement, among others. Cars.com may be subject to claims based on its advertising of its own business. Although Cars.com has not historically been the subject of any such claims that were material, any such claims that Cars.com faces in the future could divert management time and attention away from Cars.com’s business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, Cars.com may elect or be compelled to remove content or may be forced to pay substantial damages if it is unsuccessful in its efforts to defend against these claims. If Cars.com elects or is compelled to remove valuable content from the Cars.com sites or mobile applications, its platforms may become less useful to consumers and its traffic may decline, which could have a material and adverse effect on its business, results of operations and financial condition.

Misappropriation or infringement of Cars.com’s intellectual property and proprietary rights, enforcement actions to protect its intellectual property and claims from third parties relating to intellectual property could materially and adversely affect Cars.com’s business, results of operations and financial condition.

Litigation regarding intellectual property rights is common in the Internet and technology industries. Cars.com expects that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in its industry segment grows and the functionality of products in different industry segments overlaps. Cars.com’s ability to compete depends upon its proprietary systems and technology. While it relies on intellectual property laws, confidentiality agreements and technical measures to protect its proprietary rights, Cars.com believes that the technical and creative skills of its personnel, continued development of its proprietary systems and technology, brand name recognition and reliable website maintenance are essential in establishing and maintaining a leadership position and strengthening its brands. Despite Cars.com’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Cars.com’s services or to obtain and use information that Cars.com regards as proprietary. Policing unauthorized use of its proprietary rights is difficult and may be expensive. Cars.com can provide no assurance that the steps it takes will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Effective trademark, service mark, patent, copyright and trade secret protection may not be available when Cars.com’s products and services are made available online. In addition, if litigation becomes necessary to enforce or protect its intellectual property rights or to defend against claims of infringement or invalidity, such litigation, even if successful, could result in substantial costs and diversion of resources and management attention. Cars.com also cannot provide any assurance that its products and services do not infringe on the intellectual property rights of third parties. Claims of infringement, even if unsuccessful, could result in substantial costs and diversion of resources and management attention. If unsuccessful, Cars.com may be subject to preliminary and permanent injunctive relief and monetary damages, which may be trebled in the case of willful infringements.

If Cars.com expands into new geographic markets, it may be prevented from using the Cars.com brands in such markets.

If Cars.com expands its business into foreign geographic markets, it may not have the ability to adopt trademarks or domain names that are identical or similar to the trademarks and domain names that it uses in the United States. Currently, Cars.com’s trademark property rights are limited to the United States. Cars.com may face opposition from third parties over the use of its trademarks and applications to register key trademarks in foreign jurisdictions in which it may expand its presence. Third parties may have already adopted identical or similar trademarks to the ones that Cars.com uses for its services. If Cars.com is unsuccessful in defending against these oppositions, its trademark applications may be denied. Cars.com could be forced to pay significant settlement costs or cease the use of its trademarks and associated elements of its brands in those or other jurisdictions. Consequently, international expansion may require Cars.com to adopt and promote new trademarks, which may be expensive and place it at a competitive disadvantage.

Cars.com’s ability to operate effectively could be impaired if it fails to attract and retain its key employees.

Cars.com’s success depends, in part, upon the continuing contributions of key employees and Cars.com’s continuing ability to attract, develop, motivate and retain highly qualified and skilled personnel. The loss of the services of any of Cars.com’s key employees or the failure to attract or replace qualified personnel may have a material and adverse effect on Cars.com’s business.

Seasonality may cause fluctuations in Cars.com’s revenue and operating results.

Cars.com’s revenue trends are a reflection of growth in the Cars.com dealer base throughout the year as new customers purchase subscription advertising packages and existing customers purchase additional product enhancements. Rate increases for retail customers occur throughout the year, whereas in the wholesale channel, rates generally only change annually, on the first day of the calendar year. The Cars.com display advertising business, targeted to auto manufacturers, experiences some seasonality as a result of consumers’ car buying patterns and the introduction of new vehicle models from OEMs. Cars.com’s revenues and operating results have historically been lowest in the first quarter of the calendar year, and Cars.com expects this trend to continue. In addition to these seasonal effects, Cars.com’s revenues and operations may be affected by macroeconomic conditions in the automotive sector.

Risks Related to the Separation and Distribution

Cars.com has no history of operating as an independent company, and Cars.com’s historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Cars.com included in this information statement refers to Cars.com’s business as operated by and integrated with TEGNA. Cars.com’s historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of TEGNA and Cars.com, LLC (formerly Classified Ventures, LLC and now a wholly owned subsidiary of TEGNA). Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations and cash flows that Cars.com would have achieved as a separate, publicly traded company during the periods presented, or those that Cars.com will achieve in the future, primarily as a result of the factors described below:

•	Prior to the separation, and since TEGNA’s acquisition of Cars.com in October 2014, Cars.com has primarily operated as a stand-alone entity within TEGNA’s broader corporate organization. Cars.com’s historical financial statements include allocations of certain TEGNA corporate expenses that have historically been provided to Cars.com by TEGNA. Such expenses primarily include insurance, severance costs, and other general corporate overhead expenses, and allocations were based on either the actual costs incurred, or Cars.com’s headcount relative to TEGNA’s consolidated headcount. The historical allocated corporate costs were approximately $2.4 million and $1.4 million during the three months ended December 31, 2014 and the year ended December 31, 2015, respectively. The presentation in the historical and pro forma financial statements may not be indicative of the actual level of expense that would have been incurred had Cars.com historically operated as an independent, publicly-traded company, and accordingly, the financial statements may not necessarily reflect Cars.com’s financial position, results of operations and cash flows had it operated as a publicly-traded company during the periods presented.

•	Generally, Cars.com’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have in the past been satisfied as part of TEGNA’s corporate-wide cash management policies. Following the completion of the distribution, Cars.com expects that it will need to obtain financing from banks or through other arrangements, which may or may not be available and may be more costly.

•	After the completion of the distribution, the cost of capital for Cars.com’s business may be higher than TEGNA’s cost of capital prior to the distribution.

•	Cars.com’s historical financial information does not reflect the debt that it expects to incur in connection with the separation.

•	As a result of the distribution, Cars.com will become a stand-alone public company that will be required to prepare its financial statements according to the rules and regulations promulgated by the SEC. Cars.com will also for the first time be subject to the Sarbanes-Oxley Act, the Dodd-Frank Act, and the reporting requirements of the Exchange Act, in each case, as applied to an emerging growth company. Complying with these laws, rules and regulations could result in significant costs to Cars.com and require it to divert substantial resources, including management time, from other activities.

Other significant changes may occur in Cars.com’s cost structure, management, financing and business operations as a result of operating as a separate company from TEGNA. For additional information about the past financial performance of Cars.com’s business and the basis of presentation of the historical financial statements and the unaudited pro forma financial statements of Cars.com’s business, see the sections entitled “Unaudited Pro Forma Financial Statements,” “Selected Historical Financial Data of Cars.com” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the historical financial statements and accompanying notes included elsewhere in this information statement.

There could be significant liability if the distribution is determined to be a taxable transaction.

It is a condition to the distribution that TEGNA receives an opinion from outside tax counsel to the effect that the requirements for tax-free treatment under Section 355 of the Code will be satisfied. The opinion relies on certain facts, assumptions, representations and undertakings from TEGNA and Cars.com regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings is incorrect or not satisfied, TEGNA and its stockholders may not be able to rely on the opinion of tax counsel and could be subject to significant tax liabilities.

Notwithstanding the opinion of tax counsel, the IRS could determine on audit that the separation is a taxable transaction if it determines that any of these facts, assumptions, representations or undertakings are incorrect or have been violated or if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of certain significant changes in the share ownership of TEGNA or Cars.com after the separation. If the separation is determined to be taxable for U.S. federal income tax purposes, TEGNA and its stockholders that are subject to U.S. federal income tax could incur significant U.S. federal income tax liabilities, and Cars.com could incur significant liabilities. For a description of the sharing of such liabilities between TEGNA and Cars.com, see the section entitled “Relationship with TEGNA Following the Separation and Distribution—Tax Matters Agreement.”

Cars.com may be unable to engage in certain corporate transactions after the separation because such transactions could jeopardize the intended tax-free status of the distribution.

To preserve the tax-free treatment to TEGNA of the separation and distribution, under the tax matters agreement that Cars.com will enter into with TEGNA, Cars.com will be restricted from taking any action that prevents the distribution and related transactions from being tax-free for U.S. federal income tax purposes. Under the tax matters agreement that TEGNA and Cars.com will enter into prior to the distribution, for the two-year period following the distribution, Cars.com will be prohibited, except in certain circumstances, from:

•	entering into any transaction resulting in the acquisition of all or a portion of its stock or assets, whether by merger or otherwise;

•	merging, consolidating or liquidating;

•	issuing equity securities beyond certain thresholds;

•	repurchasing its capital stock beyond certain thresholds; and

•	ceasing to actively conduct its business.

These restrictions may limit Cars.com’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. In addition, under the tax matters agreement, Cars.com will be required to indemnify TEGNA against any such tax liabilities as a result of the acquisition of Cars.com’s stock or assets, even if Cars.com did not participate in or otherwise facilitate the acquisition.

Until the separation and distribution occur, TEGNA has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to Cars.com.

Until the separation and distribution occur, Cars.com will be a wholly owned subsidiary of TEGNA. Accordingly, TEGNA will effectively have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to Cars.com. In addition, TEGNA may decide at any time not to proceed with the separation and distribution.

Cars.com may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect Cars.com’s business.

Cars.com may be unable to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution are expected to provide the following benefits, among others:

•	a distinct investment identity allowing investors to evaluate the merits, strategy, performance and future prospects of Cars.com separately from TEGNA;

•	improved management “fit and focus” at both TEGNA and Cars.com;

•	ability to pursue value-enhancing acquisitions and other growth opportunities;

•	more efficient allocation of capital for both TEGNA and Cars.com; and

•	facilitating incentive compensation arrangements for employees that are more directly tied to the performance of the relevant company’s business, and enhancing employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives, while at the same time creating an independent equity structure that will facilitate Cars.com’s ability to effect future acquisitions utilizing Cars.com common stock.

Cars.com may not achieve these or other anticipated benefits for a variety of reasons, including, among others: (a) the separation will require significant amounts of management time and effort, which may divert management attention from operating and growing Cars.com’s business; (b) following the separation, Cars.com may be more susceptible to market fluctuations and other adverse events than if it were still a part of TEGNA; (c) following the separation, Cars.com’s business will be less diversified than TEGNA’s business prior to the separation; and (d) the other actions required to separate TEGNA’s and Cars.com’s respective businesses could disrupt Cars.com’s operations. If Cars.com fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, Cars.com’s business, results of operations and financial condition could be materially and adversely affected.

TEGNA or Cars.com may fail to perform under various transaction agreements that will be executed as part of the separation.

In connection with the separation, and prior to the distribution, Cars.com and TEGNA will enter into a separation agreement as well as various other agreements, including a transition services agreement, a tax matters agreement and an employee matters agreement. The separation agreement, the tax matters agreement and the employee matters agreement will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and will include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of select services by TEGNA for the benefit of Cars.com for a limited period of time after the separation. Cars.com will rely on TEGNA to satisfy its performance obligations under these agreements. If TEGNA is unable to satisfy its obligations under these agreements, including its indemnification obligations, Cars.com’s business, results of operations and financial condition could be materially and adversely affected.

After the distribution, certain members of management and directors may hold stock in both TEGNA and Cars.com, and as a result may face actual or potential conflicts of interest.

After the distribution, the management and directors of each of TEGNA and Cars.com may own both TEGNA common stock and Cars.com common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when Cars.com management and directors and TEGNA’s management and directors face decisions that could have different implications for Cars.com and TEGNA. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Cars.com and TEGNA regarding the terms of the agreements governing the distribution and Cars.com’s relationship with TEGNA following the distribution. These agreements include the separation and distribution agreement, the tax matters agreement, the employee matters agreement, the transition services agreement and any commercial agreements between the parties or their affiliates. Potential conflicts of interest may also arise out of any commercial arrangements that Cars.com or TEGNA may enter into in the future.

No vote of TEGNA stockholders is required in connection with the separation and distribution.

No vote of the TEGNA stockholders is required in connection with the separation and distribution. Accordingly, if this transaction occurs and you do not want to receive Cars.com common stock in the distribution, your only recourse will be to divest yourself of your TEGNA common stock prior to the record date for the distribution.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect Cars.com.

As a public company, Cars.com will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare its financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that Cars.com file annual, quarterly and current reports. Cars.com’s failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject it to penalties under federal securities laws, expose it to lawsuits and restrict its ability to access financing.

In addition, the Sarbanes-Oxley Act requires that, among other things, Cars.com establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in Cars.com’s business or changes in applicable accounting rules. Cars.com cannot assure you that its internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which it had previously believed that internal controls were effective. If Cars.com is not able to maintain or document effective internal control over financial reporting, its independent registered public accounting firm will not be able to certify as to the effectiveness of Cars.com’s internal control over financial reporting.

Matters affecting Cars.com’s internal controls may cause it to be unable to report its financial information on a timely basis, or may cause it to restate previously issued financial information, and thereby subject Cars.com to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the company and the reliability of its financial statements. Confidence in the reliability of Cars.com’s financial statements is also likely to suffer if Cars.com or its independent registered public accounting firm reports a material weakness in Cars.com’s internal control over financial reporting. This could have a material and adverse effect on Cars.com by, for example, leading to a decline in Cars.com’s share price or impairing its ability to raise additional capital.

For as long as Cars.com is an emerging growth company under the recently enacted JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404(b). An independent assessment of the effectiveness of Cars.com’s internal controls could detect problems that management’s assessment might not. Undetected material weaknesses in Cars.com’s internal controls could lead to restatements of Cars.com’s financial statements and require Cars.com to incur the expense of remediation.

In connection with the separation, Cars.com will incur debt obligations that could adversely affect Cars.com’s business, profitability and ability to meet its obligations.

As of September 30, 2016, on a pro forma basis after giving effect to the new financing arrangements that Cars.com expects to enter into in connection with the separation and after giving effect to the application of the net proceeds of such financing, Cars.com’s total combined indebtedness would have been $[    ].

This debt could potentially have important consequences to Cars.com and its debt and equity investors, including:

•	requiring that a portion of Cars.com’s cash flow from operations be used to service this debt following the separation, which would reduce cash flow available for other corporate purposes, including capital expenditures and acquisitions;

•	increasing Cars.com’s vulnerability to shifts in interest rates and to general adverse economic and industry conditions;

•	limiting Cars.com’s flexibility in planning for, or reacting to, changes in its business and the industry; and

•	limiting Cars.com’s ability to borrow additional funds as needed, or increasing the costs of any such borrowing, including as a result of a future credit ratings downgrade.

To the extent that Cars.com incurs additional indebtedness, the foregoing risks could increase. In addition, Cars.com’s actual cash requirements in the future may be greater than expected. Cars.com’s cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and Cars.com may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance Cars.com’s debt.

Increases in interest rates could increase interest payable under Cars.com’s variable rate indebtedness.

It is expected that a significant portion of Cars.com’s outstanding indebtedness immediately following the separation and distribution will include variable rate indebtedness under certain financing arrangements that Cars.com enters into on or about the distribution date. As a result of this indebtedness, Cars.com will be subject to interest rate risk. It is expected that interest rates under these financing arrangements will be based on a floating rate index, and changes in interest rates could increase the amount of Cars.com’s interest payments and thus negatively impact its future earnings and cash flows. If Cars.com does not have sufficient cash flow to make interest payments, it may be required to refinance all or part of its outstanding debt, sell assets, borrow additional money or sell securities, none of which Cars.com can guarantee it would be able to complete on acceptable terms or at all.

Risks Related to Cars.com Common Stock

Cars.com cannot be certain that an active trading market for its common stock will develop or be sustained after the distribution, and following the distribution, Cars.com’s stock price may fluctuate significantly.

A public market for Cars.com common stock does not currently exist. Cars.com anticipates that on or about the record date for the distribution, trading of shares of its common stock will begin on a “when-issued” basis, which will continue through the distribution date. However, Cars.com cannot guarantee that an active trading market for its common stock will develop or be sustained after the distribution, nor can Cars.com predict the prices at which shares of its common stock may trade after the distribution. Similarly, Cars.com cannot predict whether the combined market value of the shares of Cars.com common stock and TEGNA common stock will be less than, equal to or greater than the market value of TEGNA common stock prior to the distribution.

The market price of Cars.com common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond Cars.com’s control, including:

•	actual or anticipated fluctuations in Cars.com’s operating results;

•	flat or slow growth in online or mobile advertising spending;

•	declining operating revenues derived from Cars.com’s core business;

•	the gain or loss of significant advertisers or other customers;

•	the operating and stock price performance of comparable companies;

•	changes in the regulatory and legal environment under which Cars.com operates; and

•	market conditions in the automotive industry, e-commerce industry, and domestic and worldwide economy as a whole.

There may be substantial changes in Cars.com’s stockholder base.

Many investors holding TEGNA common stock may hold such stock because of a decision to invest in a company with TEGNA’s profile. Following the distribution, the shares of Cars.com common stock held by those investors will represent an investment in a digital automotive marketplace company with a different profile from TEGNA. This profile may not align with such investors’ investment strategies and may cause such holders to sell their shares. As a result, Cars.com’s stock price may decline or experience volatility as Cars.com’s stockholder base changes.

Cars.com does not expect to pay any cash dividends for the foreseeable future.

Cars.com currently intends to retain future earnings to finance and grow its business. As a result, Cars.com does not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends by Cars.com will be made in the sole discretion of its board of directors from time to time in accordance with applicable law. There can be no assurance that Cars.com will have sufficient surplus under Delaware law to be able to pay any dividends at any time in the future. This may result from extraordinary cash expenses, actual costs exceeding contemplated costs, funding of capital expenditures or increases in reserves. If Cars.com does not pay dividends, the price of Cars.com common stock that you receive in the distribution must appreciate for you to receive a gain on your investment. This appreciation may not occur. Further, you may have to sell some or all of your shares of Cars.com common stock in order to generate cash flow from your investment.

Your percentage of ownership in Cars.com may be diluted in the future.

In the future, your percentage ownership in Cars.com may be diluted because of equity awards that Cars.com will be granting to Cars.com’s directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. Cars.com’s employees will receive shares of its common stock after the distribution as a result of conversion of their TEGNA restricted stock units (in whole or in part) to Cars.com restricted stock units. Cars.com anticipates that its executive compensation committee will grant additional stock-based awards to its employees after the distribution. Such awards will have a dilutive effect on Cars.com’s earnings per share, which could adversely affect the market price of Cars.com common stock. From time to time, Cars.com will issue additional stock-based awards to its employees under Cars.com’s employee benefits plans.

In addition, Cars.com’s amended and restated certificate of incorporation will authorize Cars.com to issue, without the approval of Cars.com’s stockholders, one or more classes or series of preferred stock that have such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Cars.com common stock respecting dividends and distributions, as Cars.com’s board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Cars.com common stock. Similarly, the repurchase or redemption rights or liquidation preferences Cars.com could assign to holders of preferred stock could affect the residual value of the common stock. For additional information, see the section entitled “Description of Cars.com’s Capital Stock.”

Cars.com is an “emerging growth company,” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, its common stock may be less attractive to investors.

Cars.com is an “emerging growth company,” as defined in the JOBS Act, and Cars.com intends to take advantage of some of the exemptions from reporting requirements that are afforded to emerging growth companies including, but not limited to, exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Cars.com cannot predict if investors will find its common stock less attractive because it intends to rely on these exemptions. If some investors find Cars.com’s common stock less attractive as a result, there may be a less active trading market for Cars.com common stock and its stock price may become more volatile. Cars.com may take advantage of these exemptions until it is no longer an emerging growth company.

Cars.com’s amended and restated certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Cars.com’s stockholders, which could discourage lawsuits against Cars.com and Cars.com’s directors and officers.

Cars.com’s amended and restated certificate of incorporation will provide that, unless the board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Cars.com, any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director or officer of Cars.com to Cars.com or to Cars.com’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; any action asserting a claim against Cars.com or any current or former director or officer of Cars.com arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or Cars.com’s amended and restated certificate of incorporation or bylaws; any action asserting a claim relating to or involving Cars.com that is governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as such term is defined in the DGCL. This exclusive forum provision may limit the ability of Cars.com’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Cars.com or Cars.com’s current or former directors or officers, which may discourage such lawsuits against Cars.com and Cars.com’s current or former directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Cars.com may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Cars.com’s business, results of operations and financial condition.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials that TEGNA and Cars.com have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “The Separation and Distribution” and other sections of this information statement contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Cars.com management and is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond Cars.com’s control. Except as may be required by law, Cars.com undertakes no obligation to modify or revise any forward-looking statement to reflect new information, events or circumstances occurring after the date of this information statement. Factors, risks, trends and uncertainties that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in addition to the following other factors, risks, trends and uncertainties:

•	competitive pressures in the markets in which Cars.com operates and innovation by Cars.com’s competitors;

•	increased closures or consolidation among automobile dealers or other events which may adversely affect business operations of major customers and/or depress their level of advertising;

•	macroeconomic trends and conditions;

•	economic downturns leading to a weak automotive market or a decrease in online and mobile advertising or consumer demand for new and used cars;

•	the ability of Cars.com to anticipate market needs and develop new and enhanced products and services to meet those needs, and its ability to successfully monetize them;

•	potential disruption or interruption of Cars.com’s operations due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	an inability to realize benefits or synergies from acquisitions of new businesses or dispositions of existing businesses or to operate businesses effectively following acquisitions or divestitures;

•	the ability to attract and retain employees;

•	the ability to adequately protect intellectual property;

•	reliance on third-party service providers;

•	rapid technological changes and frequent new product introductions prevalent in the markets in which Cars.com competes;

•	volatility in financial and credit markets which could affect Cars.com’s ability to raise funds through debt or equity issuances and otherwise affect Cars.com’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms;

•	reliance on the performance of counterparties to affiliation agreements to generate wholesale advertising revenues, and the potential underperformance of these counterparties;

•	the ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to Cars.com’s business;

•	adverse outcomes in proceedings with governmental authorities or administrative agencies;

•	an other than temporary decline in operating results and enterprise value that could lead to non-cash goodwill, other intangible asset, investment or property, plant and equipment impairment charges;

•	Cars.com’s expectations regarding the time during which it will be an “emerging growth company” under the JOBS Act;

•	Cars.com’s inability to engage in certain corporate transactions following the separation;

•	any failure to realize expected benefits from the separation; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

THE SEPARATION AND DISTRIBUTION

Overview

The TEGNA board of directors, together with TEGNA management and advisors, continually reviews its businesses for ways to improve TEGNA’s performance. As part of these reviews, the TEGNA board of directors considers many factors, such as current and prospective economic and industry conditions and the composition of TEGNA’s businesses. As a result of these reviews, TEGNA has taken various actions over the past several years. For example, in 2014, TEGNA announced that it intended to separate its publishing business at the same time as it announced entering into an agreement to purchase the 73% of equity interests in Classified Ventures, LLC that it did not previously own.

Since TEGNA acquired the remaining interest in Classified Ventures, LLC (subsequently renamed Cars.com, LLC), the Cars.com digital automotive marketplace business accelerated its product pipeline and took other strategic actions to improve its performance. The TEGNA board of directors believed that, now that the digital automotive marketplace business had taken these actions, it was an appropriate time to consider whether to retain that business or to pursue the separation. As described in more detail below under “—Reasons for the Separation”, the TEGNA board of directors considered a variety of factors, including the distinct investment identities of Cars.com and TEGNA’s other businesses; the enhanced strategic and management focus that would result from the separation and distribution; the ability of each company to use its own equity as “acquisition currency” for growth opportunities; more efficient allocation of capital to each company; and alignment of incentives with performance objectives. Based on the totality of the factors it considered, the TEGNA board of directors concluded that, at this time, separating TEGNA’s digital automotive marketplace business from its media and other digital businesses is preferable to retaining this business and is in the best interests of TEGNA and its stockholders.

On September 7, 2016, TEGNA announced that it intends to separate its digital automotive marketplace business from its media and other digital businesses. TEGNA intends to effect the separation through a pro rata distribution of all of the common stock of a new entity, Cars.com Inc., which was formed to hold the assets and liabilities associated with TEGNA’s digital automotive marketplace business.

On [    ], the TEGNA board of directors approved the distribution of all of the issued and outstanding shares of Cars.com common stock on the basis of one share of Cars.com common stock for every [    ] shares of TEGNA common stock held as of the close of business on [    ], the record date for the distribution, subject to the satisfaction or waiver of the conditions to the distribution as described in this information statement.

At [    ], Eastern Time, on [    ], the distribution date, each TEGNA stockholder will receive one share of Cars.com common stock for every [    ] shares of TEGNA common stock held at the close of business on [    ], the record date for the distribution, as described below. TEGNA stockholders will receive cash in lieu of any fractional shares of Cars.com common stock that they would have received after application of this ratio. TEGNA’s stockholders will not be required to make any payment, surrender or exchange their shares of TEGNA common stock or take any other action to receive their shares of Cars.com common stock in the distribution. The distribution of Cars.com common stock, as described in this information statement, is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Reasons for the Separation

The TEGNA board of directors determined that the separation of TEGNA’s digital automotive marketplace business from its media and other digital businesses would be in the best interests of TEGNA and its stockholders and approved the separation. A wide variety of factors were considered by the TEGNA board of directors in evaluating the separation. Among other things, the TEGNA board of directors considered the following potential benefits of the separation:

•	Distinct investment identity. The separation will allow investors to separately value TEGNA and Cars.com based on each company’s distinct investment identities. Cars.com’s digital automotive marketplace business differs from TEGNA’s media and other digital businesses in several respects, such as sources of revenue, creation and procurement of content, sales channels and technology needs. The separation will enable investors to evaluate the merits, strategy, performance and future prospects of each company’s respective business and to invest in each company separately based on these distinct characteristics. The separation may attract new investors who may not have properly assessed the value of Cars.com’s digital automotive marketplace business relative to the value it is currently accorded as part of TEGNA.

•	Enhanced strategic and management focus. The separation will allow Cars.com and TEGNA to more effectively pursue and implement their distinct operating priorities and strategies and will improve management “fit and focus” at both companies, enabling the management of both companies to pursue their respective unique opportunities for long-term growth and profitability. Cars.com’s management will be able to focus exclusively on its digital automotive marketplace business, while the management of TEGNA will be dedicated to growing its media and digital businesses.

•	Growth opportunities. Following the separation, the equity of each company will be able to be used as a focused “acquisition currency,” and as such the separation will provide each company with greater opportunities to pursue value-enhancing acquisitions in industries with active M&A markets. Independent equity structures will afford each company direct access to capital markets, facilitating each company’s ability to pursue its specific growth objectives. Each company will also have the flexibility to develop a growth strategy that capitalizes on its distinct strengths and consequently each company will be well-positioned to capitalize on the available opportunity set in its specific market.

•	More efficient allocation of capital. The separation will permit each company to concentrate its financial resources solely on its own operations, providing each company with greater flexibility to invest capital in its business at a time and in a manner appropriate for its distinct strategy and business needs without having to compete with each other for investment capital. This will facilitate a more efficient allocation of capital based on each company’s profitability, cash flow and growth opportunities, and allow each company to pursue an optimal mix of return of capital to stockholders, reinvestment in leading-edge technology and value-enhancing investment and M&A opportunities in related digital businesses.

•	Alignment of incentives with performance objectives. The separation will facilitate incentive compensation arrangements with respect to equity of each of Cars.com and TEGNA, which will permit Cars.com and TEGNA employees to more narrowly focus on each respective business and further align employee incentives with those of the shareholders of each respective company.

Neither Cars.com nor TEGNA can assure you that, following the separation, any of the benefits described above or any other benefits will be realized to the extent anticipated, or at all.

•

Possible increased costs.    The separation may result in possible increased costs related to operating as a public company, such as compensating an independent board of directors, compliance with regulatory and stock exchange requirements, increased auditing and insurance fees and development of internal infrastructure and support functions, which costs were preliminarily estimated to be approximately $10 million to $15 million on an annual basis. The separation will also result in one-time separation costs, such as costs of legal counsel, financial advisors, debt issuance costs, the audit of Cars.com’s historical combined consolidated financial statements and accounting and valuation advisory work related to the separation, which costs were preliminarily estimated to be approximately $35 million to $40 million.

•	Potential post-separation volatility in the price for Cars.com common stock. Many investors holding TEGNA common stock may hold such stock because of a decision to invest in a company with TEGNA’s profile. Following the distribution, the shares of Cars.com common stock held by those investors will represent an investment in a digital automotive marketplace company with a different profile from TEGNA. This profile may not align with such investors’ investment strategies and may cause such holders to sell their shares. As a result, Cars.com’s stock price may decline or experience volatility as Cars.com’s stockholder base changes.

•	Management focus and attention. Prior to the completion of the separation, it is expected that the separation will require significant time and effort from TEGNA’s and Cars.com’s respective management teams and consequently may result in the diversion of management attention away from operation of their respective businesses and potentially negative effects on TEGNA’s and Cars.com’s existing business relationships.

•	Future limitations on Cars.com’s operations to preserve the tax-free nature of the separation. The tax matters agreement that TEGNA and Cars.com will enter into prior to the distribution will include restrictions that may limit Cars.com’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. Under the tax matters agreement, for the two-year period following the distribution, Cars.com will be prohibited, except in certain circumstances, from: entering into any transaction resulting in the acquisition of all or a portion of its stock or assets, whether by merger or otherwise; merging, consolidating or liquidating; issuing equity securities beyond certain thresholds; repurchasing its capital stock beyond certain thresholds; and ceasing to actively conduct its business.

•	Failure to achieve the anticipated benefits of the separation. Cars.com may be unable to achieve the full strategic and financial benefits expected to result from the separation as described above in this section for a variety of reasons, including, among others: (i) following the separation, Cars.com may be more susceptible to market fluctuations and other adverse events than if it were still a part of TEGNA; (ii) following the separation, Cars.com’s business will be less diversified than TEGNA’s business prior to the separation; and (iii) the other actions required to separate TEGNA’s and Cars.com’s respective businesses could disrupt Cars.com’s operations.

The TEGNA board of directors concluded that the potential benefits of the separation outweighed these negative factors. For more information, see the section entitled “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the separation, and the complexity of these matters, the TEGNA board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation. Rather, the TEGNA board of directors viewed its decisions as being based on the totality of the factors it considered. In addition, individual members of the TEGNA board of directors may have given differing weights to different factors. The TEGNA board of directors conducted an overall review of the factors described above.

Formation of Cars.com Inc. and Internal Reorganization

Cars.com Inc. was formed as a Delaware corporation on August 26, 2016 for the purpose of holding TEGNA’s digital automotive marketplace business. As part of the plan to separate the digital automotive marketplace business from the remainder of its businesses, pursuant to the separation and distribution agreement that TEGNA and Cars.com will enter into prior to the distribution, TEGNA plans to transfer the equity interests of certain entities that operate the digital automotive marketplace business, including Cars.com, LLC, DMR Holdings, Inc., and the assets and liabilities of the digital automotive marketplace business to Cars.com prior to the distribution. The distribution will not affect TEGNA’s continued ownership of its media and other digital businesses.

When and How You Will Receive the Distribution

With the assistance of Wells Fargo Shareowner Services, TEGNA expects to distribute all of Cars.com common stock at [    ], Eastern Time, on [    ], the distribution date, to all holders of outstanding shares of TEGNA common stock as of the close of business on [    ], the record date for the distribution. Wells Fargo Shareowner Services, which currently serves as the transfer agent and registrar for TEGNA’s common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Cars.com common stock.

If you own TEGNA common stock as of the close of business on the record date for the distribution, Cars.com common stock that you are entitled to receive in the distribution will be issued to you electronically, as of the distribution date, in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Wells Fargo Shareowner Services will then mail you a direct registration account statement that reflects your shares of Cars.com common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership whereby no physical share certificates are issued to stockholders, as is the case in this distribution. If you own TEGNA common stock through the TEGNA dividend reinvestment plan, Cars.com shares you receive will be distributed to a new Cars.com dividend reinvestment plan account that will be created for you. If you sell TEGNA common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Cars.com common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of TEGNA common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Cars.com common stock that have been registered in book-entry form in your name.

Most TEGNA stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your TEGNA common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for Cars.com common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Cars.com common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Cars.com affiliates. Persons who may be deemed to be Cars.com affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Cars.com, which may include certain Cars.com executive officers, directors or principal stockholders. Securities held by Cars.com affiliates will be subject to resale restrictions under the Securities Act. Cars.com affiliates will be permitted to sell shares of Cars.com common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Cars.com Common Stock You Will Receive

For every [    ] shares of TEGNA common stock that you own at the close of business on [    ], the record date for the distribution, you will receive one share of Cars.com common stock on the distribution date. TEGNA will not distribute any fractional shares of Cars.com common stock to its stockholders. Instead, if you are a registered holder, Wells Fargo Shareowner Services (which is sometimes referred to herein as the distribution agent) will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by TEGNA or Cars.com, will determine when, how and through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of either TEGNA or Cars.com. Wells Fargo Shareowner Services is not an affiliate of either TEGNA or Cars.com. Neither Cars.com nor TEGNA will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

The aggregate net cash proceeds of these sales of fractional shares will be taxable for U.S. federal income tax purposes. For an explanation of the material U.S. federal income tax consequences of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.” If you hold physical certificates for TEGNA common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Cars.com estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your TEGNA common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Treatment of Equity Based Compensation

Restricted Stock Unit Awards Held by Employees

Awards Granted Prior to 2016.    As of the distribution date, each outstanding time-vesting TEGNA restricted stock unit award granted prior to 2016 will be converted into an award in respect of both shares of TEGNA common stock and shares of Cars.com common stock. The number of shares of TEGNA common stock subject to each award will be the same as the number subject to the award prior to the separation, while the number of shares of Cars.com common stock subject to the award will be determined based on the number of Cars.com shares distributed per TEGNA share in the separation. The adjusted restricted stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA restricted stock unit awards immediately before the separation.

Awards Granted in 2016 or Later Held by TEGNA Employees.    As of the distribution date, each outstanding and unvested time-vesting TEGNA restricted stock unit award granted in 2016 or later held by an employee who will remain employed by TEGNA following the separation or a former employee of TEGNA will remain denominated in shares of TEGNA common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original TEGNA restricted stock unit award as measured immediately before and immediately after the separation, subject to rounding. The adjusted restricted stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA restricted stock unit awards immediately before the separation.

Awards Granted in 2016 or Later Held by Cars.com Employees.    As of the distribution date, each outstanding and unvested time-vesting TEGNA restricted stock unit award granted in 2016 or later held by an employee who will be employed by Cars.com following the separation or a former employee of the Cars.com business will be converted into an award denominated in shares of Cars.com common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original TEGNA restricted stock unit award as measured immediately before and immediately after the separation, subject to rounding. The adjusted restricted stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA restricted stock unit award immediately before the separation.

Performance Share Awards

Awards Other than Those Granted to TEGNA Employees in 2017.    As of the distribution date, each outstanding TEGNA performance share award other than those granted to TEGNA employees in 2017 will be converted into an award in respect of both shares of TEGNA common stock and shares of Cars.com common stock. The number of shares of TEGNA common stock subject to each award will be the same as the number subject to the award prior to the separation, while the number of shares of Cars.com common stock subject to the award will be determined based on the number of Cars.com shares distributed per TEGNA share in the separation. The adjusted performance share awards otherwise will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA performance share awards immediately before the separation, except that performance goals will be measured following the separation by aggregating both TEGNA performance and Cars.com performance.

Awards Granted to TEGNA Employees in 2017.    As of the distribution date, each outstanding TEGNA performance share award granted in 2017 held by an employee who will remain employed by TEGNA following the separation will remain denominated in shares of TEGNA common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original TEGNA performance share award as measured immediately before and immediately after the separation, subject to rounding. The adjusted performance share awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA performance share awards immediately before the separation.

Stock Option Awards

As of the distribution date, each outstanding TEGNA stock option award will remain an award of options to purchase shares of TEGNA common stock, provided that the number of shares subject to the award and the exercise price thereof will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original TEGNA stock option award as measured immediately before and immediately after the separation, subject to rounding. The adjusted stock option awards will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original TEGNA stock option awards immediately before the separation.

Restricted Stock and Restricted Stock Unit Awards Held by Non-Employee Directors

Awards Granted Prior to 2017. As of the distribution date, each outstanding TEGNA restricted stock award and restricted stock unit award granted prior to 2017 held by a non-employee director of TEGNA will be converted into an equivalent award in respect of both shares of TEGNA common stock and shares of Cars.com common stock. The number of shares of TEGNA common stock subject to each award will be the same as the number subject to the award prior to the separation, while the number of shares of Cars.com common stock subject to the award will be determined based on the number of Cars.com shares distributed per TEGNA share in the separation. The adjusted restricted stock awards and restricted stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA restricted stock awards and restricted stock unit awards immediately before the separation.

Awards Granted in 2017 Held by Non-Employee Directors not Transferring to Cars.com. As of the distribution date, each outstanding TEGNA restricted stock unit award granted in 2017 held by a non-employee director of TEGNA who is not becoming a non-employee director of Cars.com following the separation will remain denominated in shares of TEGNA common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original TEGNA restricted stock unit award as measured immediately before and immediately after the separation, subject to rounding. The adjusted restricted stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA restricted stock unit awards immediately before the separation.

Awards Granted in 2017 Held by Non-Employee Directors Transferring to Cars.com. As of the distribution date, each outstanding TEGNA restricted stock unit award granted in 2017 held by a non-employee director of TEGNA who will become a non-employee director of Cars.com following the separation will be converted into an award denominated in shares of Cars.com common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original TEGNA restricted stock unit award as measured immediately before and immediately after the separation, subject to rounding. The adjusted restricted stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original TEGNA restricted stock unit award immediately before the separation.

Treatment of 401(k) Shares

TEGNA common stock held in TEGNA’s 401(k) plans will be treated in the same manner in the distribution as outstanding shares of TEGNA common stock.

Results of the Distribution

After the distribution, Cars.com will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on [    ], the record date for the distribution, and will reflect any settlement of TEGNA stock based awards between the date the TEGNA board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding TEGNA common stock or any rights of TEGNA stockholders. TEGNA will not distribute any fractional shares of Cars.com common stock.

Cars.com will enter into a separation agreement and other related agreements with TEGNA before the distribution to effect the separation and provide a framework for Cars.com’s relationship with TEGNA after the separation. These agreements will provide for the allocation between TEGNA and Cars.com of TEGNA’s assets, liabilities and obligations (including its investments, property, employee benefits and tax-related assets and liabilities) attributable to periods prior to Cars.com’s separation from TEGNA and will govern the relationship between TEGNA and Cars.com after the separation. For a more detailed description of these agreements, see the section entitled “Relationship with TEGNA Following the Separation and Distribution.”

Market for Cars.com Common Stock

There is currently no public trading market for Cars.com common stock. Cars.com expects to have its common stock approved to be listed on the [    ] under the symbol “CARS.” Cars.com has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Cars.com cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of the shares of Cars.com common stock that each TEGNA stockholder will receive in the distribution and TEGNA common stock held at the record date for the distribution may not equal the “regular-way” trading price of TEGNA common stock immediately prior to the distribution. The price at which Cars.com common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Cars.com common stock will be determined in the public markets and may be influenced by many factors. See the section entitled “Risk Factors—Risks Related to Cars.com Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or about the record date for the distribution and continuing up to and including the distribution date, TEGNA expects that there will be two markets in TEGNA common stock: a “regular-way” market and an “ex-distribution” market. TEGNA common stock that trades on the “regular-way” market will trade with an entitlement to Cars.com common stock distributed pursuant to the separation. TEGNA common stock that trades on the “ex-distribution” market will trade without an entitlement to Cars.com common stock distributed pursuant to the distribution. Therefore, if you sell TEGNA common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive Cars.com common stock in the distribution. If you own TEGNA common stock at the close of business on the record date and sell that stock on the “ex-distribution” market up to and including the distribution date, you will receive the shares of Cars.com common stock that you are entitled to receive pursuant to your ownership as of the record date of TEGNA common stock.

Furthermore, beginning on or about the record date for the distribution and continuing up to and including the distribution date, Cars.com expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Cars.com common stock that will be distributed to holders of TEGNA common stock on the distribution date. If you owned TEGNA common stock at the close of business on the record date for the distribution, you would be entitled to Cars.com common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Cars.com common stock, without TEGNA common stock you own, on the “when-issued” market, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, “when-issued” trading with respect to Cars.com common stock will end, and “regular-way” trading will begin.

Conditions to the Distribution

Cars.com has announced that the distribution will be effective at [    ], Eastern Time, on [    ], which is the distribution date, provided that the following conditions shall have been satisfied (or waived by TEGNA in its sole discretion):

•	the transfer of assets and liabilities from TEGNA to Cars.com shall have been completed in accordance with the separation agreement that TEGNA and Cars.com will enter into prior to the distribution;

•	the continued validity of the private letter ruling received by TEGNA from the IRS with respect to certain requirements for qualification for tax-free treatment under Section 355 of the Code;

•	the receipt by TEGNA of an opinion from TEGNA’s outside tax counsel to the effect that the requirements for tax-free treatment under Section 355 of the Code will be satisfied;

•	an independent appraisal firm acceptable to TEGNA shall have delivered one or more opinions to the board of directors of TEGNA at the time or times requested by the board of directors of TEGNA confirming the solvency and financial viability of TEGNA before the consummation of the distribution and each of TEGNA and Cars.com after consummation of the distribution, and such opinions shall be acceptable to TEGNA in form and substance in TEGNA’s sole discretion and such opinions shall not have been withdrawn or rescinded;

•	the SEC shall have declared effective Cars.com’s registration statement on Form 10, of which this information statement forms a part, and this information statement shall have been made available to TEGNA stockholders;

•	all actions and filings necessary or appropriate under applicable U.S. federal, state or other securities laws shall have been taken and, where applicable, shall have become effective or been accepted by the applicable governmental authority;

•	the transaction agreements relating to the separation that TEGNA and Cars.com will enter into prior to the distribution shall have been duly executed and delivered by the parties;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, distribution or any of the related transactions shall be in effect;

•	the shares of Cars.com common stock to be distributed shall have been approved for listing on the [ ], subject to official notice of distribution;

•	TEGNA shall have received the proceeds from the cash dividend from Cars.com described in the section entitled “Relationship with TEGNA Following the Separation and Distribution—Separation Agreement—Cash Dividend from Cars.com” and TEGNA shall be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, it shall have no further liability under any of the Cars.com financing arrangements described under “Description of Material Indebtedness”; and

•	no event or development shall have occurred or exist that, in the judgment of TEGNA’s board of directors, in its sole and absolute discretion, makes it inadvisable to effect the separation, the distribution and other related transactions.

TEGNA cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. In addition, TEGNA will have the sole and absolute discretion to determine and change the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio. TEGNA may rescind or delay its declaration of the distribution even after the record date for the distribution regardless of whether the conditions to the distribution have been satisfied. TEGNA does not intend to notify its stockholders of any modifications to the terms of the separation and distribution that, in the judgment of its board of directors, are not material. For example, the TEGNA board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation or if TEGNA decides to abandon the distribution. To the extent that the TEGNA board of directors determines that any modifications by TEGNA materially change the material terms of the separation and distribution or if TEGNA decides to abandon the distribution, TEGNA will notify TEGNA stockholders in a manner reasonably calculated to inform them about the modification or abandonment as may be required by law, by, for example, publishing a press release, filing a current report on Form 8-K or making available a supplement to this information statement.

Regulatory Approval

Apart from the registration under U.S. federal securities laws of Cars.com common stock to be distributed in the distribution and related stock exchange listing requirements, Cars.com does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution. The distribution will not affect the ownership or control of TEGNA’s television stations or its television licensee subsidiaries; consequently, FCC approval will not be required in connection with the distribution with respect to any of the television station licenses.

No Appraisal Rights

Under the DGCL, TEGNA stockholders will not have appraisal rights in connection with the distribution.

DIVIDEND POLICY

Cars.com currently intends to retain future earnings to finance and grow its business. As a result, Cars.com does not expect to pay any cash dividends for the foreseeable future. All decisions regarding the payment of dividends by Cars.com will be made by its board of directors from time to time in accordance with applicable law.

CAPITALIZATION

The following table sets forth Cars.com’s capitalization as of September 30, 2016, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Cars.com’s unaudited pro forma financial information. The information below is not necessarily indicative of what Cars.com’s capitalization would have been had the separation, distribution and related transactions been completed as of September 30, 2016. In addition, it is not indicative of Cars.com’s future capitalization. This table should be read in conjunction with the sections entitled “Unaudited Pro Forma Financial Statements,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as with Cars.com’s financial statements and notes thereto included in the section entitled “Index to Financial Statements.”

	As of September 30, 2016
	Historical	Pro Forma
In thousands of dollars, except share data
Cash and cash equivalents	$4,720
Capitalization:
Debt:
[ ](1)
Total debt
Equity:
Common stock ($0.01 par value per share); [ ] shares authorized, [ ] shares issued and outstanding, pro forma
Additional paid-in capital
Parent’s investment, net(2)	$2,420,800

Total equity	$2,420,800

Total capitalization	$2,420,800

(1)	On or about the distribution date, Cars.com expects to enter into certain financing arrangements to fund a cash dividend to TEGNA, as well as to fund working capital and other liquidity needs and to provide letters of credit.
(2)	Reflects the net Parent investment impact as a result of the anticipated post-distribution capital structure. As of the distribution date, Parent’s investment, net, in Cars.com will be exchanged to reflect the distribution of Cars.com’s common stock to Parent stockholders and to reflect the aggregate par value of Cars.com shares of common stock being distributed in the distribution.

SELECTED HISTORICAL FINANCIAL DATA

Set forth below are selected historical financial data for Cars.com for each of the nine month periods ended September 30, 2016 and September 30, 2015, and for the year ended December 31, 2015, the period from October 1, 2014 to December 31, 2014, the period from January 1, 2014 to October 1, 2014 and the year ended December 31, 2013. Operating results for any prior period are not necessarily indicative of results to be expected in any future period. We derived the statement of income data for each of the nine month periods ended September 30, 2016 and September 30, 2015, the year ended December 31, 2015 and the period from October 1, 2014 to December 31, 2014 and the balance sheet data as of September 30, 2016, December 31, 2015 and December 31, 2014 from the historical financial records of TEGNA. Statement of income data for the period January 1, 2014 to October 1, 2014 and the year ended December 31, 2013 was derived from the historical accounts of Cars.com under the previous ownership of Classified Ventures, LLC.

The selected historical financial data set forth below should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Statements,” as well as with the historical financial statements and the notes thereto included in this information statement. The selected historical financial data reflects Cars.com’s results as historically operated as a part of TEGNA subsequent to TEGNA’s acquisition of Cars.com on October 1, 2014 and as historically operated under the previous ownership of Classified Ventures, LLC prior to the acquisition. These results may not be indicative of Cars.com’s future performance as a stand-alone company following the distribution.

	For the nine months ended September 30,		For the year ended Dec. 31, 2015 Successor	For the period Oct. 1, 2014 to Dec. 31, 2014 Successor	For the period Jan. 1, 2014 to Oct. 1, 2014 Predecessor	For the year ended Dec. 31, 2013 Predecessor
(In thousands of dollars)	2016 Successor (unaudited)	2015 Successor (unaudited)
Selected Statement of Income Information
Operating revenue
Retail	$343,013	$313,209	$424,632	$101,011	$280,283	$322,601
Wholesale	128,421	129,061	171,878	44,928	69,732	95,603
Total Operating Revenue	471,434	442,270	596,510	145,939	350,015	418,204
Income from Continuing Operations	127,564	118,056	157,838	16,218	6,377	69,242
Net income	127,564	118,056	157,838	16,218	575,378	104,690

	As of September 30, 2016 Successor (unaudited)	As of Dec. 31,
(In thousands of dollars)		2015 Successor	2014 Successor
Selected Balance Sheet Information
Cash and Cash Equivalents	$4,720	$100	$187
Total Assets	2,556,852	2,473,667	2,577,708
Total Borrowings	—	—	—
Parent’s Investment, Net	2,420,800	2,304,519	2,335,677

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements consist of the unaudited pro forma statements of income for the year ended December 31, 2015 and the nine month period ended September 30, 2016 and an unaudited pro forma condensed balance sheet as of September 30, 2016. These unaudited pro forma financial statements were derived from Cars.com, LLC’s historical financial statements included elsewhere in this information statement. The pro forma adjustments give effect to the distribution and the related transactions, as described in the notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements of income for the year ended December 31, 2015 and the nine month period ended September 30, 2016 give effect to the distribution as if it had occurred on January 1, 2015, the first day of fiscal 2015. The unaudited pro forma condensed balance sheet gives effect to the distribution as if it had occurred on September 30, 2016, Cars.com’s latest balance sheet date.

The unaudited pro forma financial statements include certain adjustments that are necessary to present fairly Cars.com unaudited pro forma statements of income and unaudited pro forma balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the distribution transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma statements of income, expected to have a continuing impact on Cars.com and are based on assumptions that management believes are reasonable given the information currently available.

The unaudited pro forma financial statements give effect to the following:

•	The impact of federal and certain state and local income taxes to which Cars.com Inc. will be subject following the reorganization and distribution;

•	The anticipated post-distribution capital structure, including the incurrence of indebtedness pursuant to the financing arrangements expected to be entered into on or around the distribution date, and the payment of a cash dividend to TEGNA.

The unaudited pro forma financial statements are subject to the assumptions and adjustments described in the accompanying notes. These unaudited pro forma financial statements are subject to change as TEGNA and Cars.com finalize the terms of the separation and distribution agreement and other agreements and transactions related to the distribution.

CARS.COM INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME

For the Nine Month Period Ended September 30, 2016

In thousands of dollars, except per share amounts

Nine months ended	Historical	Pro Forma Adjustments			Pro Forma
Operating revenues
Revenue—Retail	$343,013
Revenue—Wholesale	128,421

Total	471,434

Operating expenses
Product support, technology and operations	98,381
Marketing and sales	160,275
General and administrative	23,277
Affiliate revenue share	6,264
Amortization of intangible assets	55,416

Total	343,613

Operating income	127,821

Interest expense	—		(b	)
Other non-operating income	195

Total	195

Provision for income taxes	452		(a	)

Net income	$127,564

Net income per share—basic	n/a
Net income per share—diluted	n/a
Weighted-average shares outstanding—basic	n/a
Weighted-average shares outstanding—diluted	n/a		(e	)

See notes to unaudited pro forma financial statements.

CARS.COM INC.

UNAUDITED PRO FORMA STATEMENT OF INCOME

For the Year Ended December 31, 2015

In thousands of dollars, except per share amounts

Fiscal year ended	Historical	Pro Forma Adjustments			Pro Forma
Operating revenues
Revenue—Retail	$424,632
Revenue—Wholesale	171,878

Total	596,510

Operating expenses
Product support, technology and operations	116,690
Marketing and sales	211,779
General and administrative	30,924
Affiliate revenue share	6,726
Amortization of intangible assets	72,658

Total	438,777

Operating income	157,733

Interest expense	—		(b	)
Other non-operating income	105

Total	105

Provision for income taxes	—		(a	)

Net income	$157,838

Net income per share—basic	n/a
Net income per share—diluted	n/a
Weighted-average shares outstanding—basic	n/a		(e	)
Weighted-average shares outstanding—diluted	n/a		(e	)

See notes to unaudited pro forma financial statements.

CARS.COM INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

As of September 30, 2016

In thousands of dollars

	Historical	Pro Forma Adjustments			Pro Forma
Assets
Current assets
Cash	$4,720
Trade receivables, less allowance for doubtful receivables	94,466
Other receivables	76
Prepaid expenses and other current assets	11,155

Total current assets	110,417

Property and equipment
Cost	35,180
Less accumulated depreciation	(15,655)

Net property and equipment	19,525

Intangible and other assets
Goodwill	788,427
Indefinite-lived and amortizable intangible assets, less accumulated amortization	1,626,782
Investments and other assets	11,701

Total intangible and other assets	2,426,910

Total assets	$2,556,852

Liabilities and equity
Current liabilities
Trade accounts payable	$7,841
Accrued liabilities	62,809
Deferred revenue	1,738

Total current liabilities	72,388

Deferred incentive plans, less current portion	2,609
Deferred taxes	8,978		(d)
Long-term debt	—		(c)
Unfavorable contracts liability, less current portion	50,385
Other noncurrent liabilities	1,692

Total noncurrent liabilities	63,664

Total liabilities	$136,052

Commitments and Contingent Liabilities

Equity
Common stock	$—		(f)
Additional paid-in capital	—		(c),	(f)
Parent’s investment, net	2,420,800		(f)

Total equity	2,420,800

Total liabilities and equity	$2,556,852

See notes to unaudited pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

For further information regarding the historical financial statements of Cars.com, LLC, refer to the financial statements and the notes thereto in this information statement. The unaudited pro forma condensed balance sheet as of September 30, 2016 and unaudited pro forma statements of income for the nine month period ended September 30, 2016 and year ended December 31, 2015, include adjustments related to the following:

(a)	The determination of whether taxes should be presented in the financial statements of a limited liability company (“LLC”) is dependent on whether tax law considers the entity to be a flow-through entity. Cars.com, LLC is a multi-member LLC that was considered to be a partnership for U.S. income tax purposes. Such multi-member LLCs generally are not subject to federal, state or local income taxes and are therefore considered flow-through entities. Accordingly, no income taxes have been recorded in the historical financial statements related to Cars.com, LLC. DealerRater is a corporation subject to federal, state, and local income taxes. Accordingly, income taxes incurred by DealerRater since its acquisition on August 1, 2016 have been recognized in the historical financial statements. Cars.com, LLC will continue to be considered a partnership for U.S. federal, state and local income tax purposes, and Cars.com Inc. will be subject to applicable federal and certain state and local income taxes with respect to the taxable income of Cars.com, LLC. This adjustment reflects Cars.com Inc. corporate income taxes based on a blended statutory tax rate of [ ]%, which represents a provision for U.S. federal, state and local income taxes.

(b)	Reflects interest expense of $[ ] million and $[ ] million for the year ended December 31, 2015 and for the nine months ended September 30, 2016, respectively, related to anticipated borrowings under the financing arrangements that Cars.com expects to enter into in connection with the distribution. A 0.125% change to the annual interest rate would change interest expense by approximately $[ ] million on an annual basis.

(c)	Reflects adjustments for the financing arrangements that Cars.com expects to enter into in connection with the distribution, and the $[ ] million cash dividend Cars.com intends to pay to TEGNA in connection with the distribution.

(d)	Represents a deferred tax liability for the difference between the book basis and tax basis of Cars.com Inc.’s investment in the Cars.com, LLC partnership.

(e)	The number of Cars.com shares used to compute pro forma basic and diluted earnings per share is based on the weighted average number of Parent common shares outstanding for the nine months ended September 30, 2016 and the year ended December 31, 2015, adjusted for a distribution ratio of [ ] shares of Cars.com common stock for [ ] TEGNA common shares outstanding.

(f)	Reflects the reclassification of equity as a result of the anticipated post-distribution capital structure. As of the distribution date, the net parent investment in Cars.com will be exchanged to reflect the distribution of Cars.com common stock to TEGNA stockholders and to reflect the par value of [ ] million outstanding shares of common stock having a par value of $0.01 per share.

BUSINESS

Overview

With an average of approximately 37 million visits each month during the first nine months of 2016, approximately 53% of which are mobile, and according to comScore an average of approximately 10.8 million unique monthly visitors over the same time period, Cars.com is a leading online research destination for car shoppers. March 2016 research by DATALOGIX commissioned by Cars.com shows that approximately one-third of all vehicles sold in the U.S. in 2015 were researched on Cars.com. Today, nearly all consumers visit a third-party site such as Cars.com to gather vehicle and dealership information and to build consumer confidence prior to buying a vehicle. Cars.com offers credible and easy-to-understand information from consumers and experts that help car buyers to price and find new and used vehicles and car owners to find qualified service and repair providers. Cars.com aims to help consumers by providing objective, independent and trusted advice at every stage of the car ownership journey. Additionally, Cars.com operates Auto.com, DealerRater.com, NewCars.com and PickupTrucks.com, specialized websites directed towards different consumer segments. Leveraging its market-leading position and growing audience, Cars.com also informs digital marketing strategies through consumer insights and innovative products, helping automotive dealers and manufacturers to reach in-market car shoppers more effectively. For the years ended December 31, 2015, supplemental pro forma 2014 and 2013 Cars.com had revenues of $597 million, $515 million and $418 million, respectively.

Cars.com generates revenues through the sale of online subscription advertising products targeting car dealerships by its own direct sales force as well as its affiliate sales channels. It hosts approximately 4.5 million vehicle listings at any given time and serves approximately 20,000 franchise and independent car dealers throughout all 50 states. Cars.com also generates revenue through the sale of display advertising to national advertisers.

Reflecting trends in consumer behavior, the digital automotive advertising market has grown rapidly, with U.S. automotive industry digital advertising spend reaching approximately $7.4 billion in 2015 after having increased at a compound annual growth rate of 20.6% from 2010 to 2015 according to a June 8, 2016 eMarketer report and analysis based on eMarketer data. As car shoppers increasingly turn to digital resources to research vehicles before making a purchase, Cars.com is well-positioned to take advantage of these shifting consumer and dealer trends due to its industry-leading automotive advertising solutions and user-friendly and innovative vehicle search platform.

The Cars.com business was founded in 1998 as a division of Classified Ventures, LLC, a joint venture formed by eight leading media companies, including TEGNA, to provide nationally branded online services for the classified advertising marketplace. On October 1, 2014, TEGNA purchased the 73% of equity interests in Classified Ventures, LLC that it did not previously own for $1.8 billion in cash. Since it was launched as one of the first digital automotive marketplaces in 1998, Cars.com has continuously pioneered new products to build upon its long-established brand strength and capture a growing share of a growing market. Its most recent initiatives to better serve and expand upon its existing buyer and seller customer bases include the introduction of a suite of new services and products. In March 2015, Cars.com moved into the market for vehicle service research with the launch of its partnership with RepairPal, Inc., an innovative solution that provides information about reputable certified repair shops and allows consumers to receive estimates on potential vehicle repairs. In March 2016, Cars.com launched its Sell and Trade product, which captures the attention of car shoppers who want to transact quickly and easily by promoting dealerships interested in buying used cars for cash. The product also helps dealerships build their car-buying programs, as it provides car owners with multiple avenues to sell their vehicles, including through Cars.com’s Quick Offer online tool and mobile application. Further, in May 2015, Cars.com launched Event Positions—an ad position that promotes dealership events to an in-market audience during a specific time frame—to provide even more targeted and event-specific advertising opportunities to its seller customers. Cars.com is also innovating through its mobile platforms. The recently launched Lot Insights reporting tool is the first-of-its-kind in the industry. Lot Insights uses geo-fencing to measure the influence that Cars.com has on mobile shoppers by tracking those consumers on or near a dealer’s lot and delivering valuable insights to dealer advertisers. Most recently, Cars.com has deepened its editorial presence through TEGNA’s acquisition of DMR Holdings, Inc. (“DealerRater”) the industry’s largest automotive consumer review website with nearly 2.8 million consumer reviews of local dealers, which will be contributed to Cars.com. The acquisition provides Cars.com with new solutions to help dealers and original equipment manufacturers (“OEMs”) manage, measure and harness the power of social media.

As evidenced by these recent successful product launches, a combination of dealer and consumer information and feedback has positioned Cars.com to successfully develop new, complementary products and services. In the coming years, Cars.com intends to launch additional products that will continue to enhance the car buying experience, drive traffic to the Cars.com sites and mobile applications and better serve Cars.com’s buyer and seller customers.

Products and Services

Cars.com offers a suite of unique products and services targeting the automotive needs of its buyer and seller customers. Cars.com’s flagship service is its digital automotive marketplace search engine that empowers car buyers to make informed purchasing decisions and helps sellers to engage with a substantial portion of their target customer base. This online automotive marketplace service connects buyers and sellers across five distinct websites: Cars.com, Auto.com, DealerRater.com, NewCars.com and PickupTrucks.com. Cars.com’s automotive marketplace products also include credible user and expert automotive and dealer reviews, which further empower consumer decision-making.

Cars.com primarily generates revenues through the sale of online subscription advertising products to car dealerships by Cars.com’s own direct sales force, as well as through affiliate sales channels. Additionally, Cars.com generates revenue through the sale of display advertising to national advertisers. Finally, Cars.com helps consumers sell vehicles via a private party channel.

Consumer Products and Services

Car buyers and car owners interface with Cars.com primarily through the Cars.com sites and mobile applications. The four key elements of Cars.com’s consumer experience–shop, sell, service and research and expert advice—were designed to empower consumers to make convenient, informed decisions at every stage of the car ownership life cycle and therefore continually drive traffic to the Cars.com sites and mobile applications for the benefit of Cars.com’s advertising partners.

Shop.    Through the Cars.com sites and mobile applications, consumers can access Cars.com’s automotive marketplace products which enable consumers to search for new or used vehicles on automotive dealership lots across the country by make, model, price and location. The Cars.com sites and mobile applications also connect consumers with dealers through email, text, telephone, chat, direct traffic referral, or a viewable map of the dealer’s location, providing convenience to consumers and concrete results to Cars.com dealership advertising partners.

Sell.    To supplement the features of its flagship automotive marketplace products, in March 2016, Cars.com launched Sell & Trade, a solution that allows consumers to quickly and easily sell a vehicle through its new Quick Offer online tool and mobile application. Car sellers upload vehicle information and receive real-time online cash offers from local dealers with no obligation to buy a replacement vehicle. Further, car sellers can list personal vehicles on the Cars.com sites, enabling consumer-to-consumer sales.

Service.    Cars.com partners with RepairPal, an innovative solution that connects consumers with reputable certified repair facilities, enabling consumers to obtain and compare vehicle repair estimates. RepairPal is both an integrated part of the Cars.com sites and a stand-alone, one-stop resource catering to car owners’ service and maintenance needs. RepairPal certifies automobile repair facilities nationwide based on training, reputation, warranty and fair pricing. In addition to connecting owners and repair service providers, RepairPal researches service data to determine the range of average repair prices based on labor rates and parts prices across a wide breadth of makes, models and model years, providing consumers with confidence in their selection of repair facilities and reducing consumers’ fear of overpaying. By enabling consumers to use self-education to better evaluate the service estimates that they receive, this solution aligns with Cars.com’s strategy of building brand value through empowering consumer decision-making. RepairPal also provides relevant content to answer service related questions and aggregates automotive safety and recall notices in one convenient location.

Research and Expert Advice.    The Cars.com editorial team tests, reviews and photographs more than 200 different car makes and models every year and creates independent and unbiased coverage of the automotive landscape focusing on consumer advice, trends and analysis. Cars.com provides expert advice on a wide array of car buying topics such as incentive information, financing options and fuel economy, thereby allowing consumers to choose their future vehicles based on the automobile characteristics that matter most to them.

Dealer Reviews.    In August 2016, TEGNA acquired DealerRater, the industry’s largest automotive consumer review website, which will be contributed to Cars.com. With nearly 2.8 million consumer reviews of local dealers, DealerRater harnesses the power of social media to help consumers decide where to buy a car. Beginning in 2017, Cars.com expects to deliver DealerRater’s product suite to local dealers to help them connect in-market shoppers with the right person in their dealership, helping dealers to better engage, monitor and promote their online presence to bring qualified consumers into their showrooms.

Advertiser Products and Services

Cars.com’s network of approximately 20,000 dealers lists approximately 4.5 million vehicles across the Cars.com sites and mobile applications that can be viewed by consumers at any given time whether they are at home or on the go. Cars.com’s brand and products afford dealerships access to approximately 37 million monthly visits from consumers looking to buy, sell or service a vehicle. Due to the integrated consumer product and service offerings on the Cars.com sites and mobile applications that target not only car buyers, but also car sellers and car owners, dealers can advertise both their inventory of new and used cars and their service departments, while gaining access to an audience of motivated consumers looking for a convenient way to sell a car.

Online advertising packages.    Cars.com offers dealers a monthly online subscription enabling dealers to showcase their new and used car inventory to motivated car buyers on the platforms that are responsible for helping consumers find approximately one-third of the automobiles purchased in the U.S. in 2015, according to March 2016 research by DATALOGIX that was commissioned by Cars.com. Vehicles for sale are highlighted with multiple photos, videos and vehicle specifications, and consumers are, at all times, but a few clicks away from contacting the listing dealer and moving further into the car buying process. To enhance their vehicle listings, dealers can purchase premium advertising services that can be uniquely tailored to an individual dealer’s current needs. For example, Cars.com’s Event Positions ad position promotes dealership events to in-market audiences during a specific time frame. Cars.com’s recently developed Lot Insights tool uses innovative geo-fencing to measure the influence that Cars.com has in connecting local in-market car shoppers to local dealers by tracking Cars.com mobile users on or near a dealer’s lot. These innovative products and tools have positioned Cars.com to take advantage of the growing online automotive advertising spending despite increasing competition in the digital automotive marketplace industry.

Sell & Trade.    The Sell & Trade service of Cars.com’s innovative new Quick Offer online tool and mobile application leverages consumers’ desire for a convenient, simple car sales process to benefit its listing dealers by permitting these dealers to access a new audience of motivated consumers looking to sell a car and by giving dealers increasing control over the bidding process. Sell & Trade provides dealers with a new solution to building their used car inventories, which is critical to dealer profitability.

RepairPal Certified.    RepairPal Certified works by connecting consumers with sellers of automobile repair services. In addition, Cars.com’s listing dealers can also advertise their service repair centers through Cars.com’s partnership with RepairPal. By leveraging consumer’s trust in the Cars.com brand, the RepairPal Certified product offers advertising dealers effective content delivery regarding their automotive service centers in an effort to facilitate growth of alternate, service-based revenue streams.

Pay-per-Lead.    Cars.com operates NewLeadsPlus, a separate pay-per-lead product line that acquires consumer leads through Internet search engines and automotive destination websites, including its own, and sells these leads to members of its dealer network. These consumer leads feature the contact information for ready-to-buy new car shoppers and are sold primarily to dealers on a pay-per-lead basis. Consumer leads not purchased by dealers are sold to OEMs or lead reseller companies.

Manufacturers.    With approximately 80% of the audience across the Cars.com sites and mobile applications currently in the market for a new or used vehicle, OEMs that operate on a national basis are offered valuable access to a targeted audience of in-market car shoppers when they purchase display advertising. Cars.com’s wide consumer reach allows it to successfully compete for and realize a market-leading share of the digital marketing spending of these OEMs. Beyond display advertising, Cars.com provides OEMs with consumer insights, data driven solutions and certified pre-owned marketing programs, which Cars.com believes are critical components of OEM digital marketing strategies.

Strategies

Cars.com’s strategy is to be a leader in share of audience and remain the trusted platform of choice for digital automotive media spend. Cars.com works to empower consumers and enable retailers by offering an innovative mix of complementary products and services that create seamless and enjoyable car buying and ownership experiences for consumers and efficient marketing solutions for advertisers. Cars.com aims to build brand recognition and drive car shopper and car owner visits to the Cars.com sites by empowering consumer decision-making and engaging consumers at every stage of the car ownership life cycle. Cars.com’s goal is to combine this growing consumer traffic with Cars.com’s technological and marketing capabilities to increase demand for its advertising solutions. Key elements of Cars.com’s strategy to achieve these objectives are as follows:

Leverage competitive strengths to provide targeted, integrated solutions to advertisers.    Dealers and advertisers are seeking to reach their audience in an increasingly competitive market landscape and are struggling to influence attitudes and behavior at each step of the car purchasing process. These dealers and advertisers operate on a hyper-local level that Cars.com believes has not been a priority for other technology companies, and Cars.com believes that this environment presents an attractive opportunity to use its key capabilities to provide critical solutions to the most pressing challenges these dealers and advertisers face. Cars.com intends to leverage its many competitive advantages—including its innovative digital advertising services products and brand recognition as a trusted, unbiased third-party research platform—to create tailored media and marketing plans that efficiently target in-market consumers, drive dealership car buyer traffic and reinforce advertisers’ message and digital presence. Cars.com is a highly attractive advertising and marketing resource due to its offering of thoughtfully-crafted digital strategies that meet the unique needs of automobile industry marketers and advertisers. These unique product offerings allow seller customers and advertising partners of varying size and geographic reach to optimize the benefits of their marketing spend, which enables Cars.com to access a large universe of potential automotive advertising and marketing partners. Cars.com’s localized advertising capabilities, longstanding customer relationships, highly talented on-the-ground team of more than 600 digital marketing consultants and comprehensive promotional capabilities are all competitive advantages that Cars.com expects to use to sell integrated advertising and marketing solutions that meet the changing needs of its seller customers. Cars.com believes that creating new digital solutions for advertisers across the automobile industry on both a local and national basis will continue to put Cars.com in an excellent position to take advantage of the many opportunities resulting from the rapid pace of technological change in the industry.

Advertising Effectiveness and Delivering Value to Dealers.    Cars.com believes that the digital automotive marketplace will continue to evolve as consumer shopping and buying behaviors change. Currently, many dealer-advertisers measure Cars.com’s value through “traditional leads,” connections from consumers to dealers that come in the form of phone calls and emails (and, more recently, text messages). Cars.com believes, and its research supports, that other interactions—particularly by consumers on mobile devices—also deliver willing buyers to dealer lots and influence purchases. These mobile interactions, such as vehicle and dealer research and discovery, deliver substantial additional value to dealers and advertisers but are not captured in “traditional lead” measurement. Cars.com’s innovation in the development and launch of Lot Insights and geo-fencing technology has demonstrated that consumers interact with dealers and make vehicle purchases based on their use of the Cars.com product and service suite. Cars.com believes that over time, dealers and advertisers will recognize the changes in consumer behavior and will also evolve in the way that they measure the value that Cars.com delivers. As the measurement of the effectiveness of automotive digital marketing spend evolves, and as Cars.com continues to introduce new products that can incrementally influence buyers of vehicles to proceed directly to dealers’ lots without ever generating a “traditional lead,” Cars.com believes that dealer-advertisers will continue to increase their digital marketing spend.

Expand into new markets and continue to offer new complementary products and services.    Cars.com believes that there are significant opportunities to expand into adjacent markets in the automotive industry and potentially enter into new industry verticals. As indicated by Cars.com’s successful launches of Sell & Trade and Event Positions, its partnership with RepairPal Inc. and TEGNA’s recent acquisition of DealerRater, which will be contributed to Cars.com, Cars.com believes its expertise in dealer operations and the retail automotive industry, along with its ability to manage data and develop technological solutions, can be leveraged to provide solutions to the challenges that consumers, retailers, manufacturers and advertisers face in other aspects of the automotive and ancillary industries. Cars.com’s expansion strategy includes exploring acquisitions, partnerships, strategic investments and joint ventures, as well as a commitment to innovative in-house product development. Cars.com believes that its scale and current leadership position enhance its ability to evaluate such opportunities on an ongoing basis.

Increase mobile solutions to further drive car buyer traffic.    Cars.com believes that on-the-go mobile device car buying research and comparison applications have been playing and will continue to play an increasingly important role in the digital automotive marketplace industry. Cars.com has seized on the opportunities presented by this trend. Since June 2014, visits to Cars.com from smart phones have increased by approximately 40%, and approximately 53% of total Cars.com shoppers visit the Cars.com sites from mobile devices. Cars.com’s user-friendly mobile applications provide in-market car shoppers with real-time, credible research and price comparison tools while they are on the lot and actively engaged in the car buying process. Cars.com’s ability to reach this highly targeted audience benefits its seller customers and advertising partners by providing targeted, localized access to highly motivated potential customers. Currently, Cars.com provides its mobile applications to dealers as part of its core digital advertising package. Cars.com does not currently charge for these applications separately but rather provides them as a way to enhance its core advertising package.

Advertiser growth through market penetration and premium service offerings.    Despite a trend toward consolidation among car dealers, Cars.com believes it has opportunities to expand the number of dealers it partners with and to grow their advertising spend with additional products that strengthen connections between consumers and dealers and further capture OEMs’ advertising spend as they shift advertising dollars online. Cars.com aims to increase and enhance connections between buyers and sellers by continuing to improve its user experience and providing consumers with additional information about specific dealers through DealerRater. Further, Cars.com believes that dealer consolidation will result in major dealer chains having more resources to focus on measuring marketing effectiveness. Cars.com intends to take advantage of this trend by continuing to introduce new products, such as Lot Insights, that improve dealers’ ability to measure the impact of their advertising spend on the Cars.com sites. By increasing connections that improve the return on advertising spend and demonstrating this value to advertisers, Cars.com believes it can increase the number of dealers in its network and capture additional revenue from its existing dealers through product enhancements and premium service offerings.

Supplement organic growth with selective acquisitions.    Cars.com believes it will be well-positioned to pursue value-enhancing investments and acquisitions in the increasingly competitive digital automotive marketplace industry. Cars.com will be both opportunistic and disciplined in its acquisition strategy. Cars.com is a strong operator, and it expects that its strengths in market reach and efficient advertising solutions, coupled with its proven track record for developing innovative and complementary products and services, will help drive innovative approaches to revenue generation as well as efficiency gains in acquired businesses.

Strengths

Cars.com believes it enjoys the benefits of a number of unique talents and assets, many of which have helped it to develop into an established industry leader. The following strengths support its business strategies:

Broad footprint in consumer markets.    Cars.com is one of the largest and best-known online automotive classified sales and research services, connecting car buyers and car owners with car sellers and repair service providers across multiple digital platforms in all 50 states. Cars.com hosts approximately 4.5 million vehicle listings at any given time and serves approximately 20,000 car dealers in all 50 states. Cars.com’s vast footprint also increases the available reach for advertisers and makes Cars.com’s services very attractive to manufacturers and dealership networks seeking digital-platforms for broad, impactful campaigns, as well as for local dealers and repair service providers seeking smaller-scale, targeted solutions.

Recognizable national brand.    With an average of approximately 37 million visits each month during the first nine months of 2016, approximately 53% of which are mobile, an average of approximately 10.8 million unique monthly visitors over the same time period according to comScore, and a strong reputation for providing credible, unbiased third-party reviews and service information, Cars.com has achieved a leading market position in a rapidly growing industry. Cars.com’s recognizable brand and the quality and reliability of its user interface have spurred consistent long-term growth in the number of car buyers, car sellers and advertisers using its platform. With approximately 4.5 million vehicle listings at any given time, the network effects of this brand-based growth are significant and create a positive feedback loop, as more listings lead to better informed consumers and a higher share of online automotive transactions, which in turn drives additional advertising revenue and enhances brand awareness. According to data provided by Millward Brown in August 2016, as of June 30, 2016, Cars.com had held a brand awareness leadership position in its industry for each of the previous six consecutive quarters.

Significant organic revenue growth creating operating leverage.    As a longstanding leader in the industry, Cars.com has enjoyed consistent and rapid organic revenue growth as changes in car buyer behavior have led to increased digital advertising spending. Cars.com’s operating expenses have grown at a lower rate than its revenues, as it is able to leverage its operations, sales and marketing and technology over a broader revenue base. This operating leverage has helped drive growth in Adjusted EBITDA margins as revenues have scaled. Cars.com’s Net income margin and Adjusted EBITDA margin in 2015 were 26% and 40%, up from 7% and 23% respectively in 2014.

Integrated and innovative digital platform aimed at a growing demographic.    Through the Cars.com sites, Cars.com not only connects car buyers with car sellers in their relevant markets, but also empowers car buyers to make informed purchasing and service decisions by providing understandable, unbiased, credible expert and consumer reviews, as well as expert service advice. Further, Cars.com’s mobile site, which J.D. Power and Associates named number one in overall satisfaction among third-party websites in its 2016 Automotive Mobile Site StudySM, enables it to continue to grow market share among younger car buyers and consumers engaging in on-site research at dealerships. Cars.com’s research shows that consumers aged 18 to 34 (“millennials”) are more likely to use mobile devices than the general car shopper. According to a January 2014 study by Placed, Inc., 65% of millennials use a smartphone to research car buying opportunities prior to visiting a dealership, compared to just 54% of car shoppers 35 and older. Cars.com continues to focus on this younger age demographic, and according to an analysis based on data for May 2015 provided by comScore, more than 27% of the audience on the Cars.com sites was made up of millennials, which was approximately 11% more than the average of competitive sites. In July 2016, more than 47% of Cars.com’s total mobile shoppers were millennials. Cars.com believes that its innovative platforms meet this demographic’s needs. According to an analysis based on December 2015 and June 2016 data provided by comScore, the Cars.com site averaged more minutes per millennial visitor than most competing sites.

Cars.com has implemented a responsive design approach across all of its platforms. Cars.com’s responsive design is aimed at improving the consumer experience by crafting sites to provide an optimal viewing and interaction experience—such as easy reading and navigation with a minimum of resizing, panning and scrolling—across a wide range of devices, from desktop computers to mobile devices. Cars.com believes that its commitment to innovative digital products and marketing solutions across all digital platforms has solidified it as a leader in third-party automotive sales and service research, positioning it to take advantage of the rapid pace of technological change in an increasingly multi-platform industry.

Operational excellence.    Cars.com believes that its efficient operations are a source of competitive strength, and an area of ongoing focus. Cars.com has historically achieved strong operating margins. Its marketing expenditures have produced what Cars.com believes are excellent returns on investment, including category-leading audience awareness and traffic to the Cars.com sites that have consistently scaled over time. Cars.com believes that through a culture that focuses on operational excellence, it is able to leverage the strengths of its employees to deliver robust results while maintaining a low headcount relative to the size of its operations.

Talented and creative management team.    The strategy and content of Cars.com’s digital automotive marketplace is guided by strong leadership at every level of the organization. The Cars.com management team, led by President and Chief Executive Officer Alex Vetter, has instilled a culture of creativity and entrepreneurship that Cars.com believes leads to strong results. Recent successful innovations such as Lot Insights, Sell & Trade, and the partnership with RepairPal Inc. are examples of the creativity and business innovation that drive growth at Cars.com. Management plans to continue crafting new ways to leverage Cars.com’s strong brand recognition and leading market position to yield new and expanded revenue streams.

Experienced sales force and cost effective sales and service infrastructure.    Cars.com’s sales force is responsible for managing its network of dealer and manufacturer advertisers across geographies and for providing onboarding and dealer support. Through its multi-channel approach to sales of subscription advertising products, supplemented by its major accounts sales team and national advertising sales organization, Cars.com has an efficient and synergistic sales infrastructure that enables its sales force to help dealers grow their businesses by regularly providing data-driven insights on marketing and advertising strategies. Cars.com’s ability to understand the needs of, actively listen to, collaborate with, and develop solutions for its customers has been, and continues to be, a crucial element of its success.

Editorial Strength and Credibility.    Cars.com believes that its more than 30-person in-house editorial research staff is a distinct competitive advantage. This team provides over 200 expert reviews on new model releases each year. These award-winning journalists are regularly featured in leading industry publications, trade journals and daily newspapers, as well as on television. Cars.com believes that through videos, vehicle demonstrations and written insights, the staff’s unique editorial voice speaks to the needs of mainstream car shoppers, attracting additional traffic to and enhanced engagement with the Cars.com sites.

Technology

Cars.com has designed its technology platform, sites and products to reliably provide its customers with the information required to make informed car buying and repair decisions. This platform is accessed by consumers through the Cars.com sites and mobile applications and by dealers through a software tool made available through apps and a portal. Supporting each of these user interfaces are advanced systems for displaying, processing and analyzing automotive data, including features such as advance search capabilities for vehicle inventory, vehicle configurators, filters for similar or recommended vehicles, vehicle pricing transparency tools and service and repair recommendations. Cars.com uses a combination of licensed and open source software running on optimized hardware.

Cars.com data is housed in co-location facilities in Chicago and Elk Grove Village, Illinois. Through its technology operations and quality assurance group, Cars.com has adopted a centralized approach to quality assurance and testing for its platform and all products aimed at enhancing consumer and dealer experiences while seeking to optimize availability, scalability, security and performance.

Advertising

Cars.com has experienced advertising sales professionals that sell local and national advertising across its multiple website platforms and services. Cars.com has a large Internet sales staff focused on meeting the specific needs of dealerships, OEMs and service providers in both niche local markets and larger geographic areas. Cars.com markets its innovative advertising products, services and solutions through two sales forces: a Cars.com-owned and operated sales team (the “direct sales force”) and an affiliate-owned and operated sales team (the “affiliate sales force”), with each sales team selling to customers in pre-defined sales territories. However, to assure that each person marketing Cars.com’s products and services possess the deep knowledge and meet the professional standards that Cars.com’s subscribing dealers and national advertising partners have come to expect, all new sales people, direct and affiliate, undergo a rigorous multi-week training program at Cars.com’s headquarters in Chicago, Illinois and engage in frequent continuing education programs to stay current on Cars.com’s products, sales strategies and industry trends.

Direct Sales Force.    Cars.com’s direct sales force consists of over 500 dedicated and knowledgeable employees nationwide whose efforts are responsible for more than 60% of the current dealers subscribing to Cars.com’s products and services across the country, representing approximately 55% of Cars.com’s revenue in 2015. Cars.com’s direct sales team is supplemented by specialized customer support and sales teams in order to better meet the needs of Cars.com’s subscribing dealers and national advertising partners. For example, Cars.com’s major accounts sales team serves some of the nation’s largest dealer groups and Cars.com’s national sales organization of nearly 50 employees manages the needs of OEMs and other national display advertising customers. Cars.com’s national sales organization generated approximately 18% of Cars.com’s revenue in 2015.

Affiliate Sales Force.    Cars.com’s affiliate sales force, consisting of publishing and broadcasting organizations, currently have preferred relationships with Cars.com, under which they hold the exclusive right to market Cars.com advertising products and services to dealers within their local markets. Leveraging local know-how, Cars.com’s affiliates use their own standing sales teams to market Cars.com advertising solutions to dealers in a manner tailored to the unique customs, preferences and needs of dealers within these local geographies. After consummation of a sale by one of Cars.com’s affiliates, Cars.com’s in-house team delivers products and services and manages ongoing customer service relationships, which permits local dealers to benefit from Cars.com’s extensive digital automotive advertising experience and award-winning customer service record.

In exchange for the exclusive right to market Cars.com’s products and services in their local territories, affiliates pay Cars.com wholesale fees for each Cars.com product sold. Wholesale fees paid by affiliates vary year-to-year and are derived from the retail rates that Cars.com charges for its products when sold by its direct sales team. In 2015, wholesale fees comprised 29% of Cars.com’s total revenue.

The affiliation agreements pursuant to which these sales are made expire in 2019 and 2020, but may be extended under certain circumstances. The exclusivity rights in these agreements are terminable by Cars.com with respect to individual affiliates if such affiliates continuously fail to meet certain minimum performance standards. The affiliate sales force is comprised of approximately 280 sales representatives, and does not market national display advertising products and services.

Marketing

Cars.com reaches consumers mainly through the Cars.com sites and mobile applications. A significant majority of Cars.com’s marketing is focused on building the Cars.com brand. The key elements of the brand are providing consumers the preferred and trusted platform that brings transparency and efficiency to car shopping and ownership decisions. Cars.com divides its marketing spend between digital media and traditional media sources. Additionally, various media outlets from time to time quote Cars.com branded resources or refer to Cars.com as a recognized industry authority on car reviews and automatic retail and online data forecasting, which aids consumer brand awareness efforts.

Competition

Cars.com faces competition from other websites offering integrated Internet automotive classified products and services, e-commerce websites, websites operated by automobile manufacturers, offline membership-based car-buying services and traditional offline automotive classified listings, such as trade periodicals and local newspapers and television stations. Several competitors offer online and offline services and content in a manner similar to Cars.com and thereby compete for the attention of advertisers and users of Cars.com’s offerings. Specifically, Cars.com competes for a share of total digital advertising spend in the U.S. automotive market. The digital automotive industry is constantly evolving. Low barriers to entry allow new competitors to enter the market with new products, possibly putting pressure on Cars.com’s pricing structure. In recent years, dealers have shifted an increasing portion of their advertising budgets to new entrants with niche advertising products. Dealers also continue to invest in search engine marketing to drive traffic directly to their own websites, bypassing third-party sites while still investing in traditional media such as television, radio and newspapers. Cars.com has maintained its leadership position through its award-winning site and by delivering innovative new products for its advertisers, and it believes that as the competitive climate evolves, the need to innovate and to connect an advertiser’s investment to eventual sales at a local level will be of increasing importance.

Intellectual Property

Cars.com protects its intellectual property through a combination of copyrights, trademarks, service marks, domain names, trade secret laws, confidentiality procedures and contractual restrictions. Cars.com’s registered trademarks in the U.S. include, among others, “All Drive. No Drama.” and “Confidence Comes Standard.” Cars.com has also filed trademark applications in the U.S. for certain of its marks, including an application for “Research. Price. Find.” Cars.com expects to pursue additional trademark registrations to the extent that Cars.com believes it would be beneficial to its competitive position.

In addition to the protection provided by Cars.com’s intellectual property rights, Cars.com also enters into confidentiality and proprietary rights agreements with its employees, consultants, contractors and business partners. Cars.com’s employees and contractors are also subject to invention assignment agreements. Cars.com further controls the use of its proprietary technology and intellectual property through provisions in both Cars.com’s general and product-specific terms of use on its website.

Regulatory Matters

Various aspects of Cars.com’s business are or may be subject to U.S. federal and state regulation. In particular, the advertising and sale of new or used motor vehicles is highly regulated by the states in which Cars.com does business. Although Cars.com does not sell motor vehicles, the dealers from which it derives a significant portion of its revenues do sell them. Moreover, state regulatory authorities or other third parties could take and, on some occasions, have taken the position that some of the regulations applicable to dealers or to the manner in which motor vehicles are advertised and sold generally are directly applicable to Cars.com’s business model.

To operate in this highly regulated environment, Cars.com has developed its products and services with a view toward appropriately managing the risk that its regulatory compliance or the regulatory compliance of its dealer customers could be challenged. If, and to the extent that, its products and services fail to satisfy relevant regulatory requirements, Cars.com could be subject to significant civil and criminal penalties, including fines, or the award of significant damages in class action or other civil litigation, as well as orders interfering with its ability to continue providing its products and services in certain states.

Employees

Cars.com expects to employ approximately 1,275 persons as of the distribution date, none of whom are represented by labor unions.

Legal Proceedings

Cars.com is from time to time subject to a variety of litigation and other legal and regulatory proceedings and claims incidental to its business. Cars.com does not believe that any material liability will be imposed as a result of these matters.

Real Property

Cars.com’s corporate headquarters is located in Chicago, Illinois, in a facility that it leases.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain Factors Affecting Forward-looking Statements

The following discussion and analysis should be read in conjunction with the other sections of this information statement, including “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Statements,” “Unaudited Pro Forma Financial Statements,” “Business,” “Selected Historical Financial Data,” and the financial statements and the notes thereto included in this information statement. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and other factors described throughout this information statement and particularly in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

The accompanying financial statements include the accounts of Cars.com, LLC and DMR Holdings, Inc. (“DealerRater”), which represented the principal digital automotive businesses of TEGNA Inc. DealerRater was acquired by TEGNA on August 1, 2016 and will be part of the spun-off business. Accordingly, the financial statements from August 1, 2016 and forward are presented on a combined basis. We believe that the assumptions underlying the financial statements included in the information statement are reasonable. However, the financial statements may not necessarily reflect our results of operations, financial position and cash flows for future periods or what they would have been had we been a separate, stand-alone company during the periods presented.

Business Overview

We are a leading online destination for automotive consumers offering credible, objective information about car shopping, selling and servicing. We leverage our consumer audience to help automotive dealers and marketers more effectively reach car buyers and sellers, as well as those looking for trusted service providers. We have approximately 37 million monthly visits to our web properties. Cars.com generates revenue through online subscription advertising products targeting car dealerships through our direct sales force as well as our affiliate sales channels. We also generate revenue through the sale of display advertising to national advertisers. Our website hosts approximately 4.5 million vehicle listings at any given time and serves approximately 20,000 franchise and independent car dealers in all 50 states.

During the year ended December 31, 2015, we generated revenues of $596.5 million and recorded Net income of $157.8 million and Adjusted EBITDA of $238.6 million (see definition and reconciliation of Adjusted EBITDA, which is a non-GAAP term, below). Of the $596.5 million in revenues, 71% consisted of retail revenue with the remaining 29% derived from wholesale revenues.

In evaluating our financial condition and operating performance, our management team reviews a wide variety of factors and metrics. We are particularly focused on the following themes and performance metrics, which our management team views as instructive:

•	Traffic. Our traffic and our ability to continue generating traffic are key to our business, and the tracking of our traffic performance is a critical measure. We have recently made changes to our technology to expand our platform beyond the desktop and into mobile and social platforms. In 2015 and 2016, we undertook a re-platforming initiative to develop a responsive design platform, which provides a seamless experience for consumers across desktop, mobile and tablets. This new platform also allows us to move faster in introducing new content and features to the Cars.com sites. In addition, DealerRater, which TEGNA acquired in August 2016, will be contributed to us in connection with the separation, and we also have invested in developing or acquiring several adjacent offerings, including in the repair and trade-in space. The tracking of our traffic performance is critical to measuring the return on the investments described above, and traffic performance is highly correlated with our ability to provide value to our advertisers.

•	Connections. We are compensated by our advertisers for providing the direct and indirect connections we facilitate between consumers and dealers or OEMs. Whether through a direct connection such as an email or phone call from a consumer to a dealer, an indirect connection such as a transfer from one of the Cars.com sites to a dealer’s website or by pushing walk-in traffic into a dealership, the ability to connect consumers and advertisers is the heart of our business. Our platform, with its captive audience of in-market car shoppers, also serves as an excellent branding platform for local dealerships and OEMs alike. Major auto manufacturers regularly include advertising on the Cars.com sites when rolling out new makes and models each year. Shifting trends in consumer behavior are changing the ways consumers interact with automotive dealers and manufacturers. The shift to mobile, a preference for texting, and the explosion of social media are but three trends that are disrupting the way consumers have historically interfaced with dealers through online shopping sites. Management measures the various ways in which consumers are interfacing with dealers and OEMs and reports these various metrics with regularity to its customers. Cars.com also is expanding its capabilities of reporting on its consumer influence through innovations like Lot Insights, which uses geo-fencing technology to capture consumer searches on our platform that are performed on a dealer’s physical premises. Though we have had success with many of our customers in proving that our value goes well beyond direct connections and includes a strong influence on walk-in traffic and ultimately vehicle sales, we risk alienating dealers who are focused on more traditional methods of tracking consumer intent such as phone leads. An ongoing area of focus will be educating more dealers on these shifting consumer trends and demonstrating the value of our products.

•	Customers. Our value to consumers tracks to our ability to showcase the inventory of our dealer and OEM customers. The larger the advertiser base, the more inventory and options that are available for consumers to review. Management is focused not only on expanding our network of franchise and independent dealers, but also on developing new approaches to consumer engagement to increase the value of our platform to existing customers. In 2016, we have experienced a higher-than-usual migration of customers away from product enhancement packages or from our solutions more generally. We continue to highlight the value of our connections to dealers while at the same time introducing new advertising opportunities such as our Sell and Trade product and the ability to generate and syndicate reviews through DealerRater.

Our continued success will depend in part on our ability to address and successfully manage challenges, both specific to our business and in the digital advertising marketplace generally. In the near term, we may experience compressed margins as a result of the transition from a wholly owned subsidiary of TEGNA to an independent publicly traded company. In particular, the transition will require us to build out our internal infrastructure and support functions, including through recruiting and hiring managers and employees to strengthen our treasury, accounting, tax, investor relations and other similar functions. Similarly, we will face ongoing public company costs, including those related to an independent board of directors, compliance with regulatory and stock exchange requirements, and increased auditing and insurance fees. Further, the indebtedness we incur in connection with the separation will reduce our free cash flow and may limit our ability to make strategic acquisitions. We expect to manage these incremental costs and the associated increased risk by focusing on operating efficiency and continued growth in our business to drive profit margins and generate cash flow.

More generally, we anticipate challenges in the broader digital advertising marketplace, including the following specific challenges:

•	Increasing competition in the online automotive space. We compete in a crowded marketplace for a share of overall dealer and OEM marketing spend. In the face of increasing competition and the development of new technologies, we will need to continue to enhance our existing products and develop innovative new ones, while leveraging our excellent brand and strong consumer following;

•	Flattening growth in new car sales and other macro risks. Growth in new car sales has flattened in 2016, and we do not expect significant growth in new car sales in 2017. A more dramatic slowdown in car sales or other negative macroeconomic changes could reduce our customers’ aggregate digital advertising spend. Our ability to leverage our sales force to continue to expand our dealer network and access a greater percentage of our existing dealers’ advertising spend will be instrumental to our success in weathering any such economic headwinds.

•	Shifting consumer trends. Consumers continue to shift to mobile devices and to social media, which can have a downstream impact on many aspects of our business, including desktop display advertising revenues and the ability to continue to generate traditional phone and email leads. As of September 30, 2016, mobile traffic to Cars.com sites accounted for more than half of visits, with 53% coming from mobile devices compared to 50% a year earlier. To meet this challenge, we will need to continue to adjust our existing platforms and develop new platforms so that we are engaging consumers through their preferred medium.

Separation from Parent

On September 7, 2016, TEGNA announced plans to separate its digital automotive marketplace business from its media and other digital businesses. The separation will occur by means of a spin-off of Cars.com, a newly formed company, which will own the digital automotive marketplace business. TEGNA, the existing publicly traded company in which you currently own common stock, will continue to own and operate the media and other related digital businesses. The separation will create two stand-alone companies positioned to take advantage of differentiated opportunities in the rapidly evolving broadcast and digital landscapes.

Presentation of Financial Statements

Historically, TEGNA has not disclosed separate financial statements for Cars.com. The accompanying financial statements are derived from the historical accounting records of TEGNA since its acquisition of Cars.com, LLC on October 1, 2014 (that date and thereafter referred to as the “successor” periods), and present our financial position, results of operations and cash flows as of and for the successor periods presented as if we were a separate entity. Periods prior to TEGNA’s acquisition of Cars.com, LLC are referred to as the “predecessor” periods. Calendar year 2014 includes both a successor and predecessor period. These predecessor and successor financial statements are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Throughout this Management Discussion and Analysis of Financial Condition and Results of Operations, we also present 2014 on a supplemental pro forma basis by combining results for these two periods and making certain adjustments related to acquisition accounting as we believe this provides a more meaningful comparison of results across years. In addition, on August 1, 2016, TEGNA acquired 100% of DMR Holdings, Inc. (“DealerRater”), a leading automotive dealer review website. The financial results of DealerRater have been included in our combined financial statements (from the date of acquisition) as it will be part of the spun-off business.

Since TEGNA’s acquisition of Cars.com, LLC in 2014 we have primarily operated as a standalone entity within TEGNA’s broader corporate organization. The historical financial statements include allocations of certain TEGNA corporate expenses. Such costs primarily include insurance, severance costs, and other general corporate overhead expenses and were allocated based on either the actual costs incurred, or Cars.com headcount relative to Parent’s consolidated headcount. Since we operated primarily as a standalone entity, the historical allocated corporate costs were minimal and were approximately $496 thousand and $281 thousand during the nine months ended September 30, 2016 and 2015, respectively. These allocated expenses relate to the various services that have historically been provided to Cars.com by Parent. However, such expenses may not be indicative of the actual level of expense that would have been incurred by Cars.com if we had operated as an independent, publicly-traded company or of the costs expected to be incurred in the future.

We manage and operate our business as one segment. All of our internal intercompany accounts have been eliminated. All significant intercompany transactions between either (i) us and Parent or (ii) us and Parent affiliates have been included within the financial statements and are considered to be effectively settled through equity contributions or distributions at the time the transactions were recorded. The accumulated net effect of intercompany transactions between either (i) us and Parent or (ii) us and Parent affiliates are included in “Parent’s investment, net.” The total net effect of these intercompany transactions is reflected in the Statements of Cash Flows as financing activities.

With regards to income taxes, the determination of whether taxes should be presented in the financial statements of a limited liability company (“LLC”) is dependent on whether tax law considers the entity to be a flow-through entity. Cars.com, LLC and Classified Ventures, LLC are both multi-member LLCs that are considered to be partnerships for U.S. income tax purposes. Such multi-member LLCs generally are not subject to federal, state or local income taxes and are therefore considered flow-through entities. Accordingly, no income taxes have been recognized in Cars.com, LLC historical financial statements. DealerRater is a corporation subject to federal, state, and local income taxes. Accordingly, income taxes incurred by DealerRater since its acquisition on August 1, 2016 have been recognized in the historical financial statements.

Key Metrics

We regularly review a number of key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make operating and strategic decisions. The following table presents certain of these key metrics.

Dollar values in thousands of dollars	Nine months ended Sept. 30,		Year ended Dec. 31,
	2016	2015	2015	2014 (Supplemental Pro Forma)	2013
Traffic-Visits	321,577,000	330,216,000	433,741,000	422,566,000	361,844,000
Dealer Customers	20,504	20,292	20,409	19,866	18,978

Net income from continuing operation	$127,564	$118,056	$157,838	$36,925	$69,242
Adjusted EBITDA	$189,370	$178,488	$238,551	$118,784	$76,007

Traffic-Visits.    We utilize traffic-visit numbers to evaluate the performance of the Cars.com websites. This internally generated metric includes data for multi-platform reporting pulls from desktop (home and work) and mobile (web browser and application access). Visits refers to the number of times a site is visited, no matter how many visitors make up those visits. Traffic-visit numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to revenue, we believe our ability to reach diverse demographic audiences is attractive to our dealers and national advertisers. In 2016, we experienced a decrease in traffic primarily due to our re-platforming efforts which temporarily impacted our ability to generate traffic through search engine optimization. In the third quarter of 2016, total visits were down 5.8% year over year. New competitors are now competing aggressively to reach our core audience. In October 2016, we completed the re-platforming project and expect to see a rebound in traffic in 2017 through search engine optimization and mobile channels, including as a result of new features such as a more analytical view of vehicle pricing.

Dealer Customers.    Dealer customers represents the average number of car dealers using our products over the course of the applicable periods. The number includes both retail and affiliate sales channels.

Adjusted EBITDA.    We use Adjusted EBITDA as a non-GAAP financial performance measure to supplement the financial information presented on a GAAP basis. This non-GAAP financial measure should not be considered in isolation from or as a substitute for the related GAAP measure, nor should it be considered superior to the related GAAP measure, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measure may not be comparable to similarly titled measures of other companies. We define adjusted EBITDA as Net income from continuing operations before (1) interest expense, (2) income taxes, (3) non-operating items (which are primarily comprised of gains on marketable securities held in trust and interest income), (4) depreciation and (5) amortization. When Adjusted EBITDA is discussed in reference to performance, the most directly comparable GAAP financial measure is Net income from continuing operations. We use Adjusted EBITDA, a non-GAAP financial performance measure, for purposes of evaluating our performance. Therefore, we believe that this measure provides useful information to investors by allowing them to view our businesses through the eyes of our management and Parent’s board of directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our businesses. Investors should consider the limitations of using Adjusted EBITDA, including the fact that such measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to be an alternative to Net income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. In particular, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as Adjusted EBITDA does not consider certain cash requirements, such as working capital needs, capital expenditures, and contractual commitments.

Reconciliations of Adjusted EBITDA to Net income from continuing operations presented in accordance with GAAP on our Statements of Income are presented below:

	Nine months ended Sept. 30,		Year ended Dec. 31,
In thousands of dollars	2016	2015	2015	2014 (Supplemental Pro Forma)	2013
Net income from continuing operations	$127,564	$118,056	$157,838	$36,925	$69,242
Interest expense	—	—	—	—	—
Income taxes	452	—	—	—	—
Non-operating items	(195)	(55)	(105)	(281)	(1,901)

Operating income	127,821	118,001	157,733	36,644	67,341

Depreciation	6,133	5,995	8,160	9,482	8,666
Amortization	55,416	54,492	72,658	72,658	—

Adjusted EBITDA (non-GAAP)	$189,370	$178,488	$238,551	$118,784	$76,007

Factors Affecting Our Performance

Spending on Online Marketing.    Our revenue is dependent on the amount dealers spend on our online subscription products. We also generate a significant amount of revenue from the sale of advertising on our websites. In order to increase our revenues, dealers and other advertisers such as Original Equipment Manufacturers (“OEMs”) or other auto related companies (e.g. insurance, financing) will likely have to increase the amount they spend on online marketing in absolute dollars or as a percentage of their total marketing expenditures.

Dealer Customers.    Our future growth will depend, in part, on our ability to successfully increase the amount that each of our dealer customers spends on our digital solutions. We have made a substantial investment in our sales organization, and we are dependent on the success of that organization, combined with the effectiveness of our products, to help our subscribing dealers see the value and the return on investment of our premium listings and our enhancement services.

Automotive Industry and Consumer Trends.    Our current customer base, revenue sources and operations are substantially limited to the U.S. Accordingly, our results can be impacted by prevailing economic and market conditions in the U.S. that impact the retail automotive industry in general and car dealers, in particular. Improving economic conditions since 2009 have improved new and used car sales, which we believe has had a positive impact on dealer revenues and, in turn, has had a positive impact on our revenues. In contrast, adverse market conditions such as those that prevailed in 2008 and 2009 reduced the number of dealers that were in business and adversely impacted surviving dealers. We believe these conditions adversely affected the amount that dealers, OEMs and other advertisers were willing to spend on advertising in general, including digital media advertising, which impacted our revenues and our rate of growth during that period. General economic conditions can also impact the number of in-market car shoppers on our websites and the availability of used car inventory.

Launch of New Products and Services.    We believe there are significant opportunities to expand into adjacent markets in the automotive industry. Recently, we launched Sell & Trade and Event Positions. We also intend to launch new solutions in the future in order to increase revenues. Our revenue growth in the future will be dependent, in part, on our ability to successfully innovate, develop, launch, and gain market acceptance of new services that dealers will purchase for an additional monthly subscription fee. Also, our future results of operations will be affected by the timing of the launch of new services.

Supplemental Pro Forma Results

The following table provides unaudited supplemental pro forma results of operations for the year ended December 31, 2014 as if Parent’s acquisition of Cars.com, LLC had occurred on January 1, 2014:

	Successor
In thousands of dollars	for the period from Oct. 1, 2014 to Dec. 31, 2014	Period from Jan. 1, 2014 to Oct. 1, 2014	Subtotal year ended Dec. 31, 2014	Adjustments	Notes	Supplemental Pro Forma year ended Dec. 31, 2014
Operating revenues
Retail	$101,011	$280,283	$381,294	—		$381,294
Wholesale	44,928	69,732	114,660	18,900	(1)	133,560

Total	145,939	350,015	495,954	18,900		514,854

Operating expenses
Product support, technology and operations	29,151	86,374	115,525	—		115,525
Marketing and sales	54,809	155,945	210,754	—		210,754
General and administrative	25,881	68,299	94,180	(29,982)	(2)	64,198
Affiliate revenue share	1,971	13,104	15,075	—		15,075
Amortization of intangible assets	18,164	—	18,164	54,494	(3)	72,658
Professional fees related to sale	—	19,942	19,942	(19,942)	(4)	—

Total	129,976	343,664	473,640	4,570		478,210

Operating income	15,963	6,351	22,314	14,330		36,644

Other non-operating income	255	26	281	—		281

Income from continuing operations	$16,218	$6,377	$22,595	$14,330		$36,925

(1)	Adjustment to wholesale revenue reflects the amortization of the unfavorable contracts liability which was established during acquisition accounting.
(2)	Adjustment to general and administrative expenses relates to the exclusion of a portion of the 2014 share appreciation right (“SAR”) expense that was recognized due to the acceleration of vesting of SAR awards as a result of the sale transaction in 2014.
(3)	Adjustment relates to the amortization of intangible assets which were established during acquisition accounting.
(4)	Adjustment removes professional fees related to the sale to our Parent.

Results of Operations

The following table sets forth our selected statement of operations for each of the periods indicated:

	Nine months ended Sept. 30,			Year ended Dec. 31,
In thousands of dollars	2016 (Successor)	Change	2015 (Successor)	2015 (Successor)	Change	2014 (Supplemental Pro Forma)	Change	2013 (Predecessor)
Operating revenues
Direct revenue	$248,579	8%	$230,504	$311,265	11%	$279,505	22%	$228,712
National advertising revenue	83,221	13%	73,444	100,918	15%	87,927	4%	84,356
Other revenue	11,213	21%	9,261	12,449	(10)%	13,862	45%	9,533

Retail revenue	343,013	10%	313,209	424,632	11%	381,294	18%	322,601
Wholesale revenue	128,421	—%	129,061	171,878	29%	133,560	40%	95,603

Total	471,434	7%	442,270	596,510	16%	514,854	23%	418,204

Operating expenses
Product support, technology and operations	98,381	15%	85,789	116,690	1%	115,525	8%	106,550
Marketing and sales	160,275	2%	156,461	211,779	*** %	210,754	13%	186,274
General and administrative	23,277	3%	22,699	30,924	(52)%	64,198	59%	40,265
Affiliate revenue share	6,264	30%	4,828	6,726	(55)%	15,075	(15)%	17,774
Amortization of intangible assets	55,416	2%	54,492	72,658	—%	72,658	—%	—

Total	343,613	6%	324,269	438,777	(8)%	478,210	36%	350,863

Operating income	127,821	8%	118,001	157,733	*** %	36,644	(46)%	67,341

Non-operating (expense) income		*** %
Other non-operating income	195	*** %	55	105	(63)%	281	(85)%	1,901

Income before income taxes	128,016	8%	118,056	157,838	—%	36,925	—%	69,242

Provision for income taxes	452	*** %	—%	—%	—%	—%	—%	—%

Income from continuing operations	$127,564	8%	$118,056	$157,838	*** %	$36,925	(47)%	$69,242

Nine Month Period Ended September 30, 2016 Compared to Nine Month Period Ended September 30, 2015

Revenues

Retail Revenues—Direct.    Direct revenues represents online subscription products sold by Cars.com sales teams at retail rates set by Cars.com. Automotive dealer customers purchase advertising packages to market their vehicle inventory and other aspects of the dealership, such as the service department. In addition to subscription packages, dealers may also purchase leads on a pay-per-lead basis. Direct revenue is our largest revenue stream, representing approximately 53% of total revenue for the first nine months of 2016. Direct revenue for the first nine months of 2016 was up 8% from the prior year reflecting a 4% increase in subscriptions sold by Cars, a 2% increase due to the DealerRater acquisition, and a 2% increase in the subscription rates. The subscription and rate increases were driven by higher dealer market penetration and new product sales.

Retail Revenues—National Advertising.    National advertising revenues consists of display advertising sold to advertising agencies and OEMs. Banner display ads are placed throughout the Cars.com network of properties. National advertising revenue represented approximately 18% of total revenue for the first nine months of 2016. National revenue for the nine months of 2016 rose 13% from the prior year mainly due to increased sponsorships and targeted display advertising.

Retail Revenues—Other.    Other includes revenues from (1) leads sold to reseller companies, (2) data sold to third-parties and (3) products such as Sell it Yourself/For Sale By Owner. Other revenue represented approximately 2% of total revenue for the nine months of 2016. Other revenue for the first nine months of 2016 was up 21% due to higher reseller lead volume.

Wholesale Revenues.    Wholesale revenues represents the wholesale fees paid to Cars.com for online subscription products sold by Affiliates. Wholesale revenue represented approximately 27% of total revenue for the first nine months of 2016. Wholesale revenues for the first three quarters of 2016 were down slightly, reflecting a 3% decline in subscriptions sold partially offset by a 2% increase in subscription rates. The decline in subscriptions sold was driven by subscription cancellations due to increased competition and an increase in subscription rates.

Expenses

Product Support, Technology and Operations.    Our product support, technology and operations expenses primarily consist of the costs to support revenue along with the salaries and benefit costs for our product development, technology and operations teams. Expenses to support revenue include traffic acquisition costs, third party inventory processing costs, photo/video maintenance, service provider expenses, and content licenses. The product development team creates and develops Cars.com products along with providing editorial content on the site. The technology team develops and supports the Cars.com website. Expenses include outside consulting, hardware/software maintenance, software licenses, data center and other infrastructure costs. The operations team is responsible for product fulfillment, customer service, and account management. Product support, technology and operations expenses increased 15% in the first nine months of 2016 due to higher traffic acquisition costs, increased compensation costs related to product and technology employee resources, and higher costs to support our repair services product.

Marketing and sales.    Our marketing and sales expenses primarily consist of salaries and benefits for our marketing and sales teams, travel expenses, commission-based compensation for our sales team, sales training expenses, sales contests and events expenses, advertising expenses for TV and online (includes production, agency, and distribution costs), search engine marketing and partner lead costs, market research, and marketing events. Marketing and sales expenses were up 2% in the first nine months of 2016 due to increased spend on online advertising to increase traffic and leads along with higher expenses to support a growing sales team.

General and Administrative.    Our general and administrative expenses primarily consist of salaries, benefits and long-term incentive compensation for our executive, finance, legal, human resources, facilities and other administrative employees. In addition, general and administrative expenses include depreciation, outside consulting, legal and accounting services and other supporting overhead costs not allocated to other expense categories. We expect that we will incur additional costs as a result of becoming a public company, given the expected increase in audit fees, legal fees, regulatory compliance listing fees, director compensation and director and officer insurance premiums, among other costs. General and Administrative expenses increased 2% in the first nine months of 2016 due to increased compensation expenses.

Affiliate Revenue Share.    Affiliate revenue share primarily represents payments made to affiliates for major account customers we service directly that are located in the affiliates’ market territory. Revenue recognized for these sales is recorded as retail revenues. Affiliate revenue share costs increased 30% in the first nine months of 2016 due to increased sales for major account customers in affiliates markets.

Amortization of Intangibles.    As a result of Parent’s acquisition of Cars.com, LLC in October 2014 and the acquisition of DealerRater in August 2016, we recorded amortizable intangible assets for customer relationships, developed technology, trade-names and non-compete agreements. This expense category reflects the amortization of these assets.

Full Year 2015 Compared to Full Year 2014 Supplemental Pro Forma

Revenues

Retail Revenues—Direct.    Direct revenue for 2015 was up 11% from the prior year reflecting a 9% increase in subscriptions sold and a 2% increase in the subscription rates. These increases were driven by higher dealer market penetration and new product sales.

Retail Revenues—National Advertising.    National advertising revenue for 2015 rose 15% from the prior year mainly due to increased sponsorships and targeted display advertising.

Retail Revenues—Other.    Other revenues for 2015 were down 10% due to the absence of transitional service revenue in 2015 related to the Apartments.com divestiture that occurred in early 2014.

Wholesale Revenues.    Wholesale revenues for 2015 increased 29% reflecting a 41% increase in subscription rates, partially offset by a 5% decrease in subscriptions sold. The increase in rates was mainly due to amendments to the terms of affiliation agreements with Cars.com, LLC’s former owners to reflect market terms in connection with Parent’s acquisition of Cars.com, LLC on October 1, 2014. This increase in rate also resulted in a decrease in subscriptions sold. In addition, both 2015 and 2014 wholesale revenues include revenue amortization of $25.2 million related to the acquisition accounting for unfavorable contracts. Our supplemental pro forma 2014 financial statements reflect amortization as if the acquisition occurred on January 1, 2014.

Expenses

Product support, technology and operations.    Product support, technology and operations expenses for 2015 were up by 1% compared to prior year due to increased investment in product and technology resources offset by decreased third-party product related expenses due to improved contract terms.

Marketing and sales.    Marketing and sales expenses for 2015 were consistent with the prior year as increases in salary and benefit expenses related to growing our sales force were offset by decreases in television advertising expenses.

General and Administrative.    General and Administrative expenses for 2015 were lower by 52% from the prior year due to a reduction in headcount along with a decrease in professional fees following the acquisition by Parent. In addition, SAR compensation was approximately $27 million higher in 2014 as a result of increases in the awards’ fair value during 2014. Excluding SAR expenses from 2015 and supplemental pro forma 2014, General and Administrative expenses for 2015 were lower by 16% from the prior year, and net operating margin was 26% for 2015 and 12%, for supplemental pro forma 2014.

Affiliate Revenue Share.    Affiliate revenue share expense for 2015 was down 55% from the prior year reflecting new favorable terms with the affiliates that became effective following Parent’s acquisition of Cars.com, LLC on October 1, 2014.

Amortization of Intangibles.    As a result Parent’s acquisition of Cars.com, LLC on October 1, 2014, we recorded recognized amortizable intangible assets for customer relationships, developed software and non-compete agreements. Our supplemental pro forma 2014 financial statements reflect amortization as if the acquisition occurred on January 1, 2014.

Full Year 2014 Supplemental Pro Forma Compared to Full Year 2013

Revenues

Retail Revenues—Direct.    Direct revenue for 2014 was up 22% from the prior year reflecting a 17% increase in subscriptions sold and a 5% increase in the subscription rates. These increases were driven by higher dealer market penetration and new product sales.

Retail Revenues—National Advertising.    National advertising revenue for 2014 rose 4% from the prior year mainly due to an increase in sponsorships and targeted display advertising.

Retail Revenues—Other.    Other revenues for 2014 increased 45% due to a shared service agreement from a divested company to provide administrative functions during a transition period.

Wholesale Revenues.    Wholesale revenues for 2014 rose 40% reflecting a 24% increase in subscription rates, partially offset by an 8% decrease in subscriptions sold. The increase in rates was mainly due to amendments to the terms of affiliation agreements with Cars.com, LLC’s former owners to reflect market terms in connection with Parent’s acquisition of Cars.com, LLC on October 1, 2014. In addition, wholesale revenues for 2014 include supplemental pro forma revenue amortization of $25.2 million related to the acquisition accounting for unfavorable contracts. Our supplemental pro forma 2014 financial statements reflect revenue amortization as if the acquisition occurred on January 1, 2014. No such supplemental pro forma adjustment for revenue amortization is included in the 2013 wholesale revenue amounts.

Expenses

Product support, technology and operations.    Product support, technology and operations expenses for 2014 were up by 8% compared to prior year due to increased technology and product employee resources, higher hardware/software/content license fees and third-party vendor costs associated with new products (including Cars360).

Marketing and sales.    Marketing and sales expenses for 2014 increased 13% from the prior year due to increased online and brand spend along with higher salaries and benefits expenses to support our growing sales team.

General and Administrative.    General and Administrative expenses for 2014 increased by 59% from the prior year primarily due to SAR compensation increasing $22 million as a result of increases in the awards’ fair value during 2014. Excluding SAR expenses from supplemental pro forma 2014 and 2013, General and Administrative expenses for supplemental pro forma 2014 increased by 6% from the prior year, and net operating margin was 12% for supplemental pro forma 2014 and 18% for 2013.

Affiliate Revenue Share.    Affiliate revenue share expense for 2014 decreased 15% from the prior year reflecting new favorable terms with the affiliates that became effective following Parent’s acquisition of Cars.com, LLC on October 1, 2014.

Amortization of Intangibles.    As a result of Parent’s acquisition of Cars.com, LLC on October 1, 2014, we recorded recognized amortizable intangible assets for customer relationships, developed software and non-compete agreements. Our supplemental pro forma 2014 financial statements reflect amortization as if the acquisition occurred on January 1, 2014.

Liquidity and Capital Resources

The table below sets forth a summary of our cash flow for the respective periods:

	Successor				Predecessor
In thousands of dollars	Nine months ended Sept. 30, 2016	Nine months ended Sept. 30, 2015	Year ended Dec. 31, 2015	Period from Oct. 1, 2014 to Dec. 31, 2014	Period from Jan. 1, 2014 to Oct. 1, 2014	Year ended Dec. 31, 2013
Net cash provided by operating activities	$140,436	$129,080	$190,055	$33,741	$63,388	$117,743
Net cash provided by (used for) investing activities	(124,533)	1,149	(1,146)	(1,929)	539,295	(7,397)
Net cash used in financing activities	(11,283)	(130,155)	(188,996)	(75,392)	(598,321)	(90,000)

Net change in cash and cash equivalents	$4,620	$74	$(87)	$(43,580)	$4,362	$20,346

Nine Month Period Ended September 30, 2016 Compared to Nine Month Period Ended September 30, 2015

Cash flow generated by operating activities is our primary source of liquidity. Net cash flow from operating activities was $140.4 million in the first nine months of 2016, versus $129.1 million in the first nine months of 2015. This increase is primarily due to $9.5 million increase in 2016 net income as compared to the prior year.

Net cash used for investing activities totaled $124.5 million in the first nine months of 2016, compared with $1.1 million provided by investing activities in the first nine months of 2015. This change is due to the 2016 acquisition of DealerRater compared to $7.9 million of proceeds received in the first half of 2015 from the sale of a subsidiary.

Net cash used for financing activities totaled $11.3 million in the first nine months of 2016, compared with $130.2 million in the first nine months of 2015. Cash used for financing activities is primarily due to transactions with Parent, which for the nine months ended September 30, 2016 includes the Parent’s acquisition of DealerRater. Parent utilizes a centralized approach to cash management and the financing of its operations. Under this centralized cash management program, we provide funds to Parent and vice versa. Accordingly, the net cash flow between us and Parent is presented as a financing activity.

Full Year 2015, Period from October 1, 2014 to December 31, 2014, Period from January 1, 2014 to October 1, 2014 and Full Year 2013

Net Cash Provided by Operating Activities

Net cash provided by operating activities of the Successor was $190.1 million in 2015 and $33.7 million for the period from October 1, 2014 to December 31, 2014. Net cash provided by operating activities under the Predecessor was $63.4 million for the period from January 1, 2014 to October 1, 2014, and $117.7 million in 2013. Our strong operating cash flows over these periods were primarily due to revenue growth and sustained profitability. In particular, wholesale rate increases implemented on October 1, 2014, bolstered revenue and profitability. Operating cash flow in 2014 was impacted by professional fees related to the sale transaction to our Parent.

Net Cash Provided by (Used for) Investing Activities

Net cash used in investing activities of the Successor was $1.1 million in 2015 and $1.9 million for the period from October 1, 2014 to December 31, 2014. Net cash provided by investing activities under the Predecessor was $539.3 million for the period from January 1, 2014 to October 1, 2014, and cash used in investing activities was $7.4 million in 2013. Proceeds from the sale of Apartments.com resulted in cash provided by investing activities in 2015 and during the period from January 1, 2014 to October 1, 2014 of $7.9 million and $555.0 million, respectively. The 2015 proceeds were offset by $9.1 million of capital expenditures, resulting in a net use of cash for investing activities for the year. Cash used in investing activities in the three months ended December 31, 2014 and in 2013 was primarily due to capital expenditures.

Net Cash Used in Financing Activities

Net cash used in financing activities of the Successor was $189.0 million in 2015 and $75.4 million for the period from October 1, 2014 to December 31, 2014. Net cash used in financing activities under the Predecessor was $598.3 million for the period from January 1, 2014 to October 1, 2014 and $90.0 million in 2013. Cash used in financing activities during the Successor period is primarily due to transactions with Parent. Cash used in financing activities during the Predecessor period was related to dividends paid to investors during the period from January 1, 2014 to October 1, 2014 of $598.3 million related to the distribution of the Apartments.com sale proceeds to our investors, and of $90.0 million in 2013.

Additional Information

Prior to the separation, we have access to our Parent’s program of maintaining bank revolving credit availability as a component of our liquidity. On or about the distribution date, Cars.com expects to enter into certain financing arrangements which it will use to fund a cash dividend to TEGNA, as well as to fund working capital and other liquidity needs, and to provide letters of credit. Our operations have historically generated strong positive cash flow which, along with the new financing arrangements, are expected to provide more than adequate liquidity to meet our requirements, including those for investments, strategic acquisitions, and the one-time dividend payment to Parent. However, the tax matters agreement that TEGNA and Cars.com will enter into prior to the distribution will include restrictions that may limit Cars.com’s ability to pursue certain strategic transactions or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. Under the tax matters agreement, for the two year period following the distribution, Cars.com will be prohibited, except in certain circumstances, from: entering into any transaction resulting in the acquisition of all or a portion of its stock or assets, whether by merger or otherwise; merging, consolidating or liquidating; issuing equity securities beyond certain thresholds; repurchasing its capital stock beyond certain thresholds; and ceasing to actively conduct its business. See the section entitled “Risk Factors—Cars.com may be unable to engage in certain corporate transactions after the separation because such transactions could jeopardize the intended tax-free status of the distribution.”

Contractual Obligations

The following table provides aggregated information about our outstanding contractual obligations as of December 31, 2015:

Contractual obligations		Payments due by period
In thousands of dollars	Total	2016	2017-2018	2019-2020	Thereafter
Operating leases(a)	$15,555	$6,974	$7,537	$1,044	$—
Purchase obligations(b)	452	452	—	—	—

Total	$16,007	$7,426	$7,537	$1,044	—

Impact of new corporate lease agreement	58,064	78	5,984	6,331	45,671

Adjusted total	$74,071	$7,504	$13,521	$7,375	$45,671

(a)	See Note 10 to the annual financial statements included elsewhere in this information statement.
(b)	Primarily includes purchase obligations related to software enterprise agreements, and other legally binding commitments. Amounts which we are liable for under purchase orders outstanding at December 31, 2015, are reflected in the combined balance sheets as trade accounts payable and accrued liabilities and are excluded from the table above.

Subsequent to December 31, 2015, we entered into a new lease agreement for our Chicago, Illinois headquarters starting in 2017. There were no other material changes subsequent to December 31, 2015.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements.

Effects of inflation and changing prices and other matters

Our results of operations and financial condition have not been significantly affected by inflation.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. We believe the following discussion addresses our most critical accounting policies, which are those that are important to the presentation of our financial condition and results of operations and require management’s most subjective and complex judgments. This commentary should be read in conjunction with our financial statements, selected financial data and the remainder of this information statement.

Revenue Recognition.    Revenue is recognized when persuasive evidence of an arrangement exists, performance under the contract has begun, the contract price is fixed or determinable and collectability of the related fee is reasonably assured. Revenue is generated through our direct sales force (“retail revenue”) or affiliate sales channels (“wholesale revenue”).

Our primary source of retail and wholesale revenue is through the sale of online subscription advertising products to car dealerships. Our base subscription package provides the car dealership’s available inventory on our Cars.com website. The base subscription contract is generally a fixed price arrangement with a one-year term and is automatically renewed unless cancelled by the dealership. We also offer customers several add-on products to the base subscription package. These add-on products are not sold separately from the base subscription package and, therefore, are not separate units of accounting as they do not have value on a standalone basis. Accordingly, the base subscription package and any purchased add-on products are combined as a single unit of accounting and revenues are recognized on a straight-line basis over the contract term as the service is provided to our customers.

Wholesale revenue is earned through affiliation agreements with the Predecessor owners that sell our subscription advertising products to car dealerships. Predecessor owners are assigned certain sales territories to sell our products, and we charge our Predecessor owners a wholesale fee. In situations where our direct sales force sells our products to car dealerships in an affiliate’s territory, we pay our Predecessor owners a revenue share which is classified as ‘Affiliate revenue share’ on our statements of income.

In addition, we also earn retail revenue though the sale of banner advertising on our websites to national advertisers, pursuant to fixed fee or transaction based contracts, which are billed for impressions delivered or click-throughs on their advertisements. An impression is the display of an advertisement to an end-user on the website and is a measure of volume. A click-through occurs when an end-user clicks on an impression. Revenue is recognized evenly over the contract term (generally three to six months) for fixed fee contracts where a minimum number of impressions or click-throughs is not guaranteed. Revenue is recognized as the impressions or click-throughs are delivered for transaction based contracts. If the impressions or click-throughs delivered are less than the amount billed, the difference is recorded as deferred revenue and recognized as earned.

Goodwill.    Goodwill represents the excess of acquisition cost over the fair value of assets acquired, including identifiable intangible assets, net of liabilities assumed. At December 31, 2015 and 2014, we had $703 million of goodwill, which resulted from Parent’s acquisition of Cars.com, LLC. This asset represented 28% of our total assets at December 31, 2015.

Goodwill is tested for impairment on an annual basis (first day of our fourth quarter) or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our goodwill is tested for impairment at a level referred to as the reporting unit. The level at which we test goodwill for impairment requires us to determine whether the operations below the business segment level constitute a business for which discrete financial information is available and segment management regularly reviews the operating results. We have determined that Cars.com operates as a single reporting unit.

Before performing the annual two-step goodwill impairment test, we first have the option to perform a qualitative assessment to determine if the two-step quantitative test must be completed. The qualitative assessment considers events and circumstances such as macroeconomic conditions, industry and market conditions, cost factors and overall financial performance, as well as company specifications. If after performing this assessment, we conclude it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then we are required to perform the two-step quantitative test. Otherwise, the two-step quantitative test is not required. We elected to not perform the optional qualitative assessment of goodwill; instead, we performed the quantitative impairment test.

When performing the first step of the quantitative test, we determine the fair value of the reporting unit and compare it to the carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, we perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired. In the second step of the impairment test, we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we must recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill.

We estimate reporting unit fair value using a combination of a market-based valuation methodology using comparable public company trading values, and an income approach using the discounted cash flow (“DCF”) analysis. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples. The cash flows employed in the DCF analysis are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions and recent operating performance. The discount rates utilized in the DCF analysis are based on the reporting unit’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of our reporting unit. The results of the tests indicated that the estimated fair value of our reporting unit exceeded the carrying value and thus no impairment existed. The estimated reporting unit fair value would need to decline by more than 20% to fail step one of the quantitative goodwill impairment test.

Impairment assessment inherently involves management judgments regarding a number of assumptions described above. The reporting unit fair value also depends on the future strength of the U.S. economy. New and developing competition as well as technological change could also adversely affect future fair value estimates. Due to the many variables inherent in the estimation of a reporting unit’s fair value and the relative size of our recorded goodwill, differences in assumptions could have a material effect on the estimated fair values. For example, a 50 basis point increase in the discount rate used to compute the discounted cash flow would have caused the current head room in step one of the test to narrow to 19%. Similarly, a five percent decline in the valuation multiples (revenue, EBITDA, and EBIT) used in the market-based valuation would have caused the current head room to narrow to 16%.

Indefinite Lived Intangible.    In connection with our acquisition by Parent, we have an intangible asset with an indefinite life associated with the Cars.com trade name. This asset represented 35% of our total assets at December 31, 2015. The indefinite lived intangible asset is tested annually, or more often if circumstances dictate, for impairment and is written down to fair value as required. The estimate of fair value is determined using the “relief from royalty” methodology, which is a variation of the income approach. The discount rate assumption is based on an assessment of the risk inherent in the projected future cash flows generated by the trade name intangible asset. The results of our 2015 annual impairment test of the indefinite lived intangible asset indicated the fair value exceeded its carrying value by more than 30%, and therefore, no impairment charge was recorded. Although the trade name asset is not currently impaired, changes in future market rates or decreases in future cash flows and growth rates could result in an impairment charge in a future period.

Definite Lived Amortizable Intangibles.    Our amortizable intangible assets consist mainly of customer relationships and acquired technologies. These assets represented 31% of our total assets at December 31, 2015. These asset values are amortized systematically over their estimated useful lives. An impairment test of these assets would be triggered if the undiscounted cash flows from the related asset group (business unit) were to be less than the asset carrying value. Changes in circumstances, such as technological advances or changes to our business model or capital strategy, could result in actual useful lives differing from our estimates. If an impairment indicator is present, we review our amortizable intangible assets for potential impairment at the asset group level by comparing the carrying value of such assets with the expected undiscounted cash flows to be generated by the asset group. Due to expected continued cash flow in excess of carrying value from our business, no intangible assets were considered impaired.

Quantitative and Qualitative Disclosures About Market Risk

We believe that our market risk from financial instruments, such as accounts receivable and accounts payable, is not material. Because we did not have any long-term debt outstanding during any period presented, we are also not significantly impacted by changes in interest rates.

MANAGEMENT

Executive Officers Following the Distribution

The following table sets forth the individuals who are expected to serve as executive officers of Cars.com following the completion of the distribution. Cars.com is in the process of identifying additional persons who will be its executive officers following the distribution. Cars.com will disclose information regarding such additional executive officers in a subsequent amendment to this information statement.

Name	Age	Position
Alex Vetter	46	President and Chief Executive Officer

DIRECTORS

Board of Directors Following the Distribution

Cars.com is in the process of identifying the persons who are expected to serve on its board of directors following the completion of the distribution and will include information concerning those persons in an amendment to this information statement. Cars.com expects that, at the time of the distribution, the chairman of the board of directors will be a different person from Cars.com’s chief executive officer and, if the chairman is not an “independent” director, that the board of directors will have a lead director empowered with robust authority and duties to facilitate the board of directors’ exercise of independent oversight.

Commencing with the first annual meeting of stockholders following the separation, directors will be elected at the annual meeting of stockholders and, thereafter, each director will serve until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

Director Independence

A majority of Cars.com’s board of directors will be composed of directors who are “independent,” as defined by the rules of the [    ] and the Principles of Corporate Governance to be adopted by Cars.com’s board of directors. Cars.com’s board of directors is expected to establish categorical standards to assist it in making its determination of director independence. Cars.com expects that these standards will provide that no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with Cars.com or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with Cars.com or any of its subsidiaries). In making this determination, the board of directors will consider all relevant facts and circumstances, including adopting standards that the following categories of relationships between a director and Cars.com are not material:

•	employment of a director or a director’s immediate family member by a company or organization that made payments to, or received payments from, Cars.com or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, a company or organization that made payments to, or received payments from, Cars.com or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the permitted thresholds above; and

•	a relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which Cars.com or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

Cars.com’s board of directors will assess, on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Governance Committee, will make a determination as to which members are independent. References to “Cars.com” above include any subsidiary in a consolidated group with Cars.com. The terms “immediate family member” and “executive officer” above are expected to have the same meanings specified for such terms in the [    ] listing standards.

Committees of the Board of Directors

Effective upon the completion of the distribution, Cars.com’s board of directors will have the following standing committees: an Audit Committee, an Executive Compensation Committee and a Nominating and Governance Committee.

Audit Committee.    [    ] are expected to be the members of the Audit Committee. Cars.com’s board of directors is expected to determine that [    ] is an “audit committee financial expert” for purposes of the rules of the SEC, and that each member of the Audit Committee is financially literate as required by the rules of the [    ]. In addition, Cars.com expects that the board of directors will determine that each of the members of the Audit Committee will be independent, as defined by the rules of the [    ], Section 10A(m)(3) of the Exchange Act and in accordance with Cars.com’s Principles of Corporate Governance. The Audit Committee will assist the board of directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Cars.com, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of Cars.com’s internal audit function. The Audit Committee will also appoint Cars.com’s independent registered public accounting firm, provide oversight of Cars.com’s internal audit function, oversee the adequacy and effectiveness of Cars.com’s accounting and financial controls and the guidelines and policies that govern the process by which Cars.com undertakes financial, accounting and audit risk assessment and risk management.

Executive Compensation Committee.    [    ] are expected to serve as members of the Executive Compensation Committee. Cars.com’s board of directors is expected to determine that each member of the Executive Compensation Committee will be independent, as defined by the rules of the [    ] and in accordance with Cars.com’s Principles of Corporate Governance. In addition, Cars.com expects that the members of the Executive Compensation Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Executive Compensation Committee will discharge the board of directors’ responsibilities relating to compensation of Cars.com’s directors and executives and will have overall responsibility for Cars.com’s compensation plans, principles and programs. The Executive Compensation Committee’s duties and responsibilities will include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of Cars.com’s CEO and other senior executives. The Executive Compensation Committee will also be responsible for reviewing and discussing with management the Compensation Discussion and Analysis disclosures contained in Cars.com’s proxy statements. The Executive Compensation Committee will have primary responsibility for administering Cars.com’s equity incentive plans and in that role will be responsible for approving equity grants to Cars.com’s senior executives. The Executive Compensation Committee will have the sole discretion, under its charter, to retain or obtain advice of a compensation consultant, independent legal counsel or other adviser, and will be responsible for the appointment, compensation and oversight of any such consultant, counsel or adviser.

Nominating and Governance Committee.    [    ] are expected to serve as members of the Nominating and Governance Committee. Cars.com’s board of directors is expected to determine that each of the members of the Nominating and Governance Committee will be independent, as defined by the rules of the [    ] and in accordance with the company’s Principles of Corporate Governance. The Nominating and Governance Committee will be charged with identifying individuals qualified to become board members, recommending to the board of directors candidates for election or re-election to the board of directors and considering from time to time the board of directors committee structure and makeup. The Nominating and Governance Committee will also monitor Cars.com’s human resources practices, including its performance in diversity and equal employment opportunity, monitor Cars.com’s performance in meeting its obligation of fairness in internal and external matters and take a leadership role with respect to Cars.com’s corporate governance practices.

Cars.com’s board of directors is expected to adopt a written charter for each of the Audit Committee, Executive Compensation Committee and Nominating and Governance Committee. These charters will be posted on Cars.com’s investor relations website in connection with the distribution.

Compensation Committee Interlocks and Insider Participation

During Cars.com’s fiscal year ended December 31, 2015, it was not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those individuals who will serve as Cars.com’s executive officers following the distribution were made by TEGNA.

Corporate Governance

Stockholder Recommendations for Director Nominees

Cars.com’s amended and restated bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors. Cars.com expects that its board of directors will adopt a policy concerning the evaluation of stockholder recommendations of director candidates by the Nominating and Governance Committee.

Principles of Corporate Governance

The board of directors is expected to adopt a set of Principles of Corporate Governance in connection with the separation to assist it in guiding Cars.com’s governance practices. These practices will be regularly re-evaluated by the Nominating and Governance Committee in light of changing circumstances in an effort to continue serving the company’s best interests and the best interests of its stockholders.

Communicating with the Board of Directors

Cars.com’s Principles of Corporate Governance will include procedures by which stockholders and other interested parties who would like to communicate directly and confidentially with Cars.com’s full board of directors, the chairman or the non-management directors as a group may do so by writing to any such party at Cars.com Inc., 175 West Jackson Boulevard, Chicago, Illinois 60604, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for Cars.com’s records.

Director Qualification Standards

The Nominating and Governance Committee charter will set forth certain criteria for the committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the committee will consider whether director candidates have relevant experience and diversity in business and industry, government, education and other areas, and will monitor the mix of skills and experience of directors in order to assure that Cars.com’s board of directors will have the necessary breadth and depth to perform its oversight function effectively. The committee may re-evaluate the relevant criteria for board of directors membership from time to time in response to changing business factors or regulatory requirements. The full board of directors will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.

Executive Sessions

Cars.com’s Principles of Corporate Governance will provide that the independent directors should, as they deem appropriate, meet in regularly scheduled executive sessions without management.

Policies on Business Ethics

In connection with the distribution, Cars.com will adopt an Ethics Policy that requires all of its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All directors, officers and employees of Cars.com will be required to read, understand and abide by the requirements of the

Ethics Policy. The Ethics Policy will be accessible on the company’s investor relations website. Only Cars.com’s board of directors or a committee thereof will be able to waive the Ethics Policy as it applies to directors or executive officers. Any waiver of the Ethics Policy for executive officers or directors will be promptly disclosed to stockholders in any practicable manner as may be required by law or stock exchange regulation. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the corporate governance page of Cars.com’s investor relations website, and will be similarly provided without charge upon written request.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls, and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, Cars.com expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Procedures for Approval of Related Person Transactions

Cars.com’s board of directors is expected to adopt a written policy on related person transactions. The policy will cover transactions involving Cars.com in excess of $120,000 in any year in which any director, director nominee, executive officer or greater than 5% beneficial owner of Cars.com, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less than 10% owner, of an entity involved in the transaction. This policy will be posted on the corporate governance page of Cars.com’s investor relations website (www.[    ].com) as of the distribution date.

Under this policy, the Chief Legal Officer must advise the [●] Committee of any related person transaction of which he or she becomes aware. The [●] Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the [●] Committee will consider all relevant information available to it and, as appropriate, take into consideration the size of the transaction and the amount payable to the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, the purpose, and the potential benefits to Cars.com, of the transaction, whether the transaction was undertaken in the ordinary course of business and whether the transaction involved the provision of goods or services to Cars.com that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to Cars.com as would be available in comparable transactions with or involving unaffiliated third parties.

EXECUTIVE COMPENSATION

Cars.com is an “emerging growth company,” as defined in the JOBS Act. As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in Cars.com’s proxy statements, including the requirement to include a Compensation Discussion and Analysis, scaled financial reporting, as well as exemptions from the requirement to hold a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

Cars.com is in the process of identifying the persons who will be its executive officers following the distribution and the compensation arrangements that will be applicable to such individuals. In a subsequent amendment to this information statement, Cars.com will disclose, in accordance with the SEC requirements, information regarding the compensation of its named executive officers.

DIRECTOR COMPENSATION

Cars.com is in the process of determining the director compensation practices it will have in place following the completion of the separation and will include information concerning those practices in an amendment to this information statement.

RELATIONSHIP WITH TEGNA FOLLOWING THE SEPARATION AND DISTRIBUTION

Agreements with TEGNA

Following the separation and distribution, Cars.com and TEGNA will operate separately, with each as an independent public company. Prior to the distribution, Cars.com will enter into a separation and distribution agreement with TEGNA, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation and prior to the distribution, Cars.com will also enter into various other agreements to effect the separation and provide a framework for its relationship with TEGNA after the separation and distribution, such as a transition services agreement, a tax matters agreement and an employee matters agreement. These agreements will provide for the allocation between Cars.com and TEGNA of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of TEGNA and its subsidiaries attributable to periods prior to, at and after Cars.com’s separation from TEGNA and will govern the relationship between Cars.com and TEGNA subsequent to the completion of the separation. “Forms of” the separation agreement, the transition services agreement, the tax matters agreement and the employee matters agreement are filed as Exhibits 2.1, 10.1, 10.2 and 10.3 to the registration statement on Form 10, of which this information statement forms a part. You are urged to read these agreements carefully and in their entirety.

When used in this section, “distribution date” refers to the date on which TEGNA distributes shares of Cars.com common stock to the holders of TEGNA common stock.

In addition to the above agreements, Cars.com will continue to be party to an affiliation agreement with four local television stations owned by TEGNA that has substantially similar terms to those affiliation agreements Cars.com has in place with the group of media organizations that formerly owned Classified Ventures, LLC. We do not believe that the agreement with the TEGNA stations is material to Cars.com’s business.

Separation Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of Cars.com and TEGNA as part of the separation of TEGNA into two companies, and will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, that, subject to the terms and conditions contained therein:

•	certain assets (whether tangible or intangible) related to the Cars.com business, which are referred to as the “Cars.com Assets,” will be transferred to Cars.com, including:

•	equity interests in certain TEGNA subsidiaries that hold assets used exclusively in the Cars.com business;

•	customer, distribution, supply and vendor contracts or agreements with third parties (or portions thereof), to the extent that they exclusively relate to the Cars.com business;

•	rights to technology, software and intellectual property exclusively used in the Cars.com business;

•	exclusive rights to information exclusively related to the Cars.com business and nonexclusive rights to information related to the Cars.com business;

•	rights and assets expressly allocated to Cars.com pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation;

•	permits exclusively used in the Cars.com business; and

•	other assets that are included in the Cars.com pro forma balance sheet;

•	certain liabilities related to the Cars.com business or the Cars.com Assets, which are referred to as the “Cars.com Liabilities,” will be retained by or transferred to Cars.com; and

•	all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the Cars.com Assets and Cars.com Liabilities (such assets and liabilities, other that the Cars.com Assets and the Cars.com Liabilities, referred to as the “TEGNA Assets” and “TEGNA Liabilities,” respectively) will be retained by or transferred to TEGNA.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither Cars.com nor TEGNA will make any representation or warranty as to (1) the assets, business or liabilities transferred or assumed as part of the separation, (2) any approvals or notifications required in connection with the transfers, (3) the value of or the freedom from any security interests of any of the assets transferred, (4) the absence or presence of any defenses or right of set-off or freedom from counterclaim with respect to any claim or other asset of either Cars.com or TEGNA or (5) the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis, and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement, unless the context otherwise requires. The separation agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to Cars.com or TEGNA, as applicable, does not occur prior to the separation, then, until such assets or liabilities are able to be transferred or assigned, Cars.com or TEGNA, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities, for which the other party will reimburse Cars.com or TEGNA, as applicable, for all commercially reasonable payments made in connection with the performance and discharge of such liabilities.

Cash Dividend from Cars.com

The separation agreement will provide that, in connection with the transfer of assets and assumption of liabilities described above, and prior to the distribution, Cars.com will pay a cash dividend of $[    ] million to TEGNA or one or more of its wholly owned subsidiaries.

The Distribution

The separation agreement will also govern the rights and obligations of the parties regarding the distribution following the completion of the separation. On the distribution date, TEGNA will distribute to its stockholders that hold TEGNA common stock as of the record date for the distribution all of the issued and outstanding shares of Cars.com common stock on a pro rata basis. Stockholders will receive cash in lieu of any fractional shares.

Conditions to the Distribution

The separation agreement will provide that the distribution is subject to satisfaction (or waiver by TEGNA) of certain conditions. These conditions are described in the section entitled “The Separation and Distribution—Conditions to the Distribution.” TEGNA has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Financing

The separation agreement will govern certain obligations of TEGNA and Cars.com with respect to Cars.com’s entrance into financing arrangements prior to or concurrently with the separation and distribution, including that Cars.com and/or its subsidiaries will enter into financing arrangements to borrow a principal amount of $[●] and distribute to TEGNA $[●] as a cash dividend. The separation agreement will provide that TEGNA and Cars.com will take all necessary actions to assure the full release and discharge of TEGNA (and its subsidiaries following the distribution) from all obligations pursuant to such financing arrangements as of no later than the distribution. Cars.com and/or its subsidiaries will be responsible for all costs and expenses incurred in connection with such financing arrangements.

Claims

In general, each party to the separation agreement will assume liability for all pending, threatened and unasserted legal matters related to its own business or its assumed or retained liabilities and will indemnify the other party for any liability to the extent arising out of or resulting from such assumed or retained legal matters.

Releases

The separation agreement will provide that Cars.com and its affiliates will release and discharge TEGNA and its affiliates from all liabilities assumed by Cars.com as part of the separation, from all acts and events occurring or failing to occur, from all conditions existing, on or before the distribution date, relating to Cars.com’s business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. TEGNA and its affiliates will release and discharge Cars.com and its affiliates from all liabilities retained by TEGNA and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation agreement, the transition services agreement, the tax matters agreement, the employee matters agreement, and certain other agreements, including the transfer documents in connection with the separation.

Indemnification

In the separation agreement, Cars.com will agree to indemnify, defend and hold harmless TEGNA, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the Cars.com Liabilities;

•	the failure of Cars.com or any other person to pay, perform or otherwise promptly discharge any of the Cars.com Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	except to the extent relating to a TEGNA Liability, any guarantee, indemnification or contribution obligation for the benefit of Cars.com by TEGNA that survives the distribution;

•	any breach by Cars.com of the separation agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the registration statement of which this information statement forms a part, in this information statement (as amended or supplemented) or in certain disclosure documents that describe Cars.com or that describe or primarily relate to the separation, in each case other than any such statements or omissions directly relating to information regarding TEGNA, provided to Cars.com by TEGNA, for inclusion therein.

In the separation agreement, TEGNA will agree to indemnify, defend and hold harmless Cars.com, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the TEGNA Liabilities;

•	the failure of TEGNA or any other person to pay, perform or otherwise promptly discharge any of the TEGNA Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	except to the extent relating to a Cars.com Liability, any guarantee, indemnification or contribution obligation for the benefit of TEGNA by Cars.com that survives the distribution;

•	any breach by TEGNA of the separation agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of material fact for certain statements made explicitly in TEGNA’s name in the registration statement of which this information statement forms a part, in this information statement (as amended or supplemented), or in certain disclosure documents that describe Cars.com or that describe or primarily relate to the separation.

The separation agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution date and will set forth procedures for the administration of insured claims and certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, except as otherwise set forth therein or in any ancillary agreement, both Cars.com and TEGNA will agree in the separation agreement to use reasonable best efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between Cars.com and TEGNA related to the separation or distribution. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Cars.com and TEGNA. If such efforts are not successful, either Cars.com or TEGNA may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation agreement or in any ancillary agreement, all costs and expenses incurred in connection with the separation and distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution, will be paid by the party incurring such cost and expense.

Other Matters

Other matters governed by the separation agreement will include access to financial and other information, confidentiality, access to and provision of records and treatment of outstanding guarantees and similar credit support.

Termination

The separation agreement will provide that it may be terminated, and the separation and distribution may be modified or abandoned, at any time prior to the distribution date in the sole discretion of TEGNA without the approval of any person, including stockholders of Cars.com or TEGNA. In the event of a termination of the separation agreement, no party, nor any of its directors, officers or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the separation agreement may not be terminated, except by an agreement in writing signed by both TEGNA and Cars.com.

Transition Services Agreement

Cars.com and TEGNA will enter into a transition services agreement prior to the distribution pursuant to which TEGNA and its subsidiaries will provide certain services to Cars.com, on an interim, transitional basis. The services to be provided include certain tax, human resource and risk management administration services. The agreed upon charges for such services are generally intended to allow TEGNA to recover all costs and expenses of providing such services, and such charges are not expected to be material to either TEGNA or Cars.com.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, with a minimum service period of 60 days and a maximum service period of 24 months, with most services expected to last for a period of up to six months following the distribution date. Cars.com generally can terminate a particular service prior to the scheduled expiration date, subject generally to the minimum service period and a minimum notice period of 45 days. Due to interdependencies between services, certain services may be extended or terminated early only if other services are likewise extended or terminated.

Except in cases of breaches of confidentiality, willful misconduct or fraud, the liability of TEGNA under the transition services agreement for the services it and its subsidiaries will provide, and the liability of Cars.com under the transition services agreement (other than for failure to pay for services), will be limited to $5 million. The transition services agreement will also provide that the parties are not liable to each other for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages, other than with respect to any third party claim.

Tax Matters Agreement

Cars.com and TEGNA will enter into a tax matters agreement prior to the distribution that will govern the parties’ respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. If a failure of the distribution to qualify as a tax-free transaction for U.S. federal income tax purposes is attributable to Cars.com’s action or inaction or TEGNA’s action or inaction, as the case may be, or any event (or series of events) involving the assets or stock of Cars.com or the assets or stock of TEGNA, as the case may be, the resulting liability will be borne in full by Cars.com or TEGNA, respectively.

Cars.com’s obligations under the tax matters agreement are not limited in amount or subject to any cap. Further, even if Cars.com is not responsible for tax liabilities of TEGNA and its subsidiaries under the tax matters agreement, Cars.com nonetheless could be liable under applicable tax law for such liabilities if TEGNA were to fail to pay them. If Cars.com is required to pay any liabilities under the circumstances set forth in the tax matters agreement or pursuant to applicable tax law, the amounts may be significant.

The tax matters agreement will also contain restrictions on Cars.com’s ability (and the ability of any member of Cars.com’s group) to take actions that could cause the distribution and related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of Cars.com’s assets or stock and the liquidation or dissolution of Cars.com and certain of its subsidiaries. For the two-year period after the distribution, unless Cars.com obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes and such letter ruling or opinion, as the case may be, is acceptable to TEGNA or TEGNA waives Cars.com’s obligation to obtain such ruling or opinion. Cars.com will be prohibited from:

•	entering into any transaction resulting in the acquisition of all or a portion of its stock or assets, whether by merger or otherwise;

•	merging, consolidating or liquidating;

•	issuing equity securities beyond certain thresholds;

•	repurchasing its capital stock beyond certain thresholds; and

•	ceasing to actively conduct its business.

Notwithstanding receipt of a ruling or opinion described above, in the event that such action causes the distribution or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, Cars.com will continue to remain responsible for taxes arising therefrom.

Employee Matters Agreement

Cars.com and TEGNA will enter into an employee matters agreement prior to the distribution to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs and other related matters. The employee matters agreement will govern certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

The employee matters agreement will provide that, unless otherwise specified, Cars.com will be responsible for liabilities associated with employees who will be employed by Cars.com following the separation and former employees whose last employment was with the Cars.com businesses, and TEGNA will be responsible for all other current and former TEGNA employees. Following the separation, Cars.com will retain sponsorship of 401(k) retirement plans, deferred compensation plans and other incentive plans maintained for the exclusive benefit of Cars.com employees as well as various welfare plans applicable to the Cars.com employees.

The employee matters agreement will provide for the conversion of the outstanding awards granted under TEGNA’s equity compensation programs into adjusted awards relating to shares of TEGNA and/or Cars.com common stock, as described in the section entitled “The Separation and Distribution—Treatment of Equity Based Compensation.” The adjusted awards generally will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original TEGNA award immediately before the separation.

In addition, under the employee matters agreement, Cars.com will agree to recognize the service of each employee who will be employed by Cars.com following the separation and each former employee whose last employment was with the Cars.com businesses to the same extent as recognized by TEGNA prior to the separation.

Further, the employee matters agreement will provide generally that, for one year following the separation, TEGNA will not solicit current or certain former Cars.com employees and Cars.com will not solicit current or certain former TEGNA employees, subject to customary exceptions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the contribution by TEGNA of the digital automotive marketplace business (and other assets) to Cars.com (the “contribution”) and the distribution by TEGNA of all of Cars.com’s outstanding common stock to its stockholders. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date of this information statement, and is subject to changes in these or other governing authorities, any of which may have a retroactive effect.

The separation and distribution are conditioned upon the receipt of an opinion of outside counsel to TEGNA to the effect that, subject to the accuracy of and compliance with certain representations, assumptions and covenants, the contribution, the separation and the distribution will qualify as a transaction that is described in Sections 355(a) and 368(a)(1)(D) of the Code.

This summary assumes that the separation and distribution will be consummated in accordance with the separation and distribution agreement that TEGNA and Cars.com will enter into prior to the distribution and as described in this information statement and that the IRS takes no position inconsistent with the opinion described above. This summary does not purport to be a complete description of all U.S. federal income tax consequences of the separation and distribution nor does it address the effects of any state, local or foreign tax laws or U.S. federal tax laws other than those relating to income taxes on the separation and distribution. The tax treatment of a TEGNA stockholder may vary depending upon that stockholder’s particular situation, and certain stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships that hold common shares in TEGNA, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their TEGNA common shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received TEGNA common shares upon the exercise of employee stock options or otherwise as compensation, and stockholders who are subject to alternative minimum tax) may be subject to special rules not discussed below. In addition, this summary addresses the U.S. federal income tax consequences to a TEGNA stockholder who, for U.S. federal income tax purposes, is a U.S. person and not to a TEGNA stockholder who is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate. Finally, this summary does not address the U.S. federal income tax consequences to those TEGNA stockholders who do not hold their TEGNA common shares as capital assets within the meaning of Section 1221 of the Code nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IT IS NOT INTENDED TO BE, AND IT SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND THE EFFECT OF POSSIBLE CHANGES IN LAW THAT MIGHT AFFECT THE TAX CONSEQUENCES DESCRIBED IN THIS INFORMATION STATEMENT.

Subject to the discussion below regarding Section 355(e) of the Code, neither Cars.com nor TEGNA will recognize any gain or loss upon the separation and distribution of Cars.com common stock, and no amount will be includable in the income of TEGNA or Cars.com as a result of the separation and distribution other than taxable income or gain possibly arising out of internal reorganizations undertaken in connection with the separation and distribution and with respect to any items required to be taken into account under U.S. Treasury regulations relating to consolidated federal income tax returns:

•	a TEGNA stockholder will not recognize any gain or loss, and no amount will be includable in income, as a result of the receipt of Cars.com common stock pursuant to the distribution, except with respect to any cash received in lieu of fractional shares of Cars.com common stock (as described below);

•	a TEGNA stockholder’s aggregate tax basis in such stockholder’s TEGNA common shares following the distribution and in Cars.com common stock received in the distribution (including any fractional share interest in Cars.com common stock for which cash is received) will equal such stockholder’s tax basis in its TEGNA common shares immediately before the distribution, allocated between TEGNA common shares and Cars.com common stock (including any fractional share interest in Cars.com common stock for which cash is received) in proportion to their fair market values on the distribution date;

•	a TEGNA stockholder’s holding period for Cars.com common stock received in the distribution (including any fractional share interest in Cars.com common stock for which cash is received) will include the holding period for that stockholder’s TEGNA common shares; and

•	a TEGNA stockholder who receives cash in lieu of a fractional share of Cars.com common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the TEGNA stockholder’s adjusted tax basis in the fractional share. That gain or loss will be long-term capital gain or loss if the stockholder’s holding period for its TEGNA common shares exceeds one year at the time of the distribution.

U.S. Treasury regulations provide that if a TEGNA stockholder holds different blocks of TEGNA common shares (generally TEGNA common shares purchased or acquired on different dates or at different prices), the aggregate basis for each block of TEGNA common shares purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of Cars.com common stock received in the distribution in respect of such block of TEGNA common shares and such block of TEGNA common shares, in proportion to their respective fair market values on the distribution date. The holding period of the shares of Cars.com common stock received in the distribution in respect of such block of TEGNA common shares will include the holding period of such block of TEGNA common shares. If a TEGNA stockholder is not able to identify which particular shares of Cars.com common stock are received in the distribution with respect to a particular block of TEGNA common shares, for purposes of applying the rules described above, the stockholder may designate which shares of Cars.com common stock are received in the distribution in respect of a particular block of TEGNA common shares, provided that such designation is consistent with the terms of the distribution. TEGNA stockholders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

U.S. Treasury regulations also require certain TEGNA stockholders who receive Cars.com common stock in the distribution to attach to the stockholder’s U.S. federal income tax return for the year in which the stock is received a detailed statement setting forth certain information relating to the tax-free nature of the distribution.

Even if the distribution otherwise qualifies as tax-free for U.S. federal income tax purposes under Section 355 of the Code, it could be taxable to TEGNA (but not TEGNA’s stockholders) under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest by vote or value, in TEGNA or Cars.com. For this purpose, any acquisitions of TEGNA common shares or Cars.com common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although TEGNA or Cars.com may be able to rebut such presumption.

Payments of cash to holders of TEGNA common shares in lieu of fractional shares may be subject to information reporting and backup withholding (currently at a rate of 28%), unless a stockholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax. Amounts withheld as backup withholding may be refunded or credited against a stockholder’s U.S. federal income tax liability, provided that the required information is timely supplied to the IRS.

In connection with and prior to the distribution, Cars.com and TEGNA will enter into a tax matters agreement pursuant to which Cars.com will agree to be responsible for certain tax liabilities and obligations following the distribution. For a description of the tax matters agreement, see the section entitled “Relationship with TEGNA Following the Separation and Distribution—Tax Matters Agreement.”

The foregoing is a summary of material U.S. federal income tax consequences of the separation and distribution under current law and particular circumstances. The foregoing does not purport to address all U.S. federal income tax consequences or tax consequences that may arise under the tax laws of other jurisdictions or that may apply to particular categories of stockholders.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Cars.com expects to enter into certain financing arrangements in connection with the distribution. In addition to such arrangements, prior to the distribution, Cars.com will pay a cash dividend of $[    ] million to TEGNA or one or more of its wholly owned subsidiaries. It is anticipated that TEGNA will segregate such cash and use it to reduce debt and pay existing lenders. Upon completion of the distribution, Cars.com expects to have approximately $[    ] of total debt outstanding. Cars.com’s financing arrangements will be described in a subsequent amendment to this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding shares of Cars.com common stock will be owned beneficially and of record by TEGNA. Following the distribution, Cars.com expects to have outstanding an aggregate of approximately [    ] million shares of common stock based upon approximately [    ] million shares of TEGNA common stock outstanding on [    ], excluding treasury shares and assuming no vesting of TEGNA stock based awards, and applying the distribution ratio.

Security Ownership of Certain Beneficial Owners

The following table reports the number of shares of Cars.com common stock that Cars.com expects will be beneficially owned, immediately following the completion of the distribution by each person who will beneficially own more than 5% of Cars.com common stock. The table is based upon information available as of [    ] as to those persons who beneficially own more than 5% of TEGNA’s common stock and an assumption that, for every [    ] shares of TEGNA common stock held by such persons, they will receive one share of Cars.com common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Share Ownership of Executive Officers and Directors

The following table sets forth information, immediately following the completion of the distribution, calculated as of [    ], based upon the distribution of one share of Cars.com common stock for every [    ] shares of TEGNA common stock, regarding (1) each expected director and executive officer of Cars.com and (2) all of Cars.com’s expected directors and executive officers as a group. The address of each director, director nominee and executive officer shown in the table below is c/o Cars.com, Inc., 175 West Jackson Boulevard, Chicago, Illinois 60604, Attention: Secretary.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class

DESCRIPTION OF CARS.COM’S CAPITAL STOCK

Cars.com’s certificate of incorporation and bylaws will be amended and restated prior to the completion of the distribution. The following is a summary of the material terms of Cars.com’s capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or of the bylaws to be in effect at the time of the distribution, which you must read for complete information on Cars.com’s capital stock as of the time of the distribution. Cars.com has not yet finalized the terms of its certificate of incorporation and bylaws. Forms of the certificate of incorporation and bylaws as they are expected to be in effect at the time of the distribution will be included as exhibits to a subsequent amendment to Cars.com’s registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Delaware General Corporation Law.

General

Cars.com’s authorized capital stock consists of [    ] million shares of common stock, par value $0.01 per share, and [    ] million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Cars.com’s board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, Cars.com expects that approximately [    ] million shares of its common stock will be issued and outstanding, based on approximately [    ] million shares of TEGNA common stock issued and outstanding on [    ], and that no shares of preferred stock will be issued and outstanding.

Common Stock

Each holder of Cars.com common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of Cars.com common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Cars.com, holders of its common stock would be entitled to a ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of Cars.com common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of Cars.com common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Cars.com common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Cars.com may designate and issue in the future.

Preferred Stock

Under the terms of Cars.com’s amended and restated certificate of incorporation, its board of directors will be authorized, subject to limitations prescribed by the Delaware General Corporation Law (the “DGCL”), and by its certificate of incorporation, to issue up to [    ] million shares of preferred stock in one or more series without further action by the holders of its common stock. Cars.com’s board of directors will have the discretion, subject to limitations prescribed by the DGCL and by Cars.com’s certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Corporate Governance

Consistent with TEGNA’s historical practice, Cars.com will institute stockholder-friendly corporate governance practices, as described below and elsewhere in this information statement. Responsible and appropriate corporate governance will ensure that Cars.com’s management always keeps stockholder interests top of mind when crafting value-creating strategies at all levels of the organization.

Single Class Capital Structure.    Cars.com will have a single class share capital structure with all stockholders entitled to vote for director nominees and each holder of common stock will have one vote per share.

Annual Director Elections by Majority Vote.    Commencing with the first annual meeting of stockholders following the separation, directors will be elected at the annual meeting of stockholders and thereafter each director will serve until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board of directors, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

No Additional Vote Requirements for Mergers or Other Business Combinations.    Cars.com’s amended and restated certificate of incorporation and bylaws do not specify any voting requirements in connection with any merger or other business combination in addition to those provided for by law.

Other Expected Corporate Governance Features.    Governance features related to Cars.com’s board of directors are set forth in the section of this information statement entitled “Directors.” In addition to the foregoing, it is expected that Cars.com will implement stock ownership guidelines for directors and senior executive officers, annual board of directors performance evaluations, clawback and anti-hedging policies, prohibitions on option repricing in equity plans without stockholder approval, risk oversight procedures and other practices and protocols.

Anti-Takeover Effects of Various Provisions of Delaware Law and Cars.com’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and Cars.com’s amended and restated certificate of incorporation and bylaws could make it more difficult to acquire Cars.com by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and takeover bids that Cars.com’s board of directors may consider inadequate and are intended to encourage persons seeking to acquire control of Cars.com to first negotiate with Cars.com’s board of directors. Cars.com believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute.    Cars.com will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or, within three years prior to the determination of interested stockholder status, did own) 15%

or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Cars.com’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Cars.com’s stockholders.

Size of Board and Vacancies.    Cars.com’s amended and restated certificate of incorporation and bylaws will provide that the number of directors on its board of directors will be fixed exclusively by its board of directors. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a resolution passed by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Cars.com’s board of directors will be appointed for a term expiring at the next annual meeting of stockholders, and until his or her successor has been elected and qualified.

Stockholder Action by Written Consent.    Cars.com’s amended and restated certificate of incorporation will expressly eliminate the right of its stockholders to act by written consent. Stockholder action may only be taken at an annual meeting or a special meeting of Cars.com stockholders.

Special Stockholder Meetings.    Cars.com’s amended and restated certificate of incorporation will provide that only the chairman of its board of directors, or its board of directors pursuant to resolutions adopted by a majority of the entire board of directors, may call special meetings of Cars.com stockholders. Stockholders may not call special stockholder meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Cars.com’s amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Cars.com’s amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock.    The authority that Cars.com’s board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Cars.com’s company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Cars.com’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Cars.com’s amended and restated certificate of incorporation will include such an exculpation provision. Cars.com’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Cars.com, or for serving at Cars.com’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Cars.com’s amended and restated certificate of incorporation and bylaws will also provide that Cars.com must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Cars.com’s amended and restated certificate of incorporation will expressly authorize Cars.com to carry directors’ and officers’ insurance to protect Cars.com, its directors, officers and certain employees against some liabilities.

The limitation of liability and indemnification provisions that will be in Cars.com’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation being brought against Cars.com’s directors and officers, even though such an action, if successful, might otherwise benefit Cars.com and its stockholders. However, these provisions will not limit or eliminate Cars.com’s rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Cars.com pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Cars.com directors, officers or employees for which indemnification is sought.

Exclusive Forum

Cars.com’s amended and restated certificate of incorporation will provide that, unless the board of directors otherwise determines, the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Cars.com, any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer of Cars.com to Cars.com or to Cars.com’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; any action asserting a claim against Cars.com or any current or former director or officer of Cars.com arising pursuant to any provision of the DGCL or Cars.com’s amended and restated certificate of incorporation or bylaws; any action related to or involving Cars.com that is governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as defined in the DGCL.

Authorized but Unissued Shares

Cars.com’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. Cars.com may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Cars.com by means of a proxy contest, tender offer, merger or otherwise.

Listing

Cars.com intends to apply to list its shares of common stock on the [    ] under the symbol “CARS.”

Sale of Unregistered Securities

On August 26, 2016, Cars.com issued 100 shares of its common stock to TEGNA for total consideration of $100.00. Pursuant to Section 4(a)(2) of the Securities Act, Cars.com did not register the issuance of the shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Cars.com common stock will be Wells Fargo Shareowner Services.

Wells Fargo Shareowner Services

1110 Centre Point Curve, Suite 101

Mendota Heights, MN 55210

Toll Free: (800) 250-2944

Toll: (651) 450-4064

WHERE YOU CAN FIND MORE INFORMATION

Cars.com has filed a registration statement on Form 10 with the SEC with respect to the shares of Cars.com common stock being distributed, as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Cars.com and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Cars.com will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Cars.com intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Cars.com has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

Cars.com, LLC

(SUCCESSOR) CONDENSED COMBINED BALANCE SHEETS

In thousands of dollars

	Sept. 30, 2016	Dec. 31, 2015
	(unaudited)
Assets
Current assets
Cash	$4,720	$100
Trade receivables, less allowance for doubtful receivables of $2,324 and $2,310, respectively	94,466	86,493
Other receivables	76	184
Prepaid expenses and other current assets	11,155	11,740

Total current assets	110,417	98,517

Property and equipment
Cost	35,180	28,785
Less accumulated depreciation	(15,655)	(9,888)

Net property and equipment	19,525	18,897

Intangible and other assets
Goodwill	788,427	703,228
Indefinite-lived and amortizable intangible assets, less accumulated amortization	1,626,782	1,643,398
Investments and other assets	11,701	9,627

Total intangible and other assets	2,426,910	2,356,253

Total assets	$2,556,852	$2,473,667

Liabilities and equity
Current liabilities
Trade accounts payable	$7,841	$8,529
Accrued liabilities	62,809	79,138
Deferred revenue	1,738	703

Total current liabilities	72,388	88,370

Noncurrent liabilities
Deferred incentive plans, less current portion	2,609	11,158
Unfavorable contracts liability, less current portion	50,385	69,285
Deferred income taxes	8,978	—
Other noncurrent liabilities	1,692	335

Total noncurrent liabilities	63,664	80,778

Total liabilities	136,052	169,148

Commitments and contingent liabilities (Note 10)

Equity
Parent’s investment, net	2,420,800	2,304,519

Total liabilities and equity	$2,556,852	$2,473,667

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

Cars.com, LLC

(SUCCESSOR) COMBINED STATEMENTS OF INCOME

Unaudited, in thousands of dollars

	Nine Months Ended
	Sept. 30, 2016	Sept. 30, 2015
Operating revenues:
Revenue—Retail	$343,013	$313,209
Revenue—Wholesale(a)	128,421	129,061

Total	471,434	442,270

Operating expenses:
Product support, technology and operations	98,381	85,789
Marketing and sales	160,275	156,461
General and administrative	23,277	22,699
Affiliate revenue share	6,264	4,828
Amortization of intangible assets	55,416	54,492

Total	343,613	324,269

Operating income	127,821	118,001

Non-operating income	195	55

Income before income taxes	128,016	118,056

Provision for income taxes	452	—

Net income	$127,564	$118,056

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

(a)	Wholesale revenue includes revenue generated from our Parent of $6.3 million and $5.8 million during the nine months ended September 30, 2016 and 2015, respectively (See Note 8).

Cars.com, LLC

(SUCCESSOR) COMBINED STATEMENTS OF CASH FLOWS

Unaudited, in thousands of dollars

	Nine Months Ended
	Sept. 30, 2016	Sept. 30, 2015
Cash flows from operating activities:
Net income	$127,564	$118,056
Adjustments to reconcile Net income to operating cash flows:
Depreciation and amortization	61,549	60,487
Amortization of unfavorable contracts	(18,900)	(18,900)
Loss on sale of assets	111	1
Gain on trading securities related to deferred compensation	(143)	(50)
Provision for accounts receivable	2,177	2,002
Change in operating assets and liabilities:
Increase in trade receivables	(8,890)	(8,072)
Decrease (increase) in prepaid expenses and other current assets	861	(416)
(Decrease) increase in accounts payable	(720)	1,084
Decrease in accrued expenses	(10,473)	(9,332)
Decrease in deferred compensation	(15,137)	(17,252)
Increase in deferred revenue	213	386
Increase in deferred rent	1,413	253
Purchase of trading securities related to deferred compensation plan	(647)	(235)
Change in other assets and liabilities, net	1,458	1,068

Net cash flow from operating activities	140,436	129,080

Cash flows from investing activities:
Purchase of property and equipment	(7,387)	(6,781)
Payment for acquisition, net of cash acquired	(114,945)	—
Purchase of investments	(2,216)	—
Proceeds from sale of property and equipment	15	30
Proceeds from sale of subsidiary	—	7,900

Net cash provided by (used for) investing activities	(124,533)	1,149

Cash flows from financing activities:
Transactions with Parent, net	(11,283)	(130,155)

Net cash used for financing activities	(11,283)	(130,155)

Increase in cash and cash equivalents	4,620	74

Balance of cash and cash equivalents at beginning of period	100	187

Balance of cash and cash equivalents at end of period	$4,720	$261

Supplemental non-cash information:
Purchases of property and equipment in accrued liabilities and accounts payables	$(50)	$(1,088)

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

Cars.com, LLC

(SUCCESSOR) COMBINED STATEMENTS OF EQUITY

In thousands of dollars

Parent’s investment, net
Balance at Dec. 31, 2015	$2,304,519
Net income	127,564
Transactions with Parent, net	(11,283)

Balance at September 30, 2016	$2,420,800

Balance at Dec. 31, 2014	$2,335,677
Net income	118,056
Transactions with Parent, net	(130,155)

Balance at September 30, 2015	$2,323,578

The accompanying notes are an integral part of these unaudited condensed combined financial statements.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

Description of business, basis of presentation, and summary of significant accounting policies

Description of Business.    Cars.com, LLC (“Cars.com”, “our”, “us”, “we”) is a Delaware limited liability company and wholly owned subsidiary of TEGNA Inc. (“TEGNA” or the “Parent”). On October 1, 2014, TEGNA purchased the 73% of equity interests in Classified Ventures, LLC (subsequently renamed Cars.com, LLC) that it did not previously own for $1.8 billion in cash. On August 1, 2016, TEGNA purchased 100% of DMR Holdings, Inc., a leading automotive dealer review website. The accompanying financial statements combine the activity for the acquired business from the date of acquisition (hereafter “Cars.com”) and reflect the application of push down accounting.

We are a leading online destination for automotive consumers offering credible, objective information about car shopping, selling and servicing. We leverage our consumer audience to help automotive dealers and marketers more effectively reach car buyers and sellers, as well as those looking for trusted service providers. We have approximately 37 million monthly visits to our web properties. Cars.com generates revenue through online subscription advertising products targeting car dealerships through our direct sales force as well as our affiliate sales channels. We also generate revenue through the sale of display advertising to national advertisers. Our website hosts approximately 4.5 million vehicle listings at any given time and serves approximately 20,000 franchise and independent car dealers in all 50 states.

Basis of Presentation.    Historically, TEGNA has not disclosed separate combined interim financial statements for Cars.com. The accompanying interim financial statements are derived from the historical accounting records of TEGNA and present our financial position, results of operations and cash flows as of and for the successor periods presented as if we were a separate entity. These interim financial statements are presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial statements. Accordingly, the interim financial statements do not include all information and footnotes normally included in annual financial statements prepared in accordance with U.S. GAAP.

Since the Parent’s acquisition of Cars.com in 2014 we have primarily operated as a standalone entity within TEGNA’s broader corporate organization. The historical financial statements include allocations of certain TEGNA corporate expenses. Such costs primarily include insurance and other general corporate overhead expenses and were allocated based on either the actual costs incurred, or Cars.com headcount relative to our Parent’s consolidated headcount. Since we operated primarily as a standalone entity, the historical allocated corporate costs were approximately $496 thousand and $281 thousand during the nine months ended September 30, 2016 and 2015, respectively. Our management believes that such allocations are reasonable. These allocated expenses relate to the various services that have historically been provided to Cars.com by our Parent. However, such expenses may not be indicative of the actual level of expense that would have been incurred by Cars.com if we had operated as an independent, publicly-traded company or the costs expected to be incurred in the future.

All of our internal intercompany accounts have been eliminated. All significant intercompany transactions between either (i) us and Parent or (ii) us and Parent affiliates have been included within the financial statements and are considered to be effectively settled through equity contributions or distributions at the time the transactions were recorded. The accumulated net effect of intercompany transactions between either (i) us and Parent or (ii) us and Parent affiliates are included in “Parent’s investment, net.” The total net effect of these intercompany transactions is reflected in the Statements of Cash Flows as financing activities.

These interim financial statements should be read in conjunction with the audited annual financial statements, and notes thereto, as of and for the year ended December 31, 2015. These interim financial statements follow the same accounting policies and methods in their application as the most recent audited financial statements. In the opinion of management, the interim financial statements reflect all adjustments (all of which are of a normal and recurring nature), which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods.

Accounting pronouncements adopted in 2016.    In November 2015, the Financial Accounting Standards Board (“FASB”) issued new guidance that simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities, as well as any related valuation allowance, be classified as noncurrent on the balance sheet. The standard becomes effective for us in 2017, however we early adopted this guidance in the third quarter of 2016 and will apply it prospectively.

New accounting pronouncements not yet adopted.    In May 2014, the FASB issued a new standard related to revenue recognition. Under the new standard, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. We will adopt the standard January 1, 2018. We are currently assessing the effect it is expected to have on our financial statements and related disclosures.

In January 2016, the FASB issued new guidance that amended several elements surrounding the recognition and measurement of financial instruments. The new guidance requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation) to be measured at fair value with changes in fair value recognized in Net income. We are currently evaluating the effect this new guidance will have on our financial statements and related disclosures.

In February 2016, the FASB issued new guidance related to leases which will require lessees to recognize assets and liabilities on the balance sheet for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current U.S. GAAP—which requires only capital leases to be recognized on the balance sheet—the new guidance will require both types of leases to be recognized on the balance sheet. The new guidance is effective for us beginning in the first quarter of 2019 and will be adopted using a modified retrospective approach. We are currently evaluating the effect it is expected to have on our financial statements and related disclosures.

In June 2016, the FASB issued new guidance related to the measurement of credit losses on financial instruments. The new guidance changes the way credit losses on accounts receivable are estimated. Under current U.S. GAAP, credit losses on trade accounts receivable are recognized once it is probable that such losses will occur. Under the new guidance, we will be required to estimate credit losses based on the expected amount of future collections which may result in earlier recognition of allowance for doubtful accounts. The new guidance is effective for public companies beginning in the first quarter of 2020 and will be adopted using a modified retrospective approach. We are currently evaluating the effect this new guidance will have on our financial statements and related disclosures.

In January 2017, the FASB issued guidance that eliminates the requirement to calculate the implied fair value of goodwill (i.e., Step 2 of today’s goodwill impairment test) to measure a goodwill impairment charge. Instead, companies will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value (i.e., measure the charge based on Step 1 of the impairment test). The standard has tiered effective dates, starting in 2020. Early adoption is permitted for interim and annual goodwill impairment testing dates after January 1, 2017.

NOTE 2

Acquisition

On August 1, 2016, our Parent acquired 100% of DMR Holdings, Inc. (“DealerRater”) for $114.9 million, net of cash acquired. DealerRater is a leading automotive dealer review website. The acquisition of DealerRater was pushed down to the combined balance sheet through the Parent’s investment and financial results have been included in the combined statement of income following the date of acquisition. We expect that the addition of DealerRater will further strengthen our position as a leader in online automotive reviews.

The fair value of the DealerRater assets acquired and liabilities assumed were based on a preliminary valuation and, as such, our estimates and assumptions are subject to change as additional information is obtained about the facts and circumstances that existed as of the acquisition date. The primary areas of the purchase price allocations that were not yet finalized are related to the fair value of intangible assets and income taxes.

NOTE 3

Goodwill and other intangible assets

The following table displays goodwill and amortizable intangible assets at September 30, 2016 and December 31, 2015 (in thousands):

	Gross	Accumulated Amortization	Net
Sept. 30, 2016
Goodwill	$788,427	$—	$788,427
Indefinite-lived intangibles:
Trade name	872,320	—	872,320
Amortizable intangible assets:
Customer relationships	814,240	(124,742)	689,498
Developed technology	71,700	(20,041)	51,659
Trade name	9,800	(136)	9,664
Non-compete agreements	2,860	(1,144)	1,716
Other	2,100	(175)	1,925

Total at Sept. 30, 2016	$2,561,447	$(146,238)	$2,415,209

Dec. 31, 2015
Goodwill	$703,228	$—	$703,228
Indefinite-lived intangibles:
Trade name	872,320	—	872,320
Amortizable intangible assets:
Customer relationships	789,540	(77,696)	711,844
Developed technology	69,500	(12,411)	57,089
Non-compete agreements	2,860	(715)	2,145

Total at Dec. 31, 2015	$2,437,448	$(90,822)	$2,346,626

Customer relationships, developed technology, trade name, non-compete agreements and other intangibles are amortized on a straight-line basis over their useful lives. In connection with the acquisition of DealerRater, we recorded customer relationships of $24.7 million and other intangible assets of $14.1 million, related to trade name, technology and content library which will be amortized over a weighted average period of 10 years.

The following table summarizes the changes in our net goodwill balance during the nine months ended September 30, 2016 (in thousands):

Balance at Dec. 31, 2015:
Goodwill	$703,228
Accumulated impairment losses	—

Net balance at Dec. 31, 2015	703,228

Activity during the period:
Acquisition	85,199

Total	788,427

Balance at Sept. 30, 2016:
Goodwill	788,427
Accumulated impairment losses	—

Net balance at Sept. 30, 2016	$788,427

NOTE 4

Investments

We have a 22% ownership in RepairPal, Inc. (“RepairPal”) and account for our investment under the cost method. While we believe that we have the ability to exercise significant influence, it has been determined that our investment is not substantially similar to common stock on the acquisition date because it has a substantive liquidation preference over RepairPal’s common stock. This factor precludes us from accounting for the investment under the equity method.

The aggregate carrying amount of the investment as of September 30, 2016 and December 31, 2015 was $7.0 million. No events or circumstances occurred that required us to estimate the fair value of the investment.

In May 2016, we purchased $2.2 million of convertible debt issued by RepairPal. The debt accrues interest at an annual rate of seven percent and matures in May 2018, at which time the debt converts into shares of preferred stock.

NOTE 5

Long-term incentive plan

In June 2001, we established long-term incentive plan (“LTIP”). Under the plan, at our discretion, we may designate employees to participate and may make annual contributions to the participants’ account. The contributions are invested at the participant’s direction among investment options including mutual funds and fixed income funds. In the nine months ended September 30, 2016 and in 2015, we contributed $0.6 million and $0.2 million, respectively. The total amount contributed by us is marked to market quarterly and any unrealized gains (losses) are recognized through the income statement. Account balances of participants terminating employment who do not meet the vesting requirements are subject to forfeiture. The amount of funds forfeited in the nine months ended September 30, 2016 and 2015 were $0.1 million and $0.2 million, respectively.

Under this plan, deferred compensation expense was $0.7 million in the nine months ended September 30, 2016 and $0.9 million in the nine months ended September 30, 2015. The deferred compensation liability as of September 30, 2016 and December 31, 2015 was $2.6 million and $2.7 million, respectively.

NOTE 6

Fair value measurement

We measure and record certain assets at fair value in the accompanying financial statements. U.S. GAAP establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). The hierarchy consists of three levels:

Level 1—	Quoted market prices in active markets for identical assets or liabilities;

Level 2—	Inputs other than Level 1 inputs that are either directly or indirectly observable; and

Level 3—	Unobservable inputs developed using our own estimates and assumptions, which reflect those that a market participant would use.

Financial assets that are carried at fair value on a recurring basis in the balance sheet consist of marketable securities held as LTIP investments.

The following table presents the LTIP investments carried at fair value as of September 30, 2016 and December 31, 2015, by category on the balance sheet in accordance with the valuation hierarchy defined above (in thousands):

Fair value measurement as of Sept. 30, 2016	Level 1	Level 2	Level 3	Total
Assets:
Mutual funds	$2,274	$—	$—	$2,274

Total	$2,274	$—	$—	$2,274

Investments valued using the net asset value as a practical expedient:
Fixed income fund				$914

Total investments at fair value				$3,188

Fair value measurement as of Dec. 31, 2015	Level 1	Level 2	Level 3	Total
Assets:
Mutual funds	$2,620	$—	$—	$2,620

Total	$2,620	$—	$—	$2,620

Investments valued using the net asset value as a practical expedient:
Fixed income fund				$812

Total investments at fair value				$3,432

Fair value for mutual funds is measured using quoted market prices at the reporting date multiplied by the quantity held. Our fixed income fund investment consists of a commingled fund for which quoted market prices are not available. The fair value of the investment represents the net asset value as provided by the trustee. Management performs its own pricing diligence by reviewing the net asset value and by obtaining audited financial statements from the trustee.

In addition to the financial instruments listed in the table above, we hold other financial instruments, including cash and cash equivalents, receivables and accounts payable. The carrying amounts for these balances approximated their fair values.

NOTE 7

Share appreciation rights plan

Effective as of January 1, 2012, we established a Share Appreciation Rights Plan (the “Plan”). The Plan is intended to motivate certain key employees to maximize their contributions to our long-term success and to encourage them to remain in our employment through awards of stock appreciation rights. We may, at our discretion, designate key employees to participate in the plan. Eligible participants will receive a number of stock appreciation rights annually that entitle the employee to receive the appreciation in the fair market value of a share from the date of grant up to a specified date or dates plus an amount equal to the distributions per share. Deferred compensation is based upon award of stock appreciation rights, the value of which is related to the appreciation in the value of the common units of Cars.com. Awards granted in a given year vest to the participant over a three-year period. Benefits paid under the Plan are made in cash, not common stock, at the end of the three-year vesting period from the original grant date. Expense related to the Plan has been recorded in accordance with the accounting standards for share based payments. Due to the cash settlement at the end of the performance period, the awards are classified as a liability and are remeasured each reporting period at fair value.

In the nine months ended September 30, 2016, we granted 0.4 million of stock appreciation rights to eligible participants with a base price of $13.12. The base price was determined with the assistance of a third party valuation analysis which based the company value on the combination of income and market approaches.

NOTE 8

Related party transactions

We are party to a commercial agreement with our Parent. Revenue earned from this agreement for the nine months ended September 30, 2016 and 2015 was $6.3 million and $5.8 million, respectively.

Our Parent utilizes a centralized approach to cash management and the financing of its operations, providing funds to its entities as needed. These transactions are recorded in “Parent’s investment, net” when advanced. Accordingly, none of Parent cash and cash equivalents have been assigned to us in the Financial Statements. Cash and cash equivalents in our Balance Sheets represent cash held locally by us.

Equity in the Successor Combined Balance Sheets represents the accumulated balance of transactions between us and Parent, our paid-in-capital, and Parent’s interest in our cumulative retained earnings, and are presented within “Parent’s investment, net”. The amounts comprising the accumulated balance of transactions between us and Parent and Parent affiliates include (i) the cumulative net assets attributed to us by Parent and Parent affiliates and (ii) the cumulative net advances to Parent representing our cumulative funds swept (net of funding provided by Parent and Parent affiliates to us) as part of the centralized cash management program.

NOTE 9

Subsequent events

There were no known events occurring after the balance sheet date and up until the date of the issuance of these financial statements that would materially affect the information presented herein. We evaluated subsequent events through February 3, 2017, the date of the issuance of these financial statements.

NOTE 10

Commitments, contingent liabilities and other matters

Commitments

In May 2016, we entered into a new lease of a building in Chicago, Illinois, which we plan to move into in July 2017. The lease extends through June 2031 and monthly rental payments under the lease escalate by 2.5% each year throughout the lease. Minimum payments throughout the life of the lease are $57.7 million.

Litigation

We are defendants from time to time in judicial and administrative proceedings involving matters incidental to our business. We do not believe that any material liability will be imposed as a result of these matters.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of TEGNA Inc.:

We have audited the accompanying balance sheets of Cars.com, LLC (the Company) as of December 31, 2015 and December 31, 2014, and the related statements of income, cash flows and equity for the year ended December 31, 2015 and for the period October 1, 2014 to December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cars.com, LLC at December 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for the year ended December 31, 2015 and the period October 1 to December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

September 7, 2016

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Cars.com, LLC:

In our opinion, the accompanying consolidated statements of operations, of changes in members’ equity and cash flows present fairly, in all material respects, the results of Cars.com, LLC’s and its subsidiaries operations and their cash flows for the period from January 1 to October 1, 2014 and for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

January 9, 2015

Cars.com, LLC

(SUCCESSOR) BALANCE SHEETS

In thousands of dollars

	Dec. 31, 2015	Dec. 31, 2014
Assets
Current assets
Cash	$100	$187
Trade receivables, less allowance for doubtful receivables of $2,310 and $2,135, respectively	86,493	83,474
Other receivables	184	30,717
Prepaid expenses and other current assets	11,740	15,396

Total current assets	98,517	129,774

Property and equipment
Leasehold improvements	2,059	2,059
Computer software and hardware	25,488	17,154
Furniture and fixtures	1,238	1,222

Total	28,785	20,435

Less accumulated depreciation	(9,888)	(2,082)

Net property and equipment	18,897	18,353

Intangible and other assets
Goodwill	703,228	703,228
Indefinite-lived and amortizable intangible assets, less accumulated amortization of $90,822 and $18,164, respectively	1,643,398	1,716,056
Investments and other assets	9,627	10,297

Total intangible and other assets	2,356,253	2,429,581

Total assets	$2,473,667	$2,577,708

Liabilities and equity
Current liabilities
Trade accounts payable	$8,529	$11,843
Accrued liabilities
Compensation	15,268	19,145
Share appreciation rights plan, current portion	16,688	18,626
Other (Note 7)	47,182	70,093
Deferred revenue	703	314

Total current liabilities	88,370	120,021

Noncurrent liabilities
Deferred incentive plans, less current portion	11,158	27,316
Unfavorable contracts liability, less current portion	69,285	94,485
Other noncurrent liabilities	335	209

Total noncurrent liabilities	80,778	122,010

Total liabilities	169,148	242,031

Commitments and contingent liabilities (Note 10)

Equity
Parent’s investment, net	2,304,519	2,335,677

Total liabilities and equity	$2,473,667	$2,577,708

The accompanying notes are an integral part of these financial statements.

Cars.com, LLC

(SUCCESSOR) STATEMENTS OF INCOME/(PREDECESSOR) CONSOLIDATED STATEMENTS OF INCOME

In thousands of dollars

	Successor		Predecessor
	Year ended Dec. 31, 2015	Oct. 1 - Dec. 31, 2014	Jan. 1 - Oct. 1, 2014	Year ended Dec. 31, 2013
Operating revenues:
Revenue—Retail	$424,632	$101,011	$280,283	$322,601
Revenue—Wholesale(a)	171,878	44,928	69,732	95,603

Total	596,510	145,939	350,015	418,204

Operating expenses:
Product support, technology and operations	116,690	29,151	86,374	106,550
Marketing and sales	211,779	54,809	155,945	186,274
General and administrative	30,924	25,881	68,299	40,265
Affiliate revenue share	6,726	1,971	13,104	17,774
Amortization of intangible assets	72,658	18,164	—	—
Professional fees related to sale	—	—	19,942	—

Total	438,777	129,976	343,664	350,863

Operating income	157,733	15,963	6,351	67,341

Non-operating income	105	255	26	1,901

Income from continuing operations	157,838	16,218	6,377	69,242

Discontinued operations:
Discontinued operations—Apartments	—	—	569,001	32,945
Discontinued operations—HomeGain	—	—	—	2,503

Income from discontinued operations	—	—	569,001	35,448

Net income	$157,838	$16,218	$575,378	$104,690

The accompanying notes are an integral part of these financial statements.

(a)	Wholesale revenue includes revenues generated from our Parent of $7.7 million and $1.9 million during successor periods year-ended December 31, 2015 and three months ended December 31, 2014, respectively. In addition, wholesale revenue for predecessor periods also includes revenue generated from our previous owners of $69.7 million and $83.1 million, during the nine months ended October 1, 2014 and year-ended December 31, 2013, respectively (See Note 11).

Cars.com, LLC

(SUCCESSOR) STATEMENTS OF CASH FLOWS/(PREDECESSOR) CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands of dollars

	Successor		Predecessor
	Year Ended Dec. 31, 2015	Oct. 1 - Dec. 31, 2014	Jan. 1 - Oct. 1, 2014	Year Ended Dec. 31, 2013
Cash flows from operating activities:
Net income	$157,838	$16,218	$575,378	$104,690
Adjustments to reconcile Net income to operating cash flows:
Depreciation and amortization	80,818	20,249	7,398	9,260
Amortization of unfavorable contracts	(25,200)	(6,300)	—	—
Loss (gain) on sale of assets	61	7	(24)	375
Gain on trading securities related to deferred compensation	(117)	(250)	(5)	(1,912)
Gain on sale of HomeGain	—	—	—	(3,461)
Gain on sale of Apartments.com	—	—	(563,388)	—
Provision for accounts receivable	2,515	940	1,976	2,377
Investments	—	—	—	(183)
Change in operating assets and liabilities:
(Increase) in trade receivables	(5,535)	(16,528)	(4,358)	(6,823)
(Increase) in prepaid expenses and other current assets	(1,290)	(716)	(1,947)	(2,372)
Increase (decrease) in accounts payable	(3,395)	6,512	(697)	(1,498)
Increase (decrease) in accrued expenses	(354)	2,950	13,645	9,423
Increase (decrease) in deferred compensation	(17,046)	15,408	38,165	8,136
Increase (decrease) in deferred revenue	390	(142)	(1,138)	49
Increase (decrease) in deferred rent	248	(3,478)	(1,181)	(260)
Purchase of trading securities related to deferred compensation plan	(235)	(1,650)	(436)	(58)
Change in other assets and liabilities, net	1,357	521	—	—

Net cash flow from operating activities	190,055	33,741	63,388	117,743

Cash flows from investing activities:
Purchase of property and equipment	(9,108)	(1,951)	(6,625)	(10,678)
Proceeds from sale of property and equipment	62	22	45	21
Purchase of investment	—	—	(2,000)	—
Proceeds from sale of subsidiaries	7,900	—	554,968	3,589
Proceeds from sale of investments	—	—	—	—
Fees associated with sale of subsidiaries	—	—	(7,093)	(329)

Net cash provided by (used for) investing activities	(1,146)	(1,929)	539,295	(7,397)

Cash flows from financing activities:
Dividends paid to predecessor investors	—	—	(598,321)	(90,000)
Transactions with Parent, net	(188,996)	(75,392)	—	—

Net cash used for financing activities	(188,996)	(75,392)	(598,321)	(90,000)

(Decrease) increase in cash and cash equivalents	(87)	(43,580)	4,362	20,346

Balance of cash and cash equivalents at beginning of year	187	43,767	39,405	19,059

Balance of cash and cash equivalents at end of year	$100	$187	$43,767	$39,405

Supplemental non-cash information:
Purchases of property, plant and equipment in accrued liabilities and accounts payables	$961	$1,241	$125	$2,422
Proceeds from sale of Apartments.com paid by escrow agent directly to Predecessor owners	$21,400	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

Cars.com, LLC

(SUCCESSOR) STATEMENTS OF EQUITY/(PREDECESSOR) CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

In thousands of dollars

	Common Units				Treasury Units				Additional Paid-In Capital	Accumulated Deficit	Total
	Class A		Class B		Class A		Class B
Predecessor	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at, Dec. 31, 2012	184,873	$1,848	1,579	$16	(5,710)	$—	(1,579)	$(2,416)	$231,960	$(140,072)	$91,336

Net income									—	104,690	104,690
Dividends paid to investors									(90,000)	—	(90,000)

Balance at Dec. 31, 2013	184,873	$1,848	1,579	$16	(5,710)	$—	(1,579)	$(2,416)	$141,960	$(35,382)	$106,026

Net income									—	575,378	575,378
Dividends paid to investors									(44,753)	(553,568)	(598,321)

Balance at Oct. 1, 2014	184,873	$1,848	1,579	$16	(5,710)	$—	(1,579)	$(2,416)	$97,207	$(13,572)	$83,083

Successor	Parent’s Investment, net
Balance at Oct. 1, 2014	$2,394,851

Net income	16,218
Transactions with Parent, net	(75,392)

Balance at Dec. 31, 2014	2,335,677

Net income	157,838
Transactions with Parent, net	(188,996)

Balance at Dec. 31, 2015	$2,304,519

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

NOTE 1

Description of business and basis of presentation

Description of Business.    Cars.com, LLC (“Cars.com”, “our”, “us”, “we”) is a Delaware limited liability company and wholly owned subsidiary of TEGNA Inc. (“TEGNA” or the “Parent”). On October 1, 2014, TEGNA acquired the remaining 73% of equity interests in Classified Ventures, LLC (subsequently renamed Cars.com, LLC) that it did not previously own for $1.8 billion in cash. The accompanying financial statements contain activity for the acquired business (the “Successor”) and reflect the application of push down accounting. Successor financial statements are as of December 31, 2015 and December 31, 2014 and for the year ended December 31, 2015 and for the period October 1, 2014 to December 31, 2014. The consolidated financial statements for the period January 1, 2014 to October 1, 2014 and the year ended 2013 include the historic accounts of Cars.com under the previous ownership of Classified Ventures, LLC (the “Predecessor”).

We are a leading online destination for automotive consumers offering credible, objective information about car shopping, selling and servicing. We leverage our consumer audience to help automotive dealers and marketers more effectively reach car buyers and sellers, as well as those looking for trusted service providers. We have approximately 37 million monthly visits to our web properties. Cars.com generates revenue through online subscription advertising products targeting car dealerships through our direct sales force as well as our affiliate sales channels. We also generate revenue through the sale of display advertising to national advertisers. Our website hosts approximately 4.5 million vehicle listings at any given time and serves approximately 20,000 franchise and independent car dealers in all 50 states.

Basis of Presentation—Successor.    Historically, TEGNA has not disclosed separate financial statements for Cars.com. The accompanying financial statements are derived from the historical accounting records of TEGNA and present our financial position, results of operations and cash flows as of and for the successor periods presented as if we were a separate entity. These financial statements are presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

Since the Parent’s acquisition of Cars.com in 2014, we have primarily operated as a standalone entity within TEGNA’s broader corporate organization. The historical financial statements include allocations of certain TEGNA corporate expenses. Such costs primarily include insurance, severance costs, and other general corporate overhead expenses and were allocated based on either the actual costs incurred, or Cars.com headcount relative to our Parent’s consolidated headcount. Since we operated primarily as a standalone entity, the historical allocated corporate costs were approximately $2.4 million and $1.4 million during the three months ended December 31, 2014 and year ended December 31, 2015, respectively. Our management believes that such allocations are reasonable. These allocated expenses relate to the various services that have historically been provided to Cars.com by our Parent. However, such expenses may not be indicative of the actual level of expense that would have been incurred by Cars.com if we had operated as an independent, publicly-traded company or the costs expected to be incurred in the future.

All of our internal intercompany accounts have been eliminated. All significant intercompany transactions between either (i) us and Parent or (ii) us and Parent affiliates have been included within the financial statements and are considered to be effectively settled through equity contributions or distributions at the time the transactions were recorded. The accumulated net effect of intercompany transactions between either (i) us and Parent or (ii) us and Parent affiliates are included in “Parent’s investment, net.” The total net effect of these intercompany transactions is reflected in the Statements of Cash Flows as financing activities. Our financial statements reflect the acquisition of the predecessor that occurred on October 1, 2014, which was accounted for as a business combination.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the October 1, 2014 acquisition date (in thousands):

Cash and cash equivalents	$43,767
Receivables and other current assets	108,577
Property and equipment	17,399
Indefinite-lived intangible assets	872,320
Definite-lived intangible assets:
Customer relationships	789,540
Internally developed technology	69,500
Other	2,860
Investments and other noncurrent assets	13,747
Goodwill(1)	703,228

Total assets acquired	2,620,938

Current liabilities	106,924
Other noncurrent liabilities(2)	119,163

Total liabilities assumed	226,087

Net assets acquired	2,394,851

Less: acquisition date fair value of Parent’s previous 26.9% equity interest(3)	563,757

Parent acquisition purchase price	$1,831,094

(1)	Goodwill recognized is attributable primarily to future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships.
(2)	Other noncurrent liabilities primarily consist of the unfavorable contract liability established during purchase accounting. This liability is being amortized into revenue on a straight line basis over five years.
(3)	Of our Parent’s previous 26.9% equity interest in Classified Ventures, LLC, 3.3% was acquired as part of our Parent’s acquisition of Belo Corp. in 2013.

Basis of Presentation—Predecessor.    The accompanying consolidated financial statements for the Predecessor have been prepared in accordance with U.S. GAAP. The Predecessor financial statements represent the historical results of operations and historical cost basis of the assets and liabilities of Classified Ventures, LLC that comprise the business acquired. These Predecessor financial statements have been prepared to demonstrate the historical results of operations, financial position, and cash flows for the indicated periods under Classified Ventures, LLC’s management that were acquired by TEGNA. All intercompany balances and transactions have been eliminated. Black lines have been drawn to separate the Successor’s financial information from that of the Predecessor.

NOTE 2

Summary of significant accounting policies

Revenue Recognition.    Revenue is recognized when persuasive evidence of an arrangement exists, performance under the contract has begun, the contract price is fixed or determinable and collectability of the related fee is reasonably assured. Revenue is generated through our direct sales force (retail revenue) or affiliate sales channels (wholesale revenue).

Our primary source of retail and wholesale revenue is through the sale of online subscription advertising products to car dealerships. Our base subscription package provides the car dealership’s available inventory on our Cars.com website. The base subscription contract is generally a fixed price arrangement with a one year term and is automatically renewed unless cancelled by the dealership. We also offer customers several add-on products to the base subscription package. These add-on products are not sold separately from the base subscription package and, therefore, are not separate units of accounting as they do not have value on a standalone basis. Accordingly, the base subscription package and any purchased add-on products are combined as a single unit of accounting and revenues are recognized on a straight-line basis over the contract term as the service is provided to our customers.

Wholesale revenue is earned through affiliation agreements with the Predecessor owners that sell our subscription advertising products to car dealerships. Predecessor owners are assigned certain sales territories to sell our products, and we charge our Predecessor owners a wholesale fee. In situations where our direct sales force sells our products to car dealerships in an affiliate’s territory, we pay our Predecessor owners a revenue share which is classified as “Affiliate revenue share” on our statements of income.

In addition, we also earn retail revenue though the sale of banner advertising on our websites to national advertisers, pursuant to fixed fee or transaction based contracts, which are billed for impressions delivered or click-throughs on their advertisements. An impression is the display of an advertisement to an end-user on the website and is a measure of volume. A click-through occurs when an end-user clicks on an impression. Revenue is recognized evenly over the contract term (generally three to six months) for fixed fee contracts where a minimum number of impressions or click-throughs is not guaranteed. Revenue is recognized as the impressions or click-throughs are delivered for transaction based contracts. If the impressions or click-throughs delivered are less than the amount billed, the difference is recorded as deferred revenue and recognized as earned.

Reportable Segments.    We operate one reportable segment that generates revenue through two categories: (i) Retail and (ii) Wholesale. Revenues for each of those major categories of services are presented on the face of the statements of income. We did not have any one customer that generated greater than 10% of total revenues in 2015, 2014 or 2013. All revenues were generated within the U.S. and all long-lived assets are also located in the U.S.

Use of Estimates.    We have prepared the financial statements in accordance with U.S. GAAP. In doing so, we are required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. Significant estimates include, but are not limited to, evaluation of goodwill and other intangible assets for impairment, allowance for uncollectible accounts receivable, useful lives of definite-lived assets, accrued expenses, commitments and contingencies.

Trade receivables and allowances for doubtful accounts.    Trade receivables are recorded at invoiced amounts and generally do not bear interest. The allowance for doubtful accounts reflects our estimate of credit exposure, determined principally on the basis of our collection experience, aging of our receivables and any specific reserves needed for certain customers based on their credit risk. Successor bad debt expense, which was included in marketing and sales in our statement of income, in 2015 and the three months ended December 31, 2014 was $2.5 million and $0.9 million, respectively, and approximated write-offs of trade receivables during each respective period. Predecessor bad debt expense, which was included in marketing and sales expense, for the nine months ended October 1, 2014 and in 2013 was $1.7 million and $1.8 million, respectively, and approximated write-offs of trade receivables during each respective period.

Marketable Securities Held in Trust.    Our marketable securities held in trust relate to the long-term incentive plan (see Note 5) and are classified as trading securities, with unrealized gains and losses included in the statements of income. At December 31, 2015, such marketable securities totaled approximately $3.4 million and at December 31, 2014, they totaled approximately $7.2 million. Marketable securities that are expected to be sold within the next twelve months are recorded in prepaid and other current assets, with the remainder recorded in investments and other assets on the balance sheet. Successor gains on trading securities in 2015 and the three months ended December 31, 2014 were $0.1 million and $0.3 million, respectively. There were no predecessor gains/losses for the nine months ended October 1, 2014. Predecessor gains in 2013 were $1.9 million.

Equity and Cost Method Investments.    Investments where we have the ability to exercise significant influence but do not control are accounted for under the equity method of accounting. Significant influence typically exists when we own between 20% and 50% of the voting interests in a corporation, own more than a minimal investment in a limited liability company, or hold substantial management rights in the investee. Investments in non-marketable equity securities are recorded using the cost method or the equity method of accounting, depending on the facts and circumstances of each investment. Non-marketable investments in preferred shares that do not meet criteria of in-substance common stock are accounted for at cost. Our non-marketable investments recorded within investments and other assets on the balance sheet as of December 31, 2015 and December 31, 2014 were $7.0 million.

On at least an annual basis we assess our investments to determine whether any events have occurred, or circumstances have changed, which might have a significant adverse effect on their fair value and which may be indicative of impairment. There were no impairments recorded for the periods presented in the statements of income.

Property and Equipment.    Property and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives as follows:

Computer software and hardware	3-7 years
Furniture and fixtures	4-10 years
Leasehold improvements	shorter of lease term or estimated useful life

Successor depreciation expense in 2015 and for the three months ended December 31, 2014 was $8.2 million and $2.1 million, respectively. Predecessor depreciation expense for the nine months ended October 1, 2014 and in 2013 was $7.0 million and $8.7 million, respectively.

Normal repairs and maintenance are expensed as incurred. The costs and related accumulated depreciation of assets sold or disposed of are removed from the balance sheet and any resulting gain or loss is included in the statement of operations.

Goodwill and other intangible assets.    Goodwill represents the excess of acquisition cost over the fair value of assets acquired, including identifiable intangible assets, net of liabilities assumed. At December 31, 2015 and 2014, we had $703 million of goodwill, which resulted from our Parent’s acquisition of Cars.com.

Goodwill is tested for impairment on an annual basis (first day of our fourth quarter) or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Our goodwill is tested for impairment at a level referred to as the reporting unit. To determine the reporting unit, we are required to evaluate whether the operations below the business segment level constitute a business for which discrete financial information is available and segment management regularly reviews the operating results. We have determined that Cars.com operates as a single reporting unit.

Before performing the annual two-step goodwill impairment test, we first have the option to perform a qualitative assessment to determine if the two-step quantitative test must be completed. The qualitative assessment considers events and circumstances such as macroeconomic conditions, industry and market conditions, cost factors and overall financial performance, as well as company specifications. If after performing this assessment, we conclude it is more likely than not that the fair value of the reporting unit is less than its carrying amount, then we are required to perform the two-step quantitative test. Otherwise, the two-step quantitative test is not required. We elected to not perform the optional qualitative assessment of goodwill; instead, we performed the quantitative impairment test.

When performing the first step of the quantitative test, we determine the fair value of the reporting unit and compare it to the carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, we perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired. In the second step of the impairment test, we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we must recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill.

We estimate reporting unit fair value using a combination of a market-based valuation methodology using comparable public company trading values, and income approach using the discounted cash flow (“DCF”) analysis. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples. The cash flows employed in the DCF analysis are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions and recent operating performance. The discount rates utilized in the DCF analysis are based on the reporting unit’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of our reporting unit. The results of the tests indicated that the estimated fair values of our reporting unit exceeded the carrying value and thus no impairment existed for all periods presented.

In connection with our acquisition by Parent, we have an intangible asset with an indefinite life associated with our Cars.com trade name. Intangible assets with indefinite lives are tested annually, or more often if circumstances dictate, for impairment and written down to fair value as required. The estimates of fair value is determined using the “relief from royalty” methodology, which is a variation of the income approach. The discount rate assumption is based on an assessment of the risk inherent in the projected future cash flows generated by the trade name intangible asset. The results of our 2015 annual impairment test of the indefinite lived intangible asset indicated the fair value exceeded its carrying value, and therefore, no impairment charge was recorded.

Amortizing intangible assets are amortized on a straight-line basis over the estimated useful lives as follows:

Customer relationships	5-14 years
Non-compete agreements	5 years
Internally developed technology	7 years

Valuation of long-lived assets.    We review the carrying amount of long-lived assets (mostly property and equipment and definite-lived intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Once an indicator of potential impairment has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of projected undiscounted future cash flows against the carrying amount of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset group would be deemed to be potentially impaired. The impairment, if any, would be measured based on the amount by which the carrying amount exceeds the fair value. Fair value is determined primarily using the projected future cash flows, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost to dispose. No impairment losses were recognized for the periods presented in the statements of income.

Website and Product Development Costs.    For development costs related to our internal-use software we capitalize costs incurred on certain significant projects during the application development stage and expense costs as incurred related to preliminary project activities and post-implementation activities. We cease capitalization of development costs and commence amortization once the asset is substantially complete and ready for its intended use. Successor capitalized software costs in 2015 and the three months ended December 31, 2014 were $1.3 million and $0.5 million, respectively. There were no Predecessor capitalized software costs for during the nine months ended October 1, 2014, or the year ended December 31, 2013. Capitalized costs are included in property and equipment on the balance sheet. Research and development costs are charged to expense as incurred.

Advertising Costs.    We expense all advertising costs as they are incurred. Successor advertising expense in 2015 and the three months ended December 31, 2014 was $96.0 million and $27.4 million, respectively. Predecessor advertising expense for the nine months ended October 1, 2014 and in 2013 was $70.0 million and $87.6 million, respectively. Advertising costs are included in marketing and sales in the accompanying statements of income.

Income taxes.    The determination of whether taxes should be presented in a limited liability company’s (“LLC”) financial statements is dependent on whether tax law considers the entity to be a flow-through entity. Cars.com, LLC and Classified Ventures, LLC are both multi-member LLCs that are considered to be partnerships for U.S. income tax purposes, are generally not subject to federal, state or local income taxes and are therefore considered flow-through entities. Accordingly, no income taxes have been recognized in the financial statements.

Fair Value of Financial Instruments.    Our financial instruments include marketable securities held at fair value. Financial instruments also include accounts receivable, accounts payable and accrued liabilities. The carrying values of these instruments approximate their fair value.

New accounting pronouncements not yet adopted.    In May 2014, the FASB issued a new standard related to revenue recognition. Under the new standard, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. We will adopt the standard no later than January 1, 2018 (companies are permitted to early adopt the standard in the first quarter of 2017). We are currently assessing the effect it is expected to have on our financial statements and related disclosures.

In January 2016, the FASB issued new guidance that amended several elements surrounding the recognition and measurement of financial instruments. The new guidance requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation) to be measured at fair value with changes in fair value recognized in Net income. We are currently evaluating the effect this new guidance will have on our financial statements and related disclosures.

In February 2016, the FASB issued new guidance related to leases which will require lessees to recognize assets and liabilities on the balance sheet for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current U.S. GAAP—which requires only capital leases to be recognized on the balance sheet—the new guidance will require both types of leases to be recognized on the balance sheet. The new guidance is effective for us beginning in the first quarter of 2019 and will be adopted using a modified retrospective approach. We are currently evaluating the effect it is expected to have on our financial statements and related disclosures.

In June 2016, the FASB issued new guidance related to the measurement of credit losses on financial instruments. The new guidance changes the way credit losses on accounts receivable are estimated. Under current U.S. GAAP, credit losses on trade accounts receivable are recognized once it is probable that such losses will occur. Under the new guidance, we will be required to estimate credit losses based on the expected amount of future collections which may result in earlier recognition of allowance for doubtful accounts. The new guidance is effective for public companies beginning in the first quarter of 2020 and will be adopted using a modified retrospective approach. We are currently evaluating the effect this new guidance will have on our financial statements and related disclosures.

NOTE 3

Goodwill and other intangible assets

The following table displays goodwill and amortizable intangible assets at December 31, 2015 and December 31, 2014 (in thousands):

	Gross	Accumulated Amortization	Net
Dec. 31, 2015
Goodwill	$703,228	$—	$703,228
Indefinite-lived intangibles:
Trade name	872,320	—	872,320
Amortizable intangible assets:
Customer relationships	789,540	(77,696)	711,844
Developed software	69,500	(12,411)	57,089
Non-compete agreements	2,860	(715)	2,145

Total	$2,437,448	$(90,822)	$2,346,626

Dec. 31, 2014
Goodwill	$703,228	$—	$703,228
Indefinite-lived intangibles:
Trade name	872,320	—	872,320
Amortizable intangible assets:
Customer relationships	789,540	(15,539)	774,001
Developed software	69,500	(2,482)	67,018
Non-compete agreements	2,860	(143)	2,717

Total	$2,437,448	$(18,164)	$2,419,284

Successor amortization expense was $72.7 million in 2015 and $18.2 million for the three months ended Dec 31, 2014. No intangible asset amortization expense was incurred during the Predecessor periods presented. Customer relationships, internally developed software and non-compete agreements are amortized on a straight-line basis over their useful lives.

The following table shows the projected annual amortization expense, as of December 31, 2015, related to our existing amortizable intangible assets (in thousands):

2016	$72,658
2017	$72,658
2018	$72,658
2019	$73,314
2020	$75,285

NOTE 4

Investments

In November 2012, we invested $5.0 million in RepairPal, Inc. (“RepairPal”), an online marketplace offering consumers a price estimator for car repairs and an ability to research repair shop reviews, for preferred stock, initially convertible into an equal number of shares of common stock. Each share of preferred stock carries a number of votes equal to the number of shares of common stock, has a substantive liquidation preference and is not actively traded. In March 2014, we invested an additional $2.0 million in RepairPal, increasing the total investment to $7.0 million. Our ownership interest in RepairPal was 22% as of December 31, 2015.

We account for our investment in RepairPal under the cost method. While we believe that we have the ability to exercise significant influence, it has been determined that our investment is not substantially similar to common stock on the acquisition date because it has a substantive liquidation preference over RepairPal’s common stock. This factor precludes us from accounting for the investment under the equity method.

The aggregate carrying amount of the investment as of December 31, 2015 and December 31, 2014 was $7.0 million. No events or circumstances occurred that required us to estimate the fair value of the investment.

NOTE 5

Long-term incentive plan

In June 2001, we established a long-term incentive plan (“LTIP”). Under the plan, at our discretion, we may designate employees to participate and may make annual cash contributions to the participants’ account. The contributions are invested at the participant’s direction among investment options including mutual funds and fixed income funds. In 2015 and three months ended December 31, 2014, the Successor contributed $0.2 million and $1.7 million, respectively. In the nine months ended October 1, 2014 and in 2013, the Predecessor contributed $0.6 million and $0.5 million, respectively. The total amount contributed by us is marked to market quarterly and any unrealized gains (losses) are recognized through the income statement.

The amounts contributed to participants’ accounts vest over a three-year period. One-third of the amount contributed in a plan year (and any increases or decreases in the account as a result of income, gains, losses or costs allocated to the account) vests and is payable on February 15 of each of the three succeeding plan years after the plan year in which the contribution was made. Once a portion of an award vests, it is either deferred for one year or paid to the participant. This initial deferral election is made by the participant prior to the plan year for which the award was issued. One year following the vesting date, that same portion of the deferred award is either deferred for five years or paid to the participant. This subsequent deferral election is made no later than December 31 of the plan year prior to the plan year for which the award was issued. If a participant is involuntarily terminated other than for cause as defined by the plan, the participant’s account becomes 100% vested and distributed. If a participant resigns, the vested portion of the participant’s account is distributed and the unvested portion is forfeited. The forfeited funds are retained within the LTIP investment account and used to offset future contributions. The amount of funds forfeited under the Successor in both 2015 and the three months ended December 31, 2014 was $0.1 million. The amount of funds forfeited under the Predecessor in the nine months ended October 1, 2014 and in 2013 was also $0.1 million.

Under this plan, deferred Successor compensation expense for 2015 and the three months ended December 31, 2014 was $1.3 million and $0.1 million, respectively. Predecessor compensation expense for the nine months ended October 1, 2014 and in 2013, was $0.6 million and $1.1 million, respectively. The deferred compensation liability as of December 31, 2015 and December 31, 2014 was $2.7 million and $7.3 million, respectively. Deferred compensation liabilities that will be settled within the next twelve months are recorded in accrued compensation, with the remainder recorded in deferred incentive plans, less current portion, on the balance sheet.

NOTE 6

Fair value measurement

We measure and record certain assets at fair value in the accompanying financial statements. U.S. GAAP establishes a fair value hierarchy for those instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and our own assumptions (unobservable inputs). The hierarchy consists of three levels:

Level 1—	Quoted market prices in active markets for identical assets or liabilities;

Level 2—	Inputs other than Level 1 inputs that are either directly or indirectly observable; and

Level 3—	Unobservable inputs developed using our own estimates and assumptions, which reflect those that a market participant would use.

Financial assets that are carried at fair value on a recurring basis in the balance sheet consist of marketable securities held as LTIP investments.

The following table presents the LTIP investments carried at fair value as of December 31, 2015 and December 31, 2014, by category on the balance sheet in accordance with the valuation hierarchy defined above (in thousands):

Fair value measurement as of Dec. 31, 2015
	Level 1	Level 2	Level 3	Total
Assets:
Mutual funds	$2,620	$—	$—	$2,620

Total	$2,620	$—	$—	$2,620

Investments valued using the net asset value as practical expedient:
Fixed income fund				$812

Total investments at fair value				$3,432

Fair value measurement as of Dec. 31, 2014
	Level 1	Level 2	Level 3	Total
Assets:
Mutual funds	$6,503	$—	$—	$6,503

Total	$6,503	$—	$—	$6,503

Investments valued using the net asset value as practical expedient:
Fixed income fund				$687

Total investments at fair value				$7,190

Fair value for mutual funds is measured using quoted market prices at the reporting date multiplied by the quantity held. Our fixed income fund investment consists of a commingled fund for which quoted market prices are not available. The fair value of the investment represents the net asset value as provided by the trustee. Management performs its own pricing diligence by reviewing the net asset value and by obtaining audited financial statements from the trustee.

In addition to the financial instruments listed in the table above, we hold other financial instruments, including cash and cash equivalents, receivables and accounts payable. The carrying amounts for these balances approximated their fair values.

NOTE 7

Other accrued liabilities

Our other accrued liabilities consisted of the following as of December 31, 2015 and December 31, 2014 (in thousands):

	Dec. 31, 2015	Dec. 31, 2014
Unfavorable contracts liability, current portion	$25,200	$25,200
Escrow liability	—	21,400
Marketing expenses	11,673	10,030
Other	10,309	13,463

Total	$47,182	$70,093

NOTE 8

Share appreciation rights plan

Effective as of January 1, 2012, we established a Share Appreciation Rights Plan (the “Plan”). The Plan is intended to motivate certain key employees to maximize their contributions to our long-term success and to encourage them to remain in our employment through awards of stock appreciation rights. We may, at our discretion, designate key employees to participate in the plan. Eligible participants will receive a number of stock appreciation rights annually that entitle the employee to receive the appreciation in the fair market value of a share from the date of grant up to a specified date or dates plus an amount equal to the distributions per share. Awards granted in a given year vest to the participant over a three-year period. Benefits paid under the Plan are made in cash, not common stock, at the end of the three-year vesting period from the original grant date. Expenses related to the Plan have been recorded in accordance with the accounting standards for share based payments. Due to the cash settlement at the end of the performance period, the awards are classified as a liability and are remeasured each reporting period at fair value.

Upon the settlement of vested rights, the participant receives a lump sum cash payment in an amount equal to (i) the value of a common unit as of the date of settlement, plus any dividend distributions per unit less (ii) the grant price value of a common unit on the grant date.

Successor Period Activity.    In 2015, the Successor granted 0.4 million of stock appreciation rights to eligible participants with a base price of $12.00. The base price was determined with the assistance of a third party valuation analysis which based the company value on the combination of income and market approaches. No stock appreciation rights were awarded in the three months ended December 31, 2014.

A summary of Successor stock appreciation rights activity is presented below (amounts in thousands except for average price and remaining term):

2015 Successor Activity	Rights/ Units	Weighted Avg. Grant Price	Remaining Avg. Contract Terms	Aggregate Intrinsic Value
Rights outstanding as of December 31, 2014	5,522	$4.71
Granted[1]	386	12.00
Settled	(2,116)	4.19
Canceled	—	—

Rights outstanding as of December 31, 2015	3,792	$5.74	0.2	$25,868

Rights vested as of December 31, 2015	3,534	$5.28	0.1	$25,580

(1)	The grant date fair value of stock appreciation rights granted in 2015 was $3.59.

2014 Successor Activity	Rights/ Units	Weighted Avg. Grant Price	Remaining Avg. Contract Terms	Aggregate Intrinsic Value
Rights outstanding as of October 1, 2014	5,522	$4.71
Granted	—	—
Settled	—	—
Canceled	—	—

Rights outstanding as of December 31, 2014	5,522	$4.71	—	$43,795

Rights vested as of December 31, 2014	5,522	$4.71	—	$43,795

We measure the fair value of awards issued under the Plan by the Successor using the Black-Scholes pricing model. Significant estimates used in the Black-Scholes pricing model include the: risk free interest rate, dividend yield, volatility, and expected life. Each assumption is discussed below.

Risk-free interest rate—We base the risk-free interest rate on the yield to maturity at the time of the award on corresponding U.S. government bonds having a remaining life that approximate the award’s expected life.

Expected dividend—The dividend assumption is based on our expectations about our dividend policy on the date of grant.

Expected volatility—The fair value of stock-based awards reflects volatility factors calculated using historical market data of comparable companies.

Expected life—The expected term represents the period that our stock-based awards are expected to be outstanding.

The following assumptions were used to estimate the fair value of the 2015 stock appreciation right awards:

Assumption	Value
Risk-free interest rate	1.09%
Expected dividend	—%
Expected volatility	42.50%
Expected life	3

Successor stock appreciation rights expense in 2015 was $0.1 million. As part of the business combination described in Note 1, we recorded $15 million of SAR expense due to the acceleration of the vesting of stock appreciation rights during the three months ended December 31, 2014. Stock appreciation rights expense is recorded within general and administrative expenses on the Statement of Income. No stock appreciation rights expense was capitalized as part of an asset. Deferred compensation liability related to the Plan as of December 31, 2015 and December 31, 2014 was $25.9 million and $44.4 million, respectively, including $16.7 million and $18.6 million in accrued liabilities.

The aggregate intrinsic value, which includes a dividend component, related to stock appreciation rights settled through cash payments in 2015 was $18.6 million. The aggregate fair value of stock appreciation rights vested during 2015 was $469 thousand.

Total unrecognized compensation cost related to nonvested rights, which includes a dividend component, as of December 31, 2015 was $0.3 million and will be recognized in 2016 and 2017. The remaining stock appreciation rights obligation of $25.9 million, inclusive of a tax component of $0.4 million, will be paid in 2016, 2017, and 2018 in the amounts of $16.7 million, $9.1 million, and $.1 million, respectively.

Predecessor Period Activity.    In the nine months ended October 1, 2014 and in 2013, the Predecessor awarded 1.4 million and 2.6 million of stock appreciation rights, respectively, to eligible participants with a base price of $5.84 and $4.48 per right, respectively. The 2014 price was determined by considering the price obtained for the sale of Apartments.com and the sale of the remaining interest of Cars.com to the Parent. The 2013 price was determined with the assistance of a third party valuation analysis which based the company value on the combination of income and market approaches.

In April 2014, as a result of the Apartments.com sale, the vesting of the rights was accelerated per a board of directors’ resolution and they were immediately settled. The stock appreciation rights settlement was made in April 2014 to active Apartments.com participants.

On October 1, 2014, as a result of the sale of Cars.com to TEGNA, the vesting of the non-vested rights was accelerated and became immediately vested. The cash settlement of these stock appreciation rights was fixed as of October 1, 2014 at an amount equal to $25.8 million and will be paid in January of each year following the initial three year vesting period following the sale.

A summary of Predecessor stock appreciation rights activity is presented below (amounts in thousands except for average price and remaining term):

2014 Predecessor Activity	Rights/ Units	Weighted Avg. Grant Price	Remaining Avg. Contract Terms	Aggregate Intrinsic Value
Rights outstanding as of December 31, 2013	5,102	$4.33
Granted	1,388	5.84
Settled	(961)	4.32
Canceled	(7)	4.48

Rights outstanding as of October 1, 2014	5,522	$4.71	—	$43,795

Rights vested as of October 1, 2014	5,522	$4.71	—	$43,795

2013 Predecessor Activity	Rights/ Units	Weighted Avg. Grant Price	Remaining Avg. Contract Terms	Aggregate Intrinsic Value
Rights outstanding as of December 31, 2012	2,910	$4.19
Granted	2,576	4.48
Settled	—	—
Canceled	(384)	4.32

Rights outstanding as of December 31, 2013	5,102	$4.33	1.5	$9,826

Rights vested as of December 31, 2013	2,649	$4.28	1.5	$5,338

During the Predecessor period we measured the cost associated with awards issued under the Plan using a graded vesting intrinsic value method, which includes a price increase in market value and a dividend component. Under this method, the cost of services related to the Plan reflects changes in the our common unit price and the relative vesting period of rights.

Predecessor stock appreciation rights expense for the nine months ended October 1, 2014, and in 2013 was $42.3 million and $5.3 million, respectively. The increase of stock appreciation rights expense in the nine months ended October 1, 2014 was as a result of adjusting the rights to fair value and the acceleration of the vesting of stock appreciation rights due to the sale transactions. Stock appreciation rights expense is recorded within general and administrative expenses on the Statement of Income. No stock appreciation rights expense was capitalized as part of an asset.

The following table summarizes the aggregate intrinsic value, which includes a dividend component, related to stock appreciation rights settled during the nine months ended October 1, 2014 and 2013 (in thousands):

	2014	2013
Intrinsic value of stock appreciation rights settled	$3,787	—

Settlements of stock appreciation right liabilities resulted in cash payments in the nine months ended October 1, 2014 of $3.8 million. No cash payments for stock appreciation right liabilities were made in 2013.

NOTE 9

Retirement plans

All our employees are eligible to participate in our principal defined contribution plan. Participants are eligible on the first day of the quarter following the date of hire after one month of service and are allowed to make tax-deferred contributions up to 100% of annual compensation, subject to limitations specified by the Internal Revenue Code.

Our company match is 100% of the employee’s contribution up to 3% of the employee’s salary, and thereafter 50% of the employee’s contribution, until the employee’s contributions reach 5% of the employee’s salary. All contributions are immediately fully vested. Successor compensation expense related to the 401(k) in 2015 and for the three months ended December 31, 2014 was $3.8 million and $0.8 million, respectively. Predecessor 401(k) compensation expense for the nine months ended October 1, 2014 and in 2013 was $2.7 million and $3.0 million, respectively.

NOTE 10

Commitments, contingent liabilities and other matters

Litigation.    We are defendants from time to time in judicial and administrative proceedings involving matters incidental to our business. We do not believe that any material liability will be imposed as a result of these matters.

Operating leases.    We are obligated as lessee under certain non-cancelable operating leases for office space, and are also obligated to pay insurance, maintenance and other executory costs associated with the leases. Successor rental expense in 2015 and the three months ended December 31, 2014 was $6.4 million and $1.5 million, respectively. Predecessor rental expense for the nine months ended October 1, 2014 and in 2013 was $5.3 million and $6.8 million, respectively.

Future minimum operating lease payments as of December 31, 2015 are as follows (in thousands):

2016	$6,974
2017	5,671
2018	1,866
2019	1,044
2020 and thereafter	—

Total	$15,555

Also see Note 13—subsequent events.

NOTE 11

Related party transactions

The following is a discussion of our relationship with Parent, the services provided by both parties and how transactions with Parent and Parent affiliates have been accounted for in the financial statements. In addition, we summarize commercial transactions during the Predecessor periods with the former owners of Classified Ventures, LLC.

Revenue.    Revenue earned from a commercial agreement with our Parent for the year ended December 31, 2015 and the three months ended December 31, 2014 was $7.7 million and $1.9 million, respectively.

Predecessor net revenue generated from our previous owners is presented within wholesale revenue on our consolidated statements of income during the nine months ended October 1, 2014 and in 2013 was $69.7 million and $83.1 million, respectively.

Equity.    Equity in the Successor Balance Sheets represents the accumulated balance of transactions between us and Parent, our paid-in-capital, and Parent’s interest in our cumulative retained earnings, and are presented within “Parent’s investment, net”. The amounts comprising the accumulated balance of transactions between us and Parent and Parent affiliates include (i) the cumulative net assets attributed to us by Parent and

Parent affiliates and (ii) the cumulative net advances to Parent representing our cumulative funds swept (net of funding provided by Parent and Parent affiliates to us) as part of the centralized cash management program described further below.

Centralized cash management.    Our Parent utilizes a centralized approach to cash management and the financing of its operations, providing funds to its entities as needed. These transactions are recorded in “Parent’s investment, net” when advanced. Accordingly, none of Parent cash and cash equivalents have been assigned to us in the Financial Statements. Cash and cash equivalents in our Balance Sheets represent cash held locally by us.

NOTE 12

Discontinued operations

In April 2014, the net assets of Apartments.com, a wholly owned subsidiary of the Predecessor, were sold to a third party for a purchase price of $585.0 million. This consisted of a $555.7 million immediate payment and a $29.3 million escrow was paid by the buyer in April 2015. The escrow amount was included within other receivables on the balance sheet prior to its settlement in 2015. The other previous owners of the Predecessor were entitled to approximately $21.4 million of the escrow amount. A liability for this amount was included in accrued liabilities—other prior to its settlement in 2015. Subsequent to the sale, the Predecessor had no significant involvement in the Apartments.com business other than a limited transition services agreement for the remainder of 2014. Under this agreement, the Predecessor provided legal, facilities, technology, office space and accounting to the buyer. As a result of the sale, the financial results for Apartments.com are included in discontinued operations. Results of the Apartments discontinued operations for the nine months ended October 1, 2014 and in 2013 are summarized as follows (in thousands):

	Jan. 1 – Oct. 1, 2014	Year ended Dec. 31, 2013
Net revenue	$20,835	$78,542
Net revenue Affiliate Investor	1,570	7,325
Total operating expenses	16,792	52,922
Gain on sale of Apartments.com	563,388	—

Income from Discontinued Operations	$569,001	$32,945

On February 4, 2013, the net assets of HomeGain, Inc. were sold by the Predecessor to a third party for $4.0 million, consisting of a $3.6 million cash payment at closing and a $0.4 million note paid by the buyer in 2014. Results of HomeGain, Inc.’s discontinued operations in 2013 were $2.5 million, which consisted of a gain on sale of $3.5 million and operating losses of approximately $1.0 million.

NOTE 13

Subsequent events

There were no known events occurring after the balance sheet date and up until the date of the issuance of these financial statements that would materially affect the information presented herein. We evaluated subsequent events through September 7, 2016, the date of the issuance of these financial statements.

In May 2016, we entered into a new lease of a building in Chicago, Illinois. The term of the lease commences in July 2017 and extends through June 2031. Monthly rental payments under the lease escalate by 2.5% each year throughout the lease. Minimum payments throughout the life of the lease are $57.7 million.

On August 1, 2016, our Parent acquired 100% of DMR Holdings, Inc. (“DealerRater”), a leading automotive dealer review website. The financial results of DealerRater will be combined into our Cars.com business. We expect that the addition of DealerRater will further strengthen our position as a leader in online automotive reviews.